Exhibit 4.1

NOVELIS SHEET INGOT GMBH

3.375% SENIOR NOTES DUE 2029

INDENTURE

Dated as of March 31, 2021

DEUTSCHE TRUSTEE COMPANY LIMITED,

as Trustee

DEUTSCHE BANK AG, LONDON BRANCH

as Principal Paying Agent and Transfer Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Registrar

i

EXHIBITS

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF CERTIFICATE OF TRANSFER

Exhibit C	FORM OF CERTIFICATE OF EXCHANGE

Exhibit D	FORM OF NOTATION OF GUARANTEE

Exhibit E	FORM OF INDENTURE SUPPLEMENT TO ADD SUBSIDIARY GUARANTORS

SCHEDULES

Schedule A	LIMITATION OF GUARANTY

This INDENTURE, dated as of March 31, 2021, is by and among Novelis Sheet Ingot GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of the Federal Republic of Germany, each Guarantor (as defined below) listed on the signature pages hereto and Deutsche Trustee Company Limited, as trustee, Deutsche Bank AG, London Branch, as principal paying agent and transfer agent and Deutsche Bank Trust Company Americas, as registrar.

The Issuer, each Guarantor and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Issuer’s unsecured senior notes issued from time to time under this Indenture (the “Notes”).

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“144A Global Note” means one or more Global Notes in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with and registered in the name of the Common Depositary (or its nominee) as nominee for Euroclear and Clearstream that will be issued in an aggregate denominational amount equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Facility” means the asset-based lending facility dated as of October 6, 2014, by and among the Company, certain of its Affiliates, Wells Fargo Bank, National Association as administrative agent, and the several banks and other financial institutions or entities from time to time parties thereto, including any notes, collateral documents, and documentation and guarantees and any appendices, exhibits or schedules to any of the preceding, as such facility may be amended, restated, modified or supplemented from time to time, renewed, refunded, refinanced, restructured, replaced, repaid or extended from time to time, whether with the original agents and lenders or other agents and lenders, whether as an asset-based or cash flow type facility or otherwise; provided, that for purposes of giving effect to the increase of the amount in clause (b)(x) of the second paragraph of Section 4.09 due to an increase of commitments under any ABL Facility, such ABL Facility will be limited to asset-based lending facilities that limit the amount of Debt permitted to be Incurred thereunder to a borrowing base formula based on accounts receivable and inventory.

“Additional Assets” means:

(a) any Property (other than cash, Cash Equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

(b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; provided, that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

“Additional Notes” means any Notes (other than Initial Notes and Notes issued under Sections 2.06, 2.07, 2.10, 3.06 and 3.10) issued under this Indenture in accordance with Sections 2.02 and 2.14, as part of the same series as the Initial Notes or as an additional series.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, co-registrar, Transfer Agent, Authenticating Agent, Paying Agent or additional paying agent as provided in Section 2.03.

“Aleris” means Aleris Corporation.

“Aleris Acquisition” means the acquisition by the Company of Aleris pursuant to the Aleris Acquisition Agreement.

“Aleris Acquisition Agreement” means the Agreement and Plan of Merger by and among Aleris, Novelis Inc., Novelis Acquisitions LLC and OCM Opportunities ALS Holdings, L.P. dated as of July 26, 2018 (together with the exhibits and schedules thereto, as amended, supplemented, substituted, replaced, restated or otherwise consented to or waived from time to time).

“Aleris Transactions” means (i) the consummation of the Aleris Acquisition pursuant to the Aleris Acquisition Agreement, (ii) the borrowing of the short term loans under the Short Term Credit Agreement, dated as of February 21, 2020 by Novelis Holdings Inc. on April 14, 2020, (iii) the borrowing of $775 million of incremental term loans under our secured term loan credit agreement by Novelis Acquisitions LLC on April 14, 2020, (iv) the repayment of all of the outstanding Debt of Aleris (other than the Debt of its Chinese subsidiaries), (v) the payment of the fees and expenses relating to the Aleris Acquisition, and (vi) any transactions related to or in connection therewith.

“Alternative Currency” means any lawful currency other than U.S. dollars that is freely transferable into U.S. dollars.

“Applicable Procedures” means, with respect to any transfer or exchange of or for Book Entry Interests in any Global Note, the rules and procedures of Euroclear and Clearstream that apply to such transfer or exchange.

“Approved Member States” means Belgium, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Spain and Sweden.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, amalgamation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of the following:

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), or

(b) any other Property of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clause (a) or (b) above:

(1) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 4.10;

(3) any disposition effected in compliance with the first or third paragraph of Section 5.01;

(4) sales, transfers and other dispositions of accounts receivable (whether now existing or arising or acquired in the future) and any assets related thereto to a Securitization Entity or a Receivables Purchaser under or pursuant to a Qualified Receivables Transaction;

(5) any sale or disposition of cash or Cash Equivalents;

(6) foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by this Indenture;

(7) any sale, exchange or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable or unnecessary for use or in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(8) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(9) any issuance or sale of equity interests in, or Debt or other securities of, an Unrestricted Subsidiary;

(10) any disposition of property or assets or issuance or sale of equity interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value for all such property or assets disposed of pursuant to this clause (10) in any fiscal year, not to exceed the greater of (x) $280.0 million and (y) 3.5% of Consolidated Net Tangible Assets; provided that any unused amounts pursuant to this clause (10) during any fiscal year may be carried forward into the immediately succeeding fiscal year (but not any subsequent years);

(11) any disposition in a single transaction or a series of related transactions of assets for aggregate consideration of less than the greater of (x) $280.0 million and (y) 3.5% of Consolidated Net Tangible Assets;

(12) (i) any exchange of like property (excluding any boot thereon) for use in a similar business and (ii) dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property, or other assets or services of comparable or greater value or usefulness to the business (including transactions covered by Section 1031 of the Code or any comparable provision of any foreign jurisdiction) as determined by the Issuer in good faith or (y) an amount equal to the net proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(13) any issuance, disposition or sale of equity interests in, or Debt or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the equity interests of such Unrestricted Subsidiary);

(14) the disposition of any assets (including equity interests) acquired in a transaction after the Issue Date, which assets are not used or useful in the core or principal business of the Company and its Restricted Subsidiaries, (i) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Company to consummate any acquisition or (ii) which, within 90 days of the date of such acquisition, are designated in writing to the Trustee as being held for sale and not for the continued operations of the Company or any Restricted Subsidiary or any of their respective businesses;

(15) any sale, transfer or other disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC; provided that upon formation of such Delaware Divided LLC, such Delaware Divided LLC shall be a Restricted Subsidiary;

(16) dispositions contemplated in connection with the Aleris Transactions, including dispositions consummated in accordance with the Aleris Acquisition Agreement;

(17) dispositions in connection with the undertaking or consummation of any Permitted Reorganization or any Tax Restructuring and, in each case, any transaction related thereto or contemplated thereby;

(18) dispositions in connection with cash management services, permitted treasury arrangements and related activities, in each case, in the ordinary course of business;

(19) any sale, lease, transfer or other disposition in connection with any industrial revenue bond or similar program that does not result in the recognition of the sale or the asset transfer in accordance with GAAP, or any similar transaction;

(20) the termination or settlement of Hedging Obligations in the ordinary course of business;

(21) any Sale and Leaseback Transactions;

(22) [reserved];

(23) the Lewisport Sale Event;

(24) the Duffel Sale; and

(25) the German Reorganization.

“Authority” means The International Stock Exchange Authority Limited.

“Available RP Capacity Amount” means (i) the amount of Restricted Payments that may be made at the time of determination pursuant to clause (c) of the first paragraph of Section 4.10 (including, for the avoidance of doubt, giving effect to the conditions set forth in clauses (a) and (b) of such paragraph) minus (ii) the sum of the amount of the Available RP Capacity Amount utilized by the Company or any Restricted Subsidiary to (A) make Restricted Payments in reliance on clause (c) of the first paragraph of Section 4.10 and (B) Incur any Debt pursuant to clause (cc) of the definition of “Permitted Debt” (including any Permitted Refinancing Debt thereof) plus (iii) the aggregate principal amount of Debt repaid prior to or substantially concurrently at such time, solely to the extent such Debt was incurred pursuant to clause (cc) of the definition of “Permitted Debt” or constituted Permitted Refinancing Debt thereof and excluding amounts repaid with Permitted Refinancing Debt (it being understood that the amount under this clause (iii) shall only be available for use pursuant to clause (cc) of the definition of “Permitted Debt”).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b) the sum of all such payments.

“Bankruptcy Law” means to the extent applicable (a) Title 11 of the U.S. Code (as may be amended from time to time), (b) the German Insolvency Code (Insolvenzordnung) or (c) any other law of the United States (or any political subdivision thereof) or Germany (or any political subdivision thereof) or the laws of any other relevant jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” of a Person means a copy of a resolution certified by the secretary or an assistant secretary (or individual performing comparable duties) of the applicable Person to have been duly adopted by the board of directors of such Person and to be in full force and effect on the date of such certification.

“Book Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.

“Bund Rate” means the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bund or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that have become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to April 15, 2024; provided, however that if the period from the redemption date to April 15, 2024 is not equal to the constant maturity of the direct obligations of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from such redemption date April 15, 2024 is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in London, United Kingdom; New York, United States; Frankfurt, Germany or a place of payment under the Indenture are authorized or required by law to close and other than a day which is not a TARGET Settlement Day.

“Business Expansion” means (a) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by the Company or a Restricted Subsidiary and (b) each creation or expansion into new markets (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Canadian Subsidiary Guarantor” means each of 4260848 Canada Inc., 4260856 Canada Inc. and 8018227 Canada Inc.

“Capital Lease Obligation” means an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842).”

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Equivalents” means all securities convertible into or exchangeable for Capital Stock and all warrants, options or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable or exercisable.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Company from the issuance or sale by the Company of Qualified Equity Interests after the Prior Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of Taxes paid or payable as a result thereof.

“Cash Equivalents” means any of the following:

(a) securities issued or fully guaranteed or insured by the federal government of the United States, the United Kingdom, Canada, Switzerland, any member state of the European Union, any Approved Member State or any agency or sponsored entity of the foregoing maturing within 365 days of the date of acquisition thereof;

(b) time deposit accounts, certificates of deposit, eurocurrency time deposits, overnight bank deposits, money market deposits and bankers’ acceptances maturing within 365 days of the date of acquisition thereof and issued by a bank or trust company organized under the laws of Canada or any province thereof, the United States, any state thereof, the District of Columbia, Switzerland, any member state of the European Union, the United Kingdom, any non-U.S. bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, is rated at least “A-2” by S&P or “P-2” by Moody’s (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)) or the “R-2” category by the Dominion Bond Rating Service Limited;

(c) shares of any money market fund that (i) has at least 95.0% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (f) of this definition, (ii) has net assets that exceed $500.0 million and (iii) is rated at least “A-2” by S&P or “P-2” by Moody’s;

(d) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $250.0 million for direct obligations issued by or fully guaranteed or insured by the United States government or any agency or instrumentality of the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100.0% of the amount of the repurchase obligations;

(e) commercial paper issued by a corporation (other than an Affiliate of the Company) with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)) or in the “R-2” category by the Dominion Bond Rating Service Limited; and

(f) direct obligations (or certificates representing an ownership interest in such obligations) of the federal government of the United States, any state of the United States or the District of Columbia, Canada, any province of Canada, Switzerland, the United Kingdom any Approved Member State or any political subdivision or instrumentality thereof (including any agency or instrumentality thereof) maturing within 365 days of the date of acquisition thereof, provided, that at the time of acquisition the long-term debt of such state, province or political subdivision is rated, in the case of a state of the United States, one of the two highest ratings from Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), or the “R-2” category by the Dominion Bond Rating Service Limited;

provided, further, that, to the extent any cash is generated through operations in a jurisdiction outside the United States, Canada, Switzerland, the United Kingdom or an Approved Member State, such cash may be retained and invested in obligations of the type described in clauses (a), (b) and (e) of this definition to the extent that such are customarily used in such other jurisdiction for short-term cash management purposes.

“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any expropriation, condemnation or other taking (including by any Governmental Authority) of, any property of the Company or any of its Restricted Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any real property of any person or any part thereof, in or by expropriation, condemnation or other eminent domain proceedings pursuant to any requirement of law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CFC” means any Subsidiary of Novelis Holdings Inc. that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Subsidiary of Novelis Holdings Inc. that owns, directly or indirectly, no material assets other than equity interests or indebtedness of one or more CFCs.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than a Permitted Holder, becomes (including as a result of a merger, consolidation or amalgamation) the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock (other than Disqualified Stock) of the Company or the Issuer (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of such parent corporation); provided, that any transaction in which the Company or the Issuer becomes a subsidiary of another person will not constitute a Change of Control unless more than 50.0% of the total voting power of the Voting Stock (other than Disqualified Stock) of such person is beneficially owned, directly or indirectly, by another person or group (other than a Permitted Holder); or

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly (other than by way of merger, consolidation or amalgamation) of all or substantially all the Property of the Company and the Restricted Subsidiaries, considered as a whole to a Person (other than one or more Permitted Holders and other than a disposition of such Property as an entirety or virtually as an entirety to one or more Restricted Subsidiaries), shall have occurred.

“Change of Control Triggering Event” means, with respect to the Notes, the occurrence of (a) a Change of Control that is accompanied or followed by a downgrade of the Notes within the Ratings Decline Period for such Change of Control by one of the Ratings Agencies and (b) the rating of the Notes on any day during such Ratings Decline Period is below the lower of the rating by such Ratings Agency in effect (1) immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to the first public announcement thereof) and (2) on the Issue Date. Notwithstanding anything to the contrary, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Clearstream” means Clearstream Banking S.A. and any successor thereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission and any successor entity thereto.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

“Common Depositary” means, with respect to the Notes, the common depositary for Euroclear and Clearstream, being initially Deutsche Bank AG, London Branch, until a successor replaces it and thereafter means the successor serving hereunder.

“Company” means (a) prior to the occurrence of the Parent Guarantor Replacement Events as provided in Section 4.17, Novelis Inc. or any Surviving Person in respect of Novelis Inc. and (b) following the occurrence of the Parent Guarantor Replacement Events, the New Holding Parent or any Surviving Person in respect of the New Holding Parent.

“Company Equity Plan” means any management equity or stock option or ownership plan or any other management or employee benefit plan of the Company or any Subsidiary of the Company.

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries; and

(b) all current maturities of long-term Debt.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters for which financial statements have been delivered to

(b) Consolidated Interest Expense for such four fiscal quarters;

provided, that:

(1) if

(A) since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt; or

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if

(A) since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger, consolidation, amalgamation or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or made an acquisition of Property which constitutes all or substantially all of an operating unit of a business or implemented a restructuring, operational change, cost savings plan or Business Expansion;

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment, acquisition, restructuring, operational change, cost savings plan or Business Expansion; or

(C) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment, acquisition, restructuring, operational change, cost savings plan or Business Expansion, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment, acquisition, restructuring, operational change, cost savings plan or Business Expansion as if such Asset Sale, Investment, acquisition, restructuring, operational change, cost savings plan or Business Expansion had occurred on the first day of such period (including any pro forma expense and cost reductions calculated in good faith by a responsible officer of the Company as set forth in an officer’s certificate).

If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, cost savings plan or Business Expansion that would have required adjustment pursuant to this definition, then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, cost savings plan or Business Expansion had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale, Investment, acquisition, restructuring, operational change, Business Expansion or other transaction (including the Aleris Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company or its Restricted Subsidiaries and may include, for the avoidance of doubt, cost savings, operating expense reductions and synergies resulting from such Asset Sale, Investment, acquisition, restructuring, operational change, cost savings plans, Business Expansion or other transaction (including the Aleris Transactions) which is being given pro forma effect, including the amount of “run rate” cost savings, operating expense reductions, operational improvements and synergies (“Expected Cost Savings”) with respect to any of the foregoing, the commencement of activities constituting a business line, the termination or discontinuance of activities constituting a business line or related to any other similar initiative (including any corporate or business restructuring initiatives) or transaction (including the effect of increased pricing in customer contracts, the renegotiation of contracts or other arrangements or efficiencies from the shifting of production of one or more products from one manufacturing facility to another) (which Expected Cost Savings shall be added to EBITDA (in an amount not to exceed 25.0% of EBITDA for the relevant period) until fully realized and calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions (it being understood that “run rate” shall mean the full reasonably expected recurring benefit that is associated with the relevant action); provided that (1)(A) such Expected Cost Savings are factually supportable (or certified by an officer of the Issuer in good faith) and reasonably identifiable and projected by the Issuer in good faith to be realized as a result of actions that have been taken or initiated or with respect to which steps have been taken or initiated or are expected to be taken or initiated within 24 months (in the good faith determination of the Issuer) and (B) no Expected Cost Savings shall be added to the extent duplicative of any charges relating to such Expected Cost Savings that are included in the definition of EBITDA pursuant to the definition thereof or are excluded from Consolidated Net Income pursuant to the definition thereof and (2) such Expected Cost Savings may include other add-backs and adjustments calculated in accordance with Regulation S-X.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) of the first paragraph of this definition, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale. Interest on any Debt under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Debt during the applicable period except as set forth in the first paragraph of this definition. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations of the Company and its Restricted Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by the Company or any of its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Company or any of its Restricted Subsidiaries during such period;

(d) all interest paid or payable with respect to discontinued operations of the Company or any of its Restricted Subsidiaries for such period; and

(e) the interest portion of any deferred payment obligations of the Company or any of its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that the following shall be excluded in the calculation of “Consolidated Net Income”:

(a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(1) subject to the exclusion contained in clause (c) below, equity of the Company and its consolidated Restricted Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below); and

(2) the equity of the Company and its consolidated Restricted Subsidiaries in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(b) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to a prohibition, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, to the extent of such prohibition, except that:

(1) subject to the exclusion contained in clause (c) below, the equity of the Company and its consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (b)); and

(2) the equity of the Company and its consolidated Restricted Subsidiaries in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(c) any gain or loss realized upon the sale or other disposition of any Property of the Company or any of its Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business (provided that sales or other dispositions of assets in connection with any Qualified Receivables Transaction shall be deemed to be in the ordinary course);

(d) any extraordinary gain or loss;

(e) the cumulative effect of a change in accounting principles;

(f) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holders only for Qualified Equity Interests of the Company or its parent entity;

(g) any unrealized gain or loss resulting in such period from Hedging Obligations (other than any unrealized gains or losses resulting from foreign currency re-measurement hedging activities);

(h) any expenses or charges in such period related to the Aleris Transactions and the Note Transactions, any premiums, fees, discounts, expenses and losses payable by the Company or the Issuer in such period in connection with any redemption or tender offer of Debt permitted hereunder, any acquisition, disposition, Investment, Repayment of Debt, issuance of Capital Stock or Capital Stock Equivalents, financing, recapitalization or the Incurrence of Debt permitted under this Indenture, including such fees, expenses or charges related to the Aleris Transactions and the Note Transactions; and

(i) the effects of adjustments in the property, plant and equipment, inventories, goodwill, intangible assets and debt line items in the Company’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any acquisition or the amortization or write-off of any amounts thereof, net of taxes.

Notwithstanding the foregoing, for purposes of Section 4.10 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 4.10 pursuant to clause (c)(v) of the first paragraph thereof.

“Consolidated Net Tangible Assets” means, as of any date of determination, based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements have been delivered, the sum of the amounts that would appear on such consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a) the excess of cost over fair market value of assets or businesses acquired;

(b) any revaluation or other write-up in book value of assets subsequent to March 31, 2016 as a result of a change in the method of valuation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d) minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

(e) treasury stock;

(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(g) Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Total Debt” means, as at any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Debt of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Debt for borrowed money, Obligations in respect of Capital Lease Obligations and Debt obligations evidenced by promissory notes and similar instruments and Guarantees of any of the foregoing (other than Debt of the Company and its Restricted Subsidiaries) and (b) the proportionate interest of the Company and its Restricted Subsidiaries in all outstanding Debt of each of the Non-Consolidated Affiliates consisting of Debt for borrowed money, Obligations in respect of Capital Lease Obligations and Debt obligations evidenced by promissory notes and similar instruments.

“Contribution Indebtedness” means Debt of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions and any such cash contributions that have been used to make a Restricted Payment) made to the capital of the Company.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02, or such other address as to which the Trustee may give notice to the Company.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Senior Secured Credit Facilities), credit agreements, financings, commercial paper facilities, note purchase agreements, indentures, or other agreements, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables and including Qualified Receivables Transactions), letters of credit, notes or other borrowings or other extensions of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of such Person for money borrowed; and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person;

(c) all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); provided, that any earn-out obligations shall not constitute Debt until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property and the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clauses (f), (g) or (h) of the second paragraph of Section 4.09; or

(2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses (f), (g) or (h) of the second paragraph of Section 4.09.

The amount of Disqualified Stock and Preferred Stock shall be equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Debt shall be required to be determined pursuant to this Indenture, and if such price is not specified in such Disqualified Stock or Preferred Stock, such price will be the fair market value of such Disqualified Stock or Preferred Stock, such fair market value to be determined reasonably and in good faith by the Company.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, in substantially the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company and/or any one or more of the Subsidiary Guarantors (the “Performance References”).

“Depositary” means, with respect to any Notes issuable or issued in whole or in part in global form, Euroclear and Clearstream, in each case, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company or the Issuer, as applicable, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock of the Company or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a) or (b) above or this clause (c), the first anniversary of the Stated Maturity of the Notes.

Notwithstanding the foregoing, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.10.

“Distribution Compliance Period” means the 40-day distribution compliance period set forth in Rule 903(b) of Regulation S.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in U.S. dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in U.S. dollars calculated based on the relevant currency exchange rate in effect in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York currency exchange market of such amount of U.S. dollars with such Alternative Currency and (c) if such amount is denominated in any other currency, the equivalent of such amount in U.S. dollars as determined by the Trustee using any method of determination it deems appropriate.

“Duffel Sale” means the sale of Aleris’ plant in Duffel, Belgium which produces aluminum for the automotive and specialties markets and of Aleris Aluminum Italy Srl, including any sales offices thereof (and certain assets of Aleris (Shanghai) Trading Co. Ltd. that are directly related to the such businesses) and the receipt of any post-closing consideration related thereto, and which closed on September 30, 2020.

“EBITDA” means, for any period, Consolidated Net Income for such period, adjusted by (without duplication):

(a) adding thereto, in each case (other than clauses (11) and (12)) only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:

(1) Consolidated Interest Expense for such period,

(2) the amortization expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP,

(3) the depreciation expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP,

(4) the tax expense of the Company and its Restricted Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP,

(5) non-recurring items, unusual or infrequent charges or expenses, severance, relocation costs or expenses, other business optimization expenses (including costs and expenses relating to business optimization programs), new systems design and implementation costs, project start-up costs, restructuring charges or reserves, costs related to the closure and/or consolidation of facilities and one-time costs associated with a Qualified Equity Offering, an acquisition or similar Investment, an Asset Sale or the assumption or incurrence of Debt or the obtaining of a commitment in respect thereof;

(6) to the extent covered by insurance and actually reimbursed or, so long as the Company has made a good faith determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to Casualty Events or business interruption;

(7) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period;

(8) the amount of net income (loss) attributable to non-controlling interests deducted (and not added back) in computing Consolidated Net Income;

(9) Management Fees paid in compliance with Section 4.10;

(10) Metal Price Lag, provided that the aggregate amount added to EBITDA pursuant to this clause (10) shall not exceed in the aggregate 5.0% of EBITDA for any such period;

(11) the proportionate interest of the Company and its consolidated Restricted Subsidiaries in the EBITDA for such period of each of the Non-Consolidated Affiliates (such EBITDA for each of the Non-Consolidated Affiliates to be determined (i) in substantially the same manner and with the same additions and subtractions as EBITDA for the Company and its Restricted Subsidiaries and (ii) consistent with the presentation of EBITDA and the related “Adjustment to reconcile proportional consolidation” line item in the Offering Memorandum) (including netting any results for the Non-Consolidated Affiliates included in Consolidated Net Income of the Company); provided that such EBITDA shall not include the EBITDA of any Non-Consolidated Affiliate if such Non-Consolidated Affiliate is subject to a prohibition, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, to the extent of such prohibition; and

(12) the annualized amount of net cost savings, operating expense reductions and synergies reasonably projected by the Company in good faith to be realized as a result of substantial steps that (x) have been taken since the beginning of such period in respect of which EBITDA is being determined or (y) have been initiated prior to or during such period (in each case, which cost savings shall be added to EBITDA until fully realized, but in no event for more than six fiscal quarters) (calculated on a pro forma basis as though such annualized cost savings, operating expense reductions and synergies had been realized on the first day of such period, net of the amount of actual benefits realized during such period from such actions); provided that (1) such cost savings, operating expense reductions and synergies are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Company, and (2) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (12) to the extent duplicative of any expenses or charges otherwise added to EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided further, that the aggregate amount added to EBITDA pursuant to this clause (12) shall not exceed in the aggregate 25.0% of EBITDA for any such period; and provided further, that projected (and not yet realized) amounts may not be added in calculating EBITDA pursuant to this clause (12) to the extent projected to occur more than 24 months after the specified action taken or initiated in order to realize such projected cost savings, operating expense reductions and synergies;

(b) subtracting therefrom, (1) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period and (2) interest income; and

(c) excluding therefrom,

(1) earnings or losses resulting from any reappraisal, revaluation or write-up or write-down of assets;

(2) non-recurring, unusual or infrequent gains; and

(3) any gain or loss relating to cancellation or extinguishment of Debt.

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

“equity interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear systems, and any successor thereto.

“European Government Obligations” means any security that is (1) a euro denominated direct obligation of Austria, France, Germany, the Netherlands or any other Permissible Jurisdiction, for the payment of which the full faith and credit of such country is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally Guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means the net cash proceeds and the Fair Market Value of any other Property received by the Company from contributions to its common equity capital designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Company on or before the date such capital contributions are made.

“Excluded Subsidiary” means any Subsidiary of Novelis Holdings Inc. that is (i) a Foreign Subsidiary, a CFC Holdco, or a Subsidiary of a Foreign Subsidiary or a CFC Holdco, except, in each case, those that are designated by the Company as a Subsidiary Guarantor for so long as such designation has not been revoked, (ii) not a Wholly Owned Restricted Subsidiary, provided that in no event will Subsidiaries that are not Wholly Owned Restricted Subsidiaries that would otherwise be required to be Subsidiary Guarantors, in the aggregate, hold more than 10.0% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter or account for more than 10.0% of consolidated

EBITDA of the Company and its Restricted Subsidiaries during the most recently ended four full fiscal quarters (in each case determined as of the most recent fiscal quarter for which financial statements have been delivered), (iii) a special purpose securitization vehicle (or similar special purpose entity), including any receivables subsidiary created pursuant to a transaction permitted under this Indenture, (iv) a joint venture, (v) a not-for-profit Subsidiary, (vi) an Unrestricted Subsidiary and (vii) any Restricted Subsidiaries (other than the Issuer) that are designated by the Company as Subsidiaries that will not be Subsidiary Guarantors; provided, however, that in no event will Restricted Subsidiaries that are designated as Subsidiaries that will not be Subsidiary Guarantors, in the aggregate, hold more than 10.0% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter or account for more than 10.0% of consolidated EBITDA of the Company and its Restricted Subsidiaries during the most recently ended four full fiscal quarters (in each case determined as of the most recent fiscal quarter for which financial statements have been delivered). In the event any Subsidiaries previously treated as an Excluded Subsidiaries, either individually or collectively, cease to meet the requirements of the previous sentence, the Company will promptly cause such Subsidiaries to become Subsidiary Guarantors so that the requirements of the previous sentence are complied with.

“Existing Notes” means the Issuer’s 5.875% senior notes due 2026 that were issued September 14, 2016 and the Issuer’s 4.750% senior notes due 2030 that were issued January 16, 2020.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $75.0 million, by any Officer of the Company; or

(b) if such Property has a Fair Market Value in excess of $75.0 million, by at least a majority of the Board of Directors and evidenced by a Board Resolution, dated within 45 days of the relevant transaction, delivered to the Trustee.

“Foreign Subsidiary” means any Restricted Subsidiary (other than the Issuer) that is not organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof, Canada or any province or territory thereof.

“GAAP” means (a) generally accepted accounting principles in the United States as in effect from time to time or (b) if elected by the Company (the “IFRS Election”) by written notice to the Trustee in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, from time to time; provided, that (1) any such election, once made, shall be irrevocable and (2) from and after the date of the IFRS Election, (i) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS, (ii) all ratios, financial definitions, computations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS, (iii) all references in this Indenture to GAAP shall be deemed to be references to IFRS, (iv) all references in this Indenture to the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or any successor thereto shall be deemed to be references to the International Accounting Standards Board or any successor thereto and (v) accounting terms not defined in this Indenture shall have the respective meanings given to them under IFRS; provided that any such term phrased in a manner customary under GAAP shall be interpreted to refer to the equivalent accounting or financial concept under IFRS and, if there is no such equivalent accounting or financial concept, shall be interpreted in a manner that best approximates the effect that such term would have if it were construed in accordance with GAAP as in effect on the date of the IFRS Election; provided further that if at any time any change in GAAP or IFRS (including any change required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or the International Accounting Standards Board, as applicable, or its successors) would affect the computation of any financial ratio or requirement set forth in this Indenture (an “Accounting Change”), then the Company may elect by written notice to the Trustee to treat such term or measure as if such Accounting Change had not occurred to preserve the original intent thereof in light of such change in GAAP or IFRS, as applicable.

“German Reorganization” means the sale, transfer or distribution of (i) up to 12.5% of the aggregate amount of equity interests in each of Novelis Aluminium Holding Unlimited Company and/or Aleris Deutschland Holding GmbH and (ii) one additional share of such equity interests to AV Minerals (Netherlands) N.V. (and, in each case, any substantially concurrent interim sale, distribution, contribution or other transfer).

“Global Note” or “Global Notes” means the global Notes in the form of Exhibit A hereto issued in accordance with Article 2.

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), provided, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business; or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clauses (a), (b) or (c) of the definition of “Permitted Investment.”

The term “Guarantee” used as a verb has a corresponding meaning. The term “guarantor” shall mean any Person Guaranteeing any obligation.

“Guarantors” means Parent Guarantor and each Subsidiary Guarantor.

“Guaranty” means the guaranty of the Guaranteed Obligations (as defined in

Section 10.01) by each of the Guarantors pursuant to Article 10 and in the Form of Notation of

Guaranty attached as Exhibit E.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Holder” means a Person in whose name a Note is registered in the Register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, amalgamation, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, that solely for purposes of determining compliance with Section 4.09, amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided, that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Indenture” means this instrument, as originally executed or as it may from time to time be supplemented or amended in accordance with Article 9.

“Independent Financial Advisor” means an accounting, appraisal, investment banking or consultant of national standing that is in the good faith judgment of the Company qualified to perform the task for which it has been engaged; provided, that such firm is not an Affiliate of the Company.

“Indirect Participant” means a Person who holds a Book-Entry Interest in a Global Note through a Participant.

“Initial Notes” means €500.0 million aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Interest Payment Date” shall have the meaning set forth in paragraph 1 of each Note.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of Sections 4.10 and 4.16 and the definition of “Restricted Payment,” the term “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a designation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such designation, less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such designation.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(c) investments in any fund that invests at least 90.0% of its assets in investments of the type described in clauses (a) and (b) above which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Issue Date” means March 31, 2021.

“Lewisport Sale Event” means (i) the effective sale, transfer or disposition of Aleris’ automotive finishing lines facility in Lewisport, Kentucky by the Company or (ii) any amendment, modification or consent to the Aleris Acquisition Agreement resulting in the divestiture, sale, transfer or disposition of such facility, including, in each case, any similar transactions relating to such facility in connection with any antitrust approval for the Aleris Acquisition.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Limited Condition Transaction” means (a) the entering into or consummation of any transaction (including in connection with any acquisition or similar Investment or the assumption or Incurrence of Debt or the obtaining of a commitment in respect thereof) and/or (b) the making of any Restricted Payment.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Management Fees” means management, consulting, monitoring and advisory fees and related expenses and termination fees payable to any Affiliate of the Company pursuant to a management agreement relating to the Company.

“Maturity Date” means April 15, 2029.

“Metal Price Lag” means the dollar impact as a result of the timing difference between the price of primary aluminum included in the Company’s revenues and the price of aluminum impacting the Company’s cost of sales. The calculation of the Metal Price Lag is based on an internal standardized methodology calculated at each of the Company’s manufacturing sites and is calculated as the average value of product recorded in inventory, which approximates the spot price in the market, less the average value transferred out of inventory, which is the weighted average of the metal element of cost of goods sold, multiplied by the quantity sold in the period.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means payments received therefrom in the form of cash and Cash Equivalents (including any cash or Cash Equivalent received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(b) all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

“Net Senior Secured Leverage Ratio” as of any date of determination means, the ratio of (a) Consolidated Total Debt that is secured by Liens, as of such date of determination, less the aggregate amount of Unrestricted Cash as of such date of determination to (b) EBITDA for the most recently ended four full fiscal quarters for which financial statements have been delivered, with such pro forma adjustments to EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Interest Coverage Ratio; provided that for purposes of determining the Net Senior Secured Leverage Ratio, the aggregate amount of Unrestricted Cash as of such date of determination shall exclude any proceeds of Debt Incurred on such date or the Incurrence of which is being tested on such date.

“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (a) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (b) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to the Company or any Subsidiary Guarantor immediately prior to such date of determination.

“Net Total Leverage Ratio” as of any date of determination means, the ratio of (a) Consolidated Total Debt as of such date of determination, less the aggregate amount of Unrestricted Cash as of such date of determination to (b) EBITDA for the most recently ended four full fiscal quarters for which financial statements have been delivered, with such pro forma adjustments to EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Interest Coverage Ratio.

“Non-Consolidated Affiliate” shall mean (a) Norf GmbH, MiniMRF LLC (Delaware), and Consorcio Candonga (unincorporated Brazil), in each case so long as they are not a Subsidiary of the Company, (b) Ulsan Aluminum Ltd., solely to the extent that (i) such Person is not otherwise included in the consolidated financial results of the Company and its Subsidiaries (ii) the requirement set forth in clause (c)(ii) below remains true in respect of Ulsan Aluminum Ltd., and (c) any other Person formed or acquired by the Company or any of its Restricted Subsidiaries, in the case of this clause (c), so long as (i) such Person is not a Subsidiary of the Company and (ii) the Company owns, directly or indirectly, equity interests in such Restricted Subsidiary representing at least 50% of the voting power of all equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors (or equivalent governing body) of such Person.

“Note Transactions” means the issuance by the Issuer of the Notes and any transactions related to or in connection therewith.

“Notes” has the meaning ascribed to it in the preamble hereto.

“Obligations” means all obligations for principal, premium, Additional Amounts, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

“Offering Memorandum” means the offering memorandum dated March 24, 2021, pursuant to which the Notes were offered for sale.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any other executive officer of the Company or the Issuer, as applicable.

“Officers’ Certificate” means a certificate, in form and substance reasonably satisfactory to the Trustee, signed by two Officers of the Company or the Issuer, as applicable, at least one of whom shall be the principal executive officer or principal financial officer of the Company or the Issuer, as applicable, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel, or outside counsel, to the Company or the Issuer, as applicable, or the Trustee.

“Parent Guarantor” means (a) the Company and (b) any other Person that becomes a Parent Guarantor pursuant to Section 5.01 or who otherwise executes and delivers a supplemental indenture to the Trustee under this Indenture providing for a Parent Guaranty.

“Parent Guaranty” means a Guarantee on the terms set forth in this Indenture by a Parent Guarantor of the Issuer’s obligations with respect to the Notes.

“Parent Holdco” means any Person (other than a natural person) which legally and beneficially owns more than 50% of the Voting Stock and/or Capital Stock of another Person, either directly or through one or more Subsidiaries.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively.

“Permissible Jurisdiction” means any member state of the European Union on December 31, 2003 (other than Greece, Ireland, Italy, Portugal and Spain).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of related business assets or a combination of related business assets and Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person for comparable or greater value or usefulness to the business (as determined in good faith by the Company); provided, that any Cash Equivalents received must be applied in accordance with Section 4.12.

“Permitted Fiscal Unity Liability” shall mean any joint and several liability arising as a result of a Guarantor being a member of a fiscal unity.

“Permitted Holder” means Hindalco Industries Ltd. and any Affiliate and Related Person thereof. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by holders in accordance with this Indenture) will thereafter, together with any of its Affiliates and Related Persons, constitute additional Permitted Holders.

“Permitted Intercompany Activities” means any transactions between or among the Company and its Restricted Subsidiaries that are entered into in the ordinary course of business of the Company and its Restricted Subsidiaries and, in the good faith judgment of the Company are necessary or advisable in connection with the ownership or operation of the business of the Company and its Restricted Subsidiaries, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customer loyalty and rewards programs.

“Permitted Investment” means any Investment:

(a) in the Company or any Restricted Subsidiary;

(b) in any Person that will, upon the making of such Investment, become a Restricted Subsidiary and any Investment held by such Person at such time and not in contemplation of the original Investment by the Company or a Restricted Subsidiary;

(c) in any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary and any Investment held by such Person at such time and not in contemplation of the original Investment by the Company or a Restricted Subsidiary;

(d) in Cash Equivalents or Investment Grade Securities;

(e) in receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

(f) consisting of payroll advances, business related travel related expenses (including entertainment expenses), moving and relocation expenses, tax advances and similar bona fide business related advances, expenses or loans to cover matters that are expected at the time of such advances, expenses or loans ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practices;

(g) consisting of loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be, provided, that such loans and advances do not exceed the greater of (x) $30.0 million and (y) 1.0% of Consolidated Net Tangible Assets in the aggregate at any one time outstanding;

(h) in stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of disputes or judgments;

(i) in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with (A) an Asset Sale consummated in compliance with Section 4.12 or (B) any disposition of Property not constituting an Asset Sale;

(j) in any Persons made for Fair Market Value that do not exceed the greater of (x) $1,600.0 million and (y) 20.0% of Consolidated Net Tangible Assets in the aggregate outstanding at any one time;

(k) (i) Standard Receivables Undertakings of the Company or a Restricted Subsidiary in connection with a Qualified Receivables Transaction and (ii) other Investments in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Receivables Transaction provided, in the case of subclause (ii) of this clause (k), that any Investment in a Securitization Entity is in the form of a Purchase Money Note, contribution of additional receivables and related assets or any equity interests;

(l) existing on the Issue Date;

(m) in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(n) consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with another Person;

(o) the Company may make additional Investments in such amounts and at such times as the Company may determine if, after giving effect thereto (including the Incurrence of any Debt to finance such Investment), the Net Total Leverage Ratio of the Company would not exceed 4.50 to 1.00;

(p) Investments in joint ventures, in Related Businesses or in a Restricted Subsidiary to enable such Restricted Subsidiary to make substantially concurrent Investments in joint ventures and/or Related Businesses, in each case having an aggregate fair market value taken together with all other Investments made pursuant to this clause (p) that are at that time outstanding not to exceed the greater of (x) $800.0 million and (y) 10.0% of Consolidated Net

Tangible Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (to the extent such returns are not also included in the calculation set forth in clause (c) of the first paragraph of Section 4.10); provided, however, that if any Investment pursuant to this clause (p) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (p) until such time that such Person is no longer a Restricted Subsidiary;

(q) Investments in Aluminium Norf GmbH in an aggregate amount not to exceed €100,000,000 at any time outstanding;

(r) Investments by the Company or any Guarantor in any Restricted Subsidiary organized under the laws of the People’s Republic of China that is not a Guarantor in an aggregate amount not to exceed $290.0 million at any time outstanding;

(s) to the extent constituting an Investment, any Permitted Reorganization;

(t) Permitted Fiscal Unity Liability; and

(u) any Investment in an Unrestricted Subsidiary not to exceed the greater of (x) $280.0 million and (y) 3.5% of Consolidated Net Tangible Assets at any time outstanding.

“Permitted Liens” means:

(a) Liens to secure Debt not in excess of the greater of (1) Debt permitted to be Incurred under clause (b) of the second paragraph of Section 4.09 and (2) Debt Incurred pursuant to Section 4.09; provided, that, with respect to Liens securing Debt permitted under this subclause (2), (x) no Default or Event of Default shall have occurred and be continuing at the time of the Incurrence of such Debt or after giving effect thereto and (y) the Net Senior Secured Leverage Ratio, calculated on a pro forma basis after giving effect to the incurrence of such Liens, the related Debt and the application of net proceeds therefrom, would be no greater than 3.75 to 1.0; and provided further that for purposes of calculating the Net Senior Secured Leverage Ratio under this subclause (y) at the time of Incurrence of such Debt, other Debt substantially concurrently Incurred (and in any event on the same date) under clause (b)(x) of the second paragraph of Section 4.09 shall be, unless the Company elects otherwise, disregarded (but shall, for the avoidance of doubt, be included in any and all subsequent calculations of the Net Senior Secured Leverage Ratio to the extent then outstanding and secured by Liens), including the application of proceeds therefrom.

(b) Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of Section 4.09; provided, that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt, any improvements or accessions to such Property, and any proceeds thereof other than pursuant to customary cross-collateralization provisions with respect to other Property acquired, constructed or leased with the proceeds of similar financings;

(c) Liens for Taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings timely instituted and diligently pursued, provided, in each case, that any reserve or other appropriate provision that shall be required in accordance with GAAP shall have been established with respect thereto;

(d) deposit account banks’ rights of set-off, Liens of landlords arising by statute, Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(e) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(f) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

(g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(h) pledges or deposits by the Company or any Restricted Subsidiary under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent or to secure liability to insurance carriers, in each case Incurred in the ordinary course of business;

(i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens existing on the Issue Date not otherwise described in clauses (a) through (i) above and Liens securing any Debt Incurred under clause (bb) (so long as such Liens do not extend to any assets of any Person other than the assets of one or more Restricted Subsidiaries organized under the laws of the People’s Republic of China that is not a Guarantor) of the second paragraph of Section 4.09;

(k) Liens not otherwise described in clauses (a) through (j) above on the Property of any Restricted Subsidiary that is not a Subsidiary Guarantor to secure any Debt permitted to be Incurred by such Restricted Subsidiary pursuant to Section 4.09;

(l) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clauses (a)(2), (b), (f), (g), (j) or (ff) of this definition; provided, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property), and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (a)(2), (b), (f), (g), (j) or (ff) of this definition, as the case may be, at the time the original Lien became a Permitted Lien under this Indenture, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing;

(m) Liens on accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” transferred to or granted to a Securitization Entity or a Receivables Purchaser in a Qualified Receivables Transaction;

(n) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(o) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(p) financing statements or similar registrations with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a capital lease that resulted in Capital Lease Obligations;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(r) licenses of patents, trademarks and other intellectual property rights granted in the ordinary course of business and not interfering in any material respect with the ordinary conduct of such Person’s business;

(s) Liens arising out of conditional sale, retention, consignment or similar arrangement, incurred in the ordinary course of business, for the sale of goods;

(t) Liens securing Hedging Obligations so long as the related Debt is, and is permitted to be, Incurred under this Indenture;

(u) Liens in favor of the Company or any Restricted Subsidiary;

(v) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Indenture;

(w) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(f) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(x) (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks, (B) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business and (ii) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection (Y) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (Z) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry and not granted in connection with the Incurrence of Debt;

(y) Liens securing obligations of the Company or any of its Restricted Subsidiaries in respect of commercial credit card and merchant card services and other banking products or services provided from time to time to the Company or any of its Restricted Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services;

(z) Liens in favor of any underwriters, depository or stock exchange on the equity interests in NKL or its direct parents, 4260848 Canada Inc. and 4260856 Canada Inc., and any securities accounts in which such equity interests are held in connection with any listing or offering of equity interests in NKL;

(aa) (i) any amounts held by a trustee in the funds and accounts under an indenture in connection with any industrial revenue bond or similar program and (ii) any other Liens with respect to any industrial revenue bond or similar program; provided that any such Liens attach only to the Property being financed pursuant thereto and any proceeds of such Property and do not encumber any other Property of the Company or any Restricted Subsidiary other than pursuant to customary cross-collateralization provisions with respect to other Property acquired, constructed or leased with proceeds of similar financings;

(bb) the pledge of Qualified Equity Interests of any Unrestricted Subsidiary;

(cc) to the extent constituting a Lien, the existence of an “equal and ratable” clause in any debt securities that are permitted to be issued under Section 4.09 (but, in each case, not any security interests granted pursuant thereto);

(dd) Liens (i) on cash or Cash Equivalents or escrow deposits (A) in connection with any letter of intent or purchase agreement with respect to any Investment or other acquisition not prohibited hereunder (or to secure letters of credit posted in respect thereof), (B) in favor of any seller of property pursuant to a transaction not prohibited hereunder, to be applied against the purchase price for such transaction or (C) otherwise in connection with any escrow arrangements (or similar arrangements) with respect to any Investment or other acquisition of assets, Asset Sale or Incurrence of Debt, in each case not prohibited under this Indenture (including any letter of intent or purchase or other agreement with respect to any such Investment or other acquisition of assets, Asset Sale or Incurrence of Debt) or (ii) consisting of an agreement to dispose of any property in an Asset Sale;

(ee) Cash collateral securing obligations under the Specified Aleris Hedging Agreements; and

(ff) Liens not otherwise permitted by clauses (a) through (ee) above encumbering Property to secure Debt not in excess of the greater of (x) $1,600.0 million and (y) 20.0% of Consolidated Net Tangible Assets at any time outstanding, reduced by the outstanding amount of Liens securing Debt incurred pursuant to clause (l) of this definition to Refinance Liens securing Debt originally incurred under this clause (ff).

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced; and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(it being understood that the aggregate principal amount (or accreted value, if applicable) of the Debt being Incurred may be in excess of the amount permitted under this clause (a) to the extent such excess does not constitute Permitted Refinancing Debt and is otherwise permitted under Section 4.09).

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

(d) the new Debt shall not be senior in right of payment to the Debt that is being

Refinanced;

provided, that Permitted Refinancing Debt shall not include:

(x) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of the Company, the Issuer or a Subsidiary Guarantor; or

(y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Permitted Reorganization” means, to the extent not otherwise permitted under this Indenture, any corporate reorganization (or similar transaction or event) undertaken (each, a “Reorganization”), and each step reasonably undertaken to effect such Reorganization; provided that, in connection therewith, no Event of Default is continuing immediately prior to such Reorganization and immediately after giving effect thereto and such Reorganization (or such steps) does not materially impair the rights of the holders of the Notes.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Debt as that evidenced by such particular Note; and any Note authenticated and delivered under Section 2.07 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same Debt as the lost, destroyed or stolen Note.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Principal Property” means any manufacturing plant or facility owned by the Company and/or one or more Restricted Subsidiaries having a gross book value in excess of 1.5% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries.

“Prior Issue Date” means December 17, 2010.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) to be placed on all Notes issued under this Indenture except as otherwise permitted by the provisions of this Indenture.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed; and

(b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, that such Debt is Incurred within 365 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary.

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Debt owed to the Company or any Restricted Subsidiary by a Securitization Entity in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Qualified Equity Interests” of a Person means equity interests of such Person other than:

(1) any Disqualified Stock;

(2) any equity interests sold to a Subsidiary of such Person or a Company Equity Plan; or

(3) any equity interests financed, directly or indirectly, using funds borrowed from such Person, a Subsidiary of such Person or any Company Equity Plan or contributed, extended, advanced or guaranteed by such Person, a Subsidiary of such Person or any Company Equity Plan.

Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Company.

“Qualified Equity Offering” means any public or private sale of common stock of the Company or any direct or indirect parent company of the Company (to the extent the net cash proceeds thereof are contributed to the Company), other than:

(1) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8; and

(2) issuances to any Subsidiary of the Company (to the extent contributed to the Company).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Entity or one or more Receivables Purchasers or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights, letters of credit, letter-of-credit rights, supporting obligations, insurance, and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable, lockboxes, bank accounts established in connection with such transaction or series of transactions, all of the Company’s or applicable Restricted Subsidiary’s interest in the inventory and goods (including returned or repossessed inventory or goods), the sale of which gave rise to such accounts receivable, all records related to such accounts receivable, and all of the Company’s or the applicable Restricted Subsidiary’s right, title and interest in, to and under the applicable documentation related to the sale of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with receivables sale transaction or asset securitization transactions involving accounts receivable, as applicable, including cash reserves comprising credit enhancement.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, one or more “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Issuer as a replacement agency.

“Ratings Decline Period” means, with respect to any Change of Control, the period that (a) begins on the earlier of (1) the date of the first public announcement of such Change of Control or of the intention by Company to effect such Change of Control or (2) the occurrence of such Change of Control and (b) ends on the 90th calendar day following consummation of such Change of Control; provided, however, that such period shall be extended for so long as any Rating Agency rating the Notes as of the beginning of the Ratings Decline Period has publicly announced during the Ratings Decline Period that the rating of the Notes is under consideration for downgrade by such Rating Agency.

“Receivables Purchaser” means any Person, other than the Company or any Restricted Subsidiary, that (individually or with other purchasers) purchases receivables on a discounted basis under a Qualified Receivables Transaction for cash and fair market value.

“Record Date” means the date for purposes of determining the identity of holders of Notes entitled to vote or consent to any action by vote or consent or permitted under this Indenture, as specified by the Issuer, or, if not specified by the Issuer prior to the first solicitation of a holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of holders furnished to the Trustee prior to such solicitation.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of the Note.

“Regulation S” means Regulation S promulgated under the Securities Act as Regulation S.

“Regulation S Global Note” means one or more Global Notes in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with and registered in the name of the Common Depositary (or its nominee) as nominee for Euroclear and Clearstream that will be issued in an aggregate denominational amount equal to the outstanding principal amount of the Notes sold in reliance on Regulation S.

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

“Related Person” with respect to any Permitted Holder means:

(a) any controlling stockholder or a majority (or more) owned Subsidiary of such Permitted Holder or, in the case of an individual, any spouse or immediate family member of such Permitted Holder, such individual’s or immediate family member’s or any trust created for the benefit of such individual, immediate family member, estate, executor, administrator, committee or beneficiaries; or

(b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest of which consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause (a).

“Related Taxes” means:

(a) any Taxes required to be paid (provided such Taxes are in fact paid) by any Parent Holdco by virtue of its:

(1) being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries);

(2) issuing or holding Debt described in clause (d) of the definition of “Permitted Debt”; or

(3) being a holding company, directly or indirectly, of the Company or any of the Company’s Subsidiaries; and

(b) if and for so long as the Company is a member of a group filing a consolidated or combined tax return with any Parent Holdco, any consolidated or combined Taxes measured by income for which such Parent Holdco is liable up to an amount not to exceed the lesser of the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on (i) a separate company basis or (ii) on a consolidated basis if the Company and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries; provided that distributions shall be permitted in respect of the income of an Unrestricted Subsidiary only to the extent such Unrestricted Subsidiary distributed cash for such purpose to the Company or its Restricted Subsidiaries.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of Section 4.12 and the definition of “Consolidated Interest Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Definitive Note” means one or more Definitive Notes bearing the Private Placement Legend.

“Restricted Global Notes” means 144A Global Notes and Regulation S Global Notes.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary), except for (i) any dividend or distribution that is made to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis), or (ii) any dividend or distribution payable solely in Qualified Equity Interests of the Company;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Qualified Equity Interests of the Company);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of scheduled maturity or similar payment date); or

(d) any Investment (other than Permitted Investments) in any Person.

“Restricted Subsidiary” means (a) the Issuer and (b) any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the Notes.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Entity” means any corporation, company (including any limited liability company), association, partnership, joint venture, trust, mutual fund or other business entity to which the Company or any Restricted Subsidiary or any other Securitization Entity transfers accounts receivable, collections thereon and related assets (a) which engages in no activities other than in connection with the financing of accounts receivable or related assets, (b) which is designated by the Board of Directors (as provided below) as a Securitization Entity, (c) no portion of the Debt or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Debt) pursuant to Standard Receivables Undertakings and guarantees by the Securitization Entity), (ii) is recourse to or obligates the Company or any Restricted Subsidiary (other than the Securitization Entity) in any way other than pursuant to Standard Receivables Undertakings or (iii) subjects any property or asset of the Company or any Restricted Subsidiary (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Receivables Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of any equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Company or any Restricted Subsidiary, (d) with which none of the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than those reasonably customary for a Qualified Receivables Transaction and, in any event, on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company or such Restricted Subsidiary, and (e) to which none of the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Senior Debt” of the Company means:

(a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of:

(1) Debt of the Company for borrowed money; and

(2) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under this Indenture for the payment of which the Company is responsible or liable;

(b) all Capital Lease Obligations of the Company;

(c) all obligations of the Company;

(1) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(2) under Hedging Obligations; or

(3) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under this Indenture; and

(d) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) above for the payment of which the Company is responsible or liable as guarantor;

provided, that Senior Debt shall not include:

(A) Debt of the Company that is by its terms subordinate in right of payment to the Notes including any Subordinated Debt;

(B) any Debt Incurred in violation of the provisions of this Indenture;

(C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

(D) any liability for federal, state, local or other taxes owed or owing by the Company;

(E) any obligation of the Company to any Subsidiary; or

(F) any obligations with respect to any Capital Stock of the Company.

To the extent that any payment of Senior Debt (whether by or on behalf of the Company as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Senior Debt” of the Issuer or any Subsidiary Guarantor has a correlative meaning to Senior Debt of the Company.

“Senior Secured Credit Facilities” means (a) the ABL Facility, and (b) the Term Loan Facility, as such agreements may be in effect from time to time, in each case, as any or all of such agreements (or any other agreement that Refinances any or all of such agreements) may be amended, restated, modified or supplemented from time to time, or renewed, refunded, refinanced, restructured, replaced, repaid or extended from time to time, whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements, indentures or otherwise.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated pursuant to the Exchange Act.

“Specified Aleris Hedging Agreements” shall mean Hedging Obligations with Aleris or any of its Subsidiaries that are required to be secured by a Lien on any assets of Aleris or any of its Subsidiaries.

“Specified Debt” means Debt for borrowed money, Obligations in respect of Capital Lease Obligations, Debt obligations evidenced by promissory notes and similar instruments and Guarantees of any of the foregoing.

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in an accounts receivable securitization transaction or other factoring or sale of receivables transaction so long as none of the same constitute Debt, a Guarantee (other than in connection with an obligation to repurchase receivables that do not satisfy related representations and warranties) or otherwise require the provision of credit support in excess of credit enhancement established upon entering into such accounts receivable securitization transaction negotiated in good faith at arm’s length.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Debt” means any Debt of the Issuer or any Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or the applicable Guaranty pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which an aggregate of more than 50.0% of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person;

(b) such Person and one or more Subsidiaries of such Person; or

(c) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means (a) each existing U.S. Restricted Subsidiary; (b) each of the Canadian Subsidiary Guarantors; (c) each of Novelis do Brasil Ltda, Novelis UK Ltd., Novelis Europe Holdings Limited, Novelis Services Limited, Novelis Aluminium Holding Unlimited Company, Novelis Deutschland GmbH, Aleris Deutschland Holding GmbH, Aleris Rolled Products Germany GmbH, Aleris Casthouse Germany GmbH, Novelis AG, Novelis Switzerland SA, Novelis PAE S.A.S. and Novelis MEA LTD; and (d) any other Person that becomes a Subsidiary Guarantor pursuant to Section 4.19 or who otherwise executes and delivers a supplemental indenture to the Trustee providing for a Subsidiary Guaranty.

“Subsidiary Guaranty” means a Guarantee on the terms set forth in this Indenture by a Subsidiary Guarantor of the Issuer’s obligations with respect to this Indenture and the Notes.

“Subsidiary Obligors” means (a) the Issuer and (b) each Subsidiary Guarantor.

“Surviving Aleris Debt” shall mean, to the extent outstanding on the closing date of the Aleris Acquisition after giving effect to the Aleris Acquisition, Debt Incurred by any Restricted Subsidiary organized under the laws of the People’s Republic of China that is not a Guarantor pursuant to the terms of the non-recourse multi-currency secured term loan facilities and the revolving facilities of Aleris Aluminum (Zhenjiang) Co., Ltd., in each case, as in effect on the closing date of the Aleris Acquisition.

“Surviving Person” means the surviving or successor Person formed by a merger, consolidation or amalgamation and, for purposes of Section 5.01, a Person to whom all or substantially all of the Property of the Issuer or a Guarantor is sold, transferred, assigned, leased, conveyed or otherwise disposed.

“Taxes” means any present or future tax, duty, levy, interest, assessment or other governmental charge imposed or levied by or on behalf of any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax including any applicable penalties or additional liabilities related thereto.

“Tax Restructuring” means any reorganization and other activity related to tax planning and tax reorganization (as determined by the Company in good faith) entered into after the Issue Date so long as such reorganization or other activity does not materially impair the rights of the holders of the Notes.

“Tax Sharing Agreement” means any tax sharing or profit and loss pooling or similar agreement with customary or arm’s length terms entered into with any Parent Holdco of the Company or Unrestricted Subsidiary, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Indenture.

“Term Loan Facility” means that certain Credit Agreement dated as of January 10, 2017, by and among the Company, certain of its Affiliates, Standard Chartered Bank, as administrative agent and as collateral agent, and the several banks and other financial institutions or entities from time to time parties thereto, including any notes, collateral documents, letters of credit and documentation and guarantees and any appendices, exhibits or schedules to any of the preceding, as such agreements may be in effect from time to time.

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder.

“Transaction Costs” means any fees, costs, accruals, expenses and other transaction costs incurred or paid by the Company, the Issuer or any of its Subsidiaries in connection with the Aleris Transactions, the Note Transactions, this Indenture and the other financing-related documents and the transactions contemplated thereby.

“Trustee” means the Person named as the “Trustee” in the preamble hereto until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“Unrestricted Cash” means, as of any date of determination, an amount equal to the aggregate amount of all cash and Cash Equivalents of the Company and its Restricted Subsidiaries on the Company’s consolidated balance sheet that would not appear as “restricted” on the Company’s consolidated balance sheet, as determined in accordance with GAAP.

“Unrestricted Definitive Notes” means one or more Definitive Notes that do not and are not required to bear the Private Placement Legend.

“Unrestricted Global Notes” means one or more Global Notes that do not and are not required to bear the Private Placement Legend and are deposited with and registered in the name of the Depositary or its nominee.

“Unrestricted Subsidiary” means:

(a) Novelis Services (North America) Inc., Novelis Services (Europe) Inc. and Novelis (India) Infotech Ltd.;

(b) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to Section 4.16 and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(c) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any State thereof or the District of Columbia.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (other than directors’ qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Restricted Subsidiaries.

Section 1.02 Other Definitions.
Term	Defined in Section
Acceleration Notice	6.02
Acceptable Commitment	4.12(b)
Additional Amounts	4.20
Advance Offer	4.12(d)
Advance Portion	4.12(d)
Affiliate Transaction	4.14(a)
Alternate Offer	4.18(b)
Applicable Premium	3.07
Applicable Premium Deficit	8.04(a)
Asset Sale Offer	4.12(d)
Authentication Order	2.02(d)
Benefited Party	10.01
Change in Tax Law	3.09(a)(ii)
Change of Control Amount	4.18(a)
Change of Control Offer	4.18(a)
Covenant Defeasance	8.03
cross acceleration provisions	6.01(e)
Designated Commitment	4.09
Directing Holder	6.02
Event of Default	6.01
Excess Proceeds	4.12(d)
Excess Proceeds Threshold	4.12(d)
Foreign Disposition	4.12(c)
Guaranteed Obligations	10.01
Judgment Currency	12.14
judgment default provisions	6.01(f)
LCT Election	1.04(b)
LCT Test Date	1.04(b)
Legal Defeasance	8.02
losses	7.07
New Holding Parent	4.17
New Holding Parent Guaranty	4.17
NKL	4.13(i)(K)
Noteholder Direction	6.02
Notes	Preamble
Offer Amount	3.10(c)(ii)
Offer Period	3.10(d)
Offer to Purchase	3.10(a)
Parent Guarantor Replacement Events	4.17
Pari Passu Indebtedness	4.12(d)
Paying Agent	2.03(a)
Principal Paying Agent	2.03(a)
Payor	4.20
Permitted Debt	4.09

Position Representation	6.02
Principal Paying Agent	2.03(a)
Purchase Date	3.10(d)
Purchase Price	3.10(c)(ii)
Relevant Tax Jurisdiction	4.20
Relevant Tax Jurisdiction Date	3.09(a)(i)
Register	2.03(d)
Registrar	2.03(c)
Reinstatement Date	4.21(a)
Second Commitment	4.12(b)
Suspended Covenants	4.21(a)
Suspension Period	4.21(a)
Verification Covenant	6.02
Tax Redemption Date	3.09(a)
Transfer Agent	2.03(c)
Trustee	Preamble

Section 1.03 Inapplicability of the TIA.

No provisions of the TIA are incorporated by reference in or made a part of this Indenture unless explicitly incorporated by reference. Unless specifically provided in this Indenture, no terms that are defined under the TIA have such meanings for purposes of this Indenture.

Section 1.04 Rules of Construction; Limited Condition Transactions; Certain Compliance Calculations.

(a) Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP; provided that for clarity purposes, determination of whether an action is for speculative purposes is not an accounting term;

(iii) “or” is not exclusive, unless the context otherwise provides;

(iv) words in the singular include the plural, and in the plural include the singular;

(v) all references in this instrument to “Articles,” “Sections,” subdivisions and “Exhibits” are to the designated Articles, Sections, subdivisions and Exhibits of this instrument as originally executed;

(vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(vii) “including” means “including without limitation;”

(viii) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time thereunder;

(ix) the phrase “in writing” as used herein shall be deemed to include.pdf attachments and other electronic means of transmission, unless otherwise indicated; and

(x) unless the context requires otherwise, any reference to delivery by “mail” shall be deemed to include delivery by electronic mail, facsimile or other means of electronic delivery.

(b) When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Debt, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) either (a) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a Restricted Payment or similar event), or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the City Code in respect of a target of a Limited Condition Transaction made in compliance with the City Code or similar laws or practices in other jurisdictions, and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Debt, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales) and any related pro forma adjustments and, at the election of the Issuer, any other acquisition or similar Investment, Restricted Payment or Asset Sale that has not been consummated but with respect to which the Issuer has elected to test any applicable condition prior to the date of consummation in accordance with this paragraph, as if they had occurred at the beginning of the most recently completed four fiscal quarter period, the Issuer or any of its Restricted Subsidiaries could have taken such actions or consummated such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Debt, for example, whether such Debt is committed, issued or Incurred at the LCT Test Date or at any time thereafter); provided that (a) if financial statements for one or more subsequent fiscal quarters shall have been delivered, the Issuer may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a) of this proviso, compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any such actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Debt, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales), and (c) Consolidated Interest Expense for purposes of the Consolidated Interest Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Debt or, if no such indicative interest margin exists, as reasonably determined by the Issuer in good faith.

(c) For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or total assets of the Issuer or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations (provided, for the avoidance of doubt, that the Issuer or any Restricted Subsidiary may rely upon any improvement in any such ratio, test or basket availability); (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of the determination of such compliance or satisfaction); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction and other actions or transactions in connection therewith (including any Incurrence of Debt and the use of proceeds thereof (but without netting the cash proceeds thereof)) as if such Limited Condition Transaction had been consummated.

(d) Notwithstanding anything to the contrary herein, in the event an item of Debt, Disqualified Stock or Preferred Stock (or any portion thereof) is Incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Consolidated Interest Coverage Ratio, Net Senior Secured Leverage Ratio or Net Total Leverage Ratio, such ratio(s) shall be calculated with respect to such Incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than another ratio basket based on the Consolidated Interest Coverage Ratio, Net Senior Secured Leverage Ratio or Net Total Leverage Ratio) on the same date. Each item of Debt, Disqualified Stock or Preferred Stock that is Incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Consolidated Interest Coverage Ratio, Net Senior Secured Leverage Ratio or Net Total Leverage Ratio.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form included in Exhibit A hereto, which is hereby incorporated in and expressly made part of this Indenture. The Notes may have notations, legends or endorsements required by law, trading market or depository rule or usage in addition to those set forth on Exhibit A. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The terms and provisions contained in the Notes shall constitute a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. To the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Form of Notes. The Notes shall be issued in global form and shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and transfers of interests therein. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Registrar or the Common Depositary or the Principal Paying Agent at the direction of the Trustee, in accordance with written instructions given by the Holder thereof as required by Section 2.06.

(c) Book-Entry Provisions. Participants shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Common Depositary, and the Common Depositary shall be treated by the Company, the Issuer, the Trustee and any agent of the Company, the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Issuer, the Trustee or any agent of the Company, the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or impair, as between the Common Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Euroclear or Clearstream governing the exercise of the rights of a Holder of a Book-Entry Interest in any Global Note.

Section 2.02 Execution and Authentication.

(a) One Officer shall execute the Notes on behalf of the Issuer by manual or facsimile signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated by the Trustee, the Note shall nevertheless be valid.

(c) A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d) The Trustee shall, upon a written order of the Issuer signed by an Officer (an “Authentication Order”), authenticate Notes for issuance.

(e) The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. Unless otherwise provided in such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as the Trustee to deal with Holders, the Issuer or an Affiliate of the Issuer. The Trustee hereby appoints Deutsche Bank Trust Company Americas as Authenticating Agent. Deutsche Bank Trust Company Americas hereby accepts such appointment and the Issuer hereby confirms that such appointment is acceptable to it.

Section 2.03 Paying Agent, Registrar and Transfer Agent.

(a) The Issuer will maintain one or more paying agents (each, a “Paying Agent” and, together, the “Paying Agents”) for the Notes in the city of London (the “Principal Paying Agent”). The initial Paying Agent will be Deutsche Bank AG, London Branch and Deutsche Bank AG, London Branch hereby accepts such appointment.

(b) In addition, the Issuer or any of its Subsidiaries may act as paying agent in connection with the Notes, provided, however in no event may the Issuer act as Paying Agent or appoint a Paying Agent in any member state of the European Union where the Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes unless the Paying Agent would be so obliged if it were located in all other member states.

(c) The Issuer will also maintain one or more registrars (each a “Registrar”) and one or more transfer agents (each a “Transfer Agent”). The initial Registrar for the Notes will be Deutsche Bank Trust Company Americas and Deutsche Bank Trust Company Americas hereby accepts such appointment. The initial Transfer Agent will be Deutsche Bank AG, London Branch and Deutsche Bank AG, London Branch hereby accepts such appointment.

(d) The Registrar and the Transfer Agent will maintain a register (the “Register”) for the Notes reflecting ownership of Definitive Notes (as defined herein) outstanding from time to time and will make payments on and facilitate transfer of Definitive Notes on the behalf of the Issuer. The Registrar and/or the Transfer Agent (as the case may be) will promptly inform the Issuer of any changes to the Register. In the case of discrepancy between the Register and the register kept by, and at the office of, the Issuer, the registrations in the register held by, and at the registered office of, the Issuer shall prevail. The Transfer Agent shall perform the functions of a transfer agent.

(e) Upon written notice to the Trustee, the Issuer may change the Paying Agents, the Registrar or the Transfer Agent without prior notice to the Holders (subject, in the case of a Paying Agent, to the condition described in clause (b) of this Section 2.03). For so long as the Notes are listed on the Official List of the Exchange and the rules of the Exchange so require, the Issuer will notify the Exchange of any change of the Paying Agent, the Registrar or the Transfer Agent.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuer will require each Paying Agent (other than the Trustee or an Affiliate of the Trustee) that is not a party to this Indenture to agree in writing that each Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium or Additional Amounts, if any, or interest on the Notes, and will notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) will have no further liability for the money. If any of the Issuer or any of the Issuer’s Subsidiaries acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any insolvency, bankruptcy or reorganization proceedings relating to the Issuer (including, without limitation, its bankruptcy, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), the Paying Agent shall serve as an agent of the Trustee for the Notes. The Issuer shall no later than 10:00 a.m. (London time) on the Business Day prior to the day on which the Paying Agent is to receive payment, procure that the bank effecting payment for it confirms to the Paying Agent the payment instructions relating to such payment. A Paying Agent shall not be obliged to pay the Holders of the Notes (or make any other payment) unless and until such time as it has confirmed receipt of funds sufficient to make the relevant payment.

Section 2.05 Holder Lists.

The Registrar will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee or the Principal Paying Agent is not the Registrar, the Issuer will furnish or cause the Registrar to furnish, to the Trustee and each Paying Agent at least seven Business Days before each interest payment date and at such other times as the Trustee or the Principal Paying Agent may request in writing, a list of the names and addresses of the Holders of Notes in such form and as of such date as the Trustee or the Principal Paying Agent may reasonably require.

Neither the Trustee nor any other agent appointed to fulfill the Trustee’s duties will have any responsibility or be liable for any aspect of the records in relation to, or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by a Depositary to a Common Depositary or a nominee of such Common Depositary, by a Common Depositary or a nominee of such Depositary to such Depositary or to another nominee or Common Depositary of such Depositary, or by such Common Depositary or Depositary or any such nominee to a successor Depositary or Common Depositary or a nominee thereof. All Global Notes will be exchanged by the Issuer for Definitive Notes:

(i) if Euroclear or Clearstream notifies the Issuer that it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Issuer within 120 days; or

(ii) if the owner of a Book-Entry Interest requests such exchange in writing delivered through either Euroclear or Clearstream following an Event of Default under this Indenture which results in action by the Trustee pursuant to the enforcement provisions under this Indenture.

Upon the occurrence of any of the preceding events in clauses (1) through (2) above, the Issuer shall issue or cause to be issued Definitive Notes in such names as the relevant Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a). Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or Section 2.06(c) hereof.

(b) Transfer and Exchange of Book-Entry Interests in the Global Notes. The transfer and exchange of Book Entry Interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Book Entry Interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of Book Entry Interests in Global Notes also shall require compliance with either clause 2.06(b)(i) or 2.06(b)(ii), as applicable, as well as one or more of the other following clauses, if applicable:

(i) Transfer of Book-Entry Interests in the Same Global Note. Book-Entry Interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend and any Applicable Procedures. Book-Entry Interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note. Except as may be required by any Applicable Procedures or set forth in the Private Placement Legend, no written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Book-Entry Interests in Global Notes. In connection with all transfers and exchanges of Book-Entry Interests that are not subject to Section 2.06(b)(i), the transferor of such Book-Entry Interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the Book-Entry Interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(1) above. Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g).

(iii) Transfer of Book-Entry Interests in a Restricted Global Note to Another Restricted Global Note. A holder of a Book-Entry Interest in a Restricted Global Note may transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a Book-Entry Interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof or, if permitted by the Applicable Procedures, item (3) thereof;

(B) if the transferee will take delivery in the form of a Book-Entry Interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer or Exchange of Book-Entry Interests in a Restricted Global Note for Book-Entry Interests in an Unrestricted Global Note. A holder of a Book-Entry Interest in a Restricted Global Note may exchange such Book-Entry Interest for a Book-Entry Interest in an Unrestricted Global Note or may transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note only if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and:

(A) the Registrar receives the following:

(1) if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Book-Entry Interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such Book-Entry Interest in a Restricted Global Note proposes to transfer such Book-Entry Interest to a Person who shall take delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer complies with the Securities Act and that the restrictions on transfer contained herein and in the first two paragraphs of the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act; or

(B) such transfer is effected pursuant to an automatic exchange in accordance with Section 2.06(i) of this Indenture.

If any such transfer is effected pursuant to clauses (b)(iv)(A) or (B) of this Section 2.06 at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests transferred pursuant to clauses (b)(iv)(A) or (B) of this Section 2.06.

(v) Transfer or Exchange of Book-Entry Interests in an Unrestricted Global Note for Book-Entry Interests in a Restricted Global Note Prohibited. Book-Entry Interests in an Unrestricted Global Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, Book-Entry Interests in a Restricted Global Note.

(c) Transfer and Exchange of Book-Entry Interests in Global Notes for Definitive Notes.

(i) Transfer or Exchange of Book-Entry Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Restricted Definitive Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such Book-Entry Interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Book-Entry Interest is being transferred to a “Non-U.S. Person” in an offshore transaction (as defined in Section 902(k) of Regulation S) in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Book-Entry Interest is being transferred pursuant to another exemption from the registration requirements of the Securities Act in accordance, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof; or

(E) if such Book-Entry Interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof, the Trustee shall reduce or cause to be reduced in a corresponding amount pursuant to Section 2.06(g), the aggregate principal amount of the applicable Restricted Global Note, and the Issuer shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate and deliver a Restricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such Book-Entry Interest in the instructions delivered to the Registrar by the Depositary and the applicable Participant or Indirect Participant on behalf of such holder. Any Restricted Definitive Note issued in exchange for Book-Entry Interests in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall designate in such instructions. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a Book-Entry Interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Transfer or Exchange of Book-Entry Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a Book-Entry Interest in a Restricted Global Note may exchange such Book-Entry Interest for an Unrestricted Definitive Note or may transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A) if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such Book-Entry Interest in a Restricted Global Note proposes to transfer such Book-Entry Interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer complies with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of any of the conditions of this Section 2.06(c)(ii), the Issuer shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such Book-Entry Interest in instructions delivered to the Registrar by the Depositary and the applicable Participant or Indirect Participant on behalf of such holder, and the Trustee shall reduce or cause to be reduced in a corresponding amount pursuant to Section 2.06(g), the aggregate principal amount of the applicable Restricted Global Note.

(iii) Transfer or Exchange of Book-Entry Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a Book-Entry Interest in an Unrestricted Global Note proposes to exchange such Book-Entry Interest for an Unrestricted Definitive Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the applicable conditions set forth in Section 2.06(b)(ii), the Trustee shall reduce or cause to be reduced in a corresponding amount pursuant to Section 2.06(g), the aggregate principal amount of the applicable Unrestricted Global Note, and the Issuer shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such Book-Entry Interest in instructions delivered to the Registrar by the Depositary and the applicable Participant or Indirect Participant on behalf of such holder. Any Unrestricted Definitive Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall designate in such instructions. The Trustee shall deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.06(c)(iii) shall not bear the first two paragraphs of the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Book-Entry Interests in the Global Notes.

(i) Transfer or Exchange of Restricted Definitive Notes to Book-Entry Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a Book-Entry Interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a Book-Entry Interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a “Non-U.S. Person” in an offshore transaction (as defined in Rule 902(k) of Regulation S) in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to another exemption from the registration requirements of the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof; or

(E) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased in a corresponding amount pursuant to Section 2.06(g), the aggregate principal amount of, in the case of clause (d)(i)(A) of this Section 2.06, the appropriate Restricted Global Note, in the case of clause (d)(i)(B) of this Section 2.06, a 144A Global Note, and in the case of clause (d)(i)(C) of this Section 2.06, a Regulation S Global Note, and in all other cases, the appropriate Restricted Global Note.

(ii) Transfer or Exchange of Restricted Definitive Notes to Book-Entry Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Restricted Definitive Note for a Book-Entry Interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a Book-Entry Interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Restricted Definitive Note proposes to transfer such Restricted Definitive Note to a Person who shall take delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the first two paragraphs of the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses in this Section 2.06(d)(ii), the Trustee shall cancel such Restricted Definitive Note and increase or cause to be increased in a corresponding amount pursuant to Section 2.06(g), the aggregate principal amount of the Unrestricted Global Note.

(iii) Transfer or Exchange of Unrestricted Definitive Notes to Book-Entry Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a Book-Entry Interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased in a corresponding amount pursuant to Section 2.06(g) the aggregate principal amount of one of the Unrestricted Global Notes.

(iv) Transfer or Exchange of Unrestricted Definitive Notes to Book-Entry Interests in Restricted Global Notes Prohibited. An Unrestricted Definitive Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, Book-Entry Interests in a Restricted Global Note.

(v) Issuance of Unrestricted Global Notes. If any such exchange or transfer of a Definitive Note for a Book-Entry Interest in an Unrestricted Global Note is effected pursuant to clause (iii) of this Section 2.06(d) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i) Transfer of Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii) Transfer or Exchange of Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Notes for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Restricted Definitive Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer complies with the Securities Act and that the restrictions on transfer contained herein and in the first two paragraphs of the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses of this Section 2.06(e)(ii), the Trustee shall cancel the prior Restricted Definitive Note and the Issuer shall execute, and upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate aggregate principal amount to the Person designated by the holder of such prior Restricted Definitive Note in instructions delivered to the Registrar by such holder.

(iii) Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes. A holder of Unrestricted Definitive Notes may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the holder thereof.

(f) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend.

(A) Except as permitted by clause (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY (OR ITS PREDECESSOR NOTE) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR

RULE 904 UNDER THE SECURITIES ACT, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (V) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF €100,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (VI) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND IN EACH OF CASES (III), (IV) AND (V) SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

THIS SECURITY HAS NOT BEEN QUALIFIED BY PROSPECTUS OR OTHERWISE PURSUANT TO CANADIAN SECURITIES LAWS. UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY IN CANADA OR TO CANADIAN RESIDENTS BEFORE THE DATE THAT IS FOUR (4) MONTHS AND A DAY AFTER THE LATER OF (I) MARCH 31, 2021 AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to clauses (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (i) to this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the first two paragraphs of the Private Placement Legend.

(C) Notwithstanding the foregoing, any Regulation S Global Note shall bear the legend in substantially the following form:

THIS SECURITY (OR ITS PREDECESSOR NOTE) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Notes, the aggregate principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Registrar, the Principal Paying Agent or the Common Depositary at the direction of the Trustee to reflect such reduction; and if the Book-Entry Interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note, the aggregate principal amount of such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Registrar, the Principal Paying Agent or the Common Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee or the Authenticating Agent will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a Book-Entry Interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.12, 4.18 and 9.04).

(iii) No Transfer Agent or Registrar will be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

(v) None of the Issuer, the Registrar or the Transfer Agent shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the date of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date (including a Regular Record Date) and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium and Additional Amounts, if any, and interest on such Note and for all other purposes, in each case regardless of any notice to the contrary.

(vii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(viii) The Trustee is hereby authorized and directed to enter into a letter of representation with the Depositary in the form provided by the Issuer and to act in accordance with such letter.

(i) Automatic Exchange from Restricted Global Note to Unrestricted Global Note. At the option of the Issuer and upon compliance with the following procedures, Book-Entry Interests in a Restricted Global Note shall be exchanged for Book-Entry Interests in an Unrestricted Global Note. In order to effect such exchange, the Issuer shall provide written notice to the Trustee instructing the Trustee to (i) direct the Depositary to transfer the specified amount of the outstanding Book-Entry Interests in a particular Restricted Global Note to an Unrestricted Global Note and provide the Depositary with all such information as is necessary for the Depositary to appropriately credit and debit the relevant Holder accounts and (ii) provide prior written notice to all Holders of such exchange, which notice must include the date such exchange is proposed to occur, the ISIN number of the relevant Restricted Global Note and the ISIN number of the Unrestricted Global Note into which such Holders’ Book-Entry Interests will be exchanged. As a condition to any such exchange pursuant to this Section 2.06(i), the Trustee shall be entitled to receive from the Company or the Issuer, and rely upon conclusively without any liability, an Officer’s Certificate and an Opinion of Counsel, in form and in substance reasonably satisfactory to the Trustee, to the effect that such transfer of Book-Entry Interests to the Unrestricted Global Note shall be effected in compliance with the Securities Act. The Company or the Issuer may request from Holders such information it reasonably determines is required in order to be able to deliver such Officer’s Certificate and Opinion of Counsel. Upon such exchange of Book-Entry Interests pursuant to this Section 2.06(i), the Registrar shall reflect on its books and records the date of such transfer and a decrease and increase, respectively, in the principal amount of the applicable Restricted Global Note and the Unrestricted Global Note, respectively, equal to the principal amount of Book-Entry Interests transferred. Following any such transfer pursuant to this Section 2.06(i) of all of the Book-Entry Interests in a Restricted Global Note, such Restricted Global Note shall be cancelled by the Trustee.

Section 2.07 Replacement Notes.

(a) If any mutilated Note is surrendered to the Registrar or the Trustee, or if the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate and deliver in exchange therefor a replacement Note of like tenor and principal amount, bearing a number not contemporaneously outstanding. If required by the Trustee or the Issuer, the Holder of such Note shall provide indemnity that is sufficient, in the judgment of the Issuer and the Trustee, to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer in connection with such replacement. If required by the Trustee or the Issuer, such Holder shall reimburse the Issuer for its reasonable expenses in connection with such replacement.

(b) Every replacement Note issued in accordance with this Section 2.07 shall be the valid obligation of the Issuer, evidencing the same debt as the destroyed, lost or stolen Note, and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

(a) The Notes outstanding at any time shall be the entire principal amount of Notes represented by all of the Global Notes and Definitive Notes authenticated by the Trustee or the Authenticating Agent except for those cancelled by it, those delivered to it for cancellation, those subject to reductions in Book-Entry Interests effected by the Trustee in accordance with Section 2.06, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note shall not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that Notes held by the Company or a Subsidiary of the Company shall be deemed not to be outstanding for purposes of Section 3.07(c).

(b) If a Note is replaced pursuant to Section 2.07, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced note is held by a bona fide purchaser.

(c) If the principal amount of any Note is considered paid under Section 4.01, it shall cease to be outstanding and interest on it shall cease to accrue.

(d) If the Paying Agent (other than the Company, the Issuer or a Subsidiary or Affiliate thereof) holds, on a redemption date, a Purchase Date or a Maturity Date, funds sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, the Issuer or by any Affiliate of the Company or the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Global Notes or Definitive Notes in exchange for temporary Notes, as applicable. After preparation of Definitive Notes, the Temporary Note will be exchangeable for Definitive Notes upon surrender of the Temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar, Paying Agent and Transfer Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. Upon sole direction of the Issuer, the Trustee, the Registrar or the Paying Agent (other than the Issuer or a Subsidiary of the Issuer) and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirements of the Exchange Act or other applicable laws) customary in accordance with its process unless by written order, signed by an Officer of the Issuer, the Issuer directs them to be returned to it.

Certification of the destruction of all cancelled Notes shall be delivered to the Issuer from time to time upon request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. The Issuer undertakes to promptly inform the Authority (as long as the Notes are listed on the Official List of the Exchange and the rules of the Authority so require) on any such cancellation.

Section 2.12 Payment of Interest; Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. In such event, the Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment and shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related Interest Payment Date for such defaulted interest. At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed to Holders a notice that states the special record date, the related Interest Payment Date and the amount of such interest to be paid. The Issuer undertakes to promptly inform the Authority (as long as the Notes are listed on the Official List of the Exchange and the rules of the Authority so require) of any such special record date.

Section 2.13 CUSIP, ISIN or Common Code Numbers.

The Issuer in issuing the Notes may use “CUSIP”, “ISIN” and/or “Common Code” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP”, “ISIN” and/or “Common Code” numbers in notices of redemption or Offers to Purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or notice of an Offer to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the “CUSIP”, “ISIN” and/or “Common Code” numbers.

Section 2.14 Issuance of Additional Notes.

The Issuer shall be entitled, subject to its compliance with Section 4.09, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the date hereof, other than with respect to the date of issuance and issue price (except that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will be assigned a different ISIN, CUSIP and/or Common Code number or other identification number so that they are distinguishable from such previously issued notes). The Initial Notes issued on the date hereof and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including directions, waivers, amendments, consents, redemptions and Offers to Purchase.

With respect to any Additional Notes, the Company or the Issuer shall set forth in a Board Resolution and an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(b) the issue price, the issue date and the CUSIP and/or ISIN and/or Common Code number of such Additional Notes; provided, however, that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will be assigned a different ISIN, CUSIP and/or Common Code number or other identification number; and

(c) whether such Additional Notes shall be subject to the restrictions on transfer set forth in Section 2.06 relating to Restricted Global Notes and Restricted Definitive Notes.

Section 2.15 Pro Rata Payments.

If on any given day the Issuer makes a payment to the Paying Agent or the Trustee in respect of the Notes and such payment is not sufficient to pay all amounts due and payable on such date in respect of such Notes, such payment shall be applied to the amounts then due and payable on the subject Notes on a pro rata basis based on the amounts then due and payable on such Notes.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it shall furnish to the Trustee and the Principal Paying Agent, at least five Business Days before the publication of the notice of such redemption (or such shorter period as may be allowed by the Trustee and the Principal Paying Agent), an Officers’ Certificate setting forth (a) the applicable section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the principal amount of Notes to be redeemed, (d) the calculation of the redemption price but need not include the redemption price itself and (e) any conditions precedents as set forth in the final paragraph of Section 3.03.

Section 3.02 Selection of Notes to Be Redeemed.

If fewer than all of the Notes are to be redeemed at any time, Euroclear or Clearstream will credit their respective participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or on such other basis as they deem fair and appropriate; provided, however, that no principal amount of less than €100,000 may be redeemed in part. If the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through Euroclear or Clearstream, or Euroclear or Clearstream prescribes no method of selection, the Notes will be selected on a pro rata basis by use of a pool factor; provided, however, that no Note of €100,000 in aggregate principal amount or less shall be redeemed in part and only Notes in integral multiples of €1,000 will be redeemed. The Paying Agent or Registrar, as the case may be, shall notify the Issuer and the Trustee promptly of the Notes or portions of Notes to be redeemed. Neither the Paying Agent nor the Registrar will be liable for any selections made in accordance with this Section 3.02.

If any Notes of any series are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount to be redeemed. In the case of a Definitive Note, a new Definitive Note in principal amount equal to the unredeemed portion of any Definitive Registered Note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Definitive Note. In the case of a Global Note, an appropriate notation will be made on such Global Note or in accordance with the procedures of Euroclear or Clearstream (as applicable) to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.

Section 3.03 Notice of Redemption.

At least 10 days but not more than 60 days prior to a redemption date, the Issuer shall mail or cause to be mailed, electronically or by first-class mail, postage prepaid, a notice of redemption to each Holder whose Notes are to be redeemed at such Holder’s registered address appearing in the Register or otherwise in accordance with the procedures of Euroclear or Clearstream for communication to entitled account holders in substitution for the aforesaid mailing, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date and the record date;

(b) the appropriate method for calculation of the redemption price, but need not include the redemption price itself; the actual redemption price shall be set forth in an Officers’ Certificate delivered to the Trustee and Paying Agent no later than two (2) Business Days prior to the redemption date;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the applicable section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) that no representation is made as to the correctness of the CUSIP and/or ISIN and/or Common Code numbers, if any, listed in such notice or printed on the Notes; and

(i) any conditions precedent to which the redemption is subject.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee a least five Business Days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice (in the name and at the expense of the Issuer) and setting forth the information to be stated in such notice as provided in this Section 3.03.

In connection with any redemption of Notes (including with the proceeds of a Qualified Equity Offering) or any Offer to Purchase (including in connection with a Change of Control, Alternate Offer or Asset Sale Offer), any such redemption or purchase may, at the Issuer’s discretion, be subject to one or more conditions precedent, including the completion of any related financing or Qualified Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s sole discretion, the redemption or purchase date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption or purchase date, or by the redemption or purchase date so delayed, and that such redemption or purchase provisions may be adjusted to comply with the requirements of any Depositary for the Notes; provided that in no case shall the notice have been delivered less than 10 days or more than 60 days prior to the date on which such redemption (if any) occurs. In addition, the Issuer may provide in such notice that payment of the redemption or purchase price and performance of the Issuer’s other obligations with respect to such redemption or purchase may be performed by a direct or indirect parent of the Issuer to the extent such parent performs such obligations in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to such redemption or purchase.

If and for so long as any Notes are listed on the Exchange and if and to the extent the rules of the Exchange so require, the Issuer will notify the Exchange of any such notice to the holders of the relevant Notes and, in connection with any redemption, the Issuer will notify the Exchange of any change in the principal amount of Notes outstanding.

Section 3.04 Effect of Notice of Redemption.

Once a notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption shall become irrevocably due and payable on the redemption date at the redemption price (except to the extent such redemption is conditional as set forth in final paragraph of Section 3.03).

Section 3.05 Deposit of Redemption Price.

On or prior to 10:00 a.m. London time on the Business Day prior to any redemption date, the Issuer shall deposit with the Paying Agent money sufficient to pay the redemption price of and, if applicable, accrued and unpaid interest and Additional Amounts on all Notes to be redeemed on that date. The Paying Agent shall promptly, and in any event within two (2) Business Days after the redemption date, return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest and Additional Amounts, if any, on, all Notes to be redeemed. Neither the Trustee nor any Agent shall be required to pay out any money without such money first having been placed in its funds.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption date and in accordance with Section 2.08(d), interest shall cease to accrue on the Notes or the portions of Notes called for purchase or redemption, whether or not such Notes are presented for payment. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest and Additional Amounts, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) Except as set forth in clauses (b) and (c) of this Section 3.07, the Notes will not be redeemable at the option of the Issuer prior to April 15, 2024. Starting on that date, the Issuer may, from time to time, redeem all or any portion of the Notes. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). The following prices are for Notes redeemed during the 12 month period commencing on April 15 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price
2024	101.6875%
2025	100.8438%
2026 and thereafter	100.000%

(b) At any time prior to April 15, 2024, the Issuer may, from time to time, redeem all or any portion of the Notes at a redemption price equal to the greater of:

(i) 100.0% of the principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of (A) the redemption price of the Notes at April 15, 2024 (as set forth in the preceding paragraph) and (B) the remaining scheduled payments of interest from the redemption date through April 15, 2024, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date (assuming a 360-day year consisting of twelve 30-day months), at the Bund Rate plus 50 basis points, plus, in either case, accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the redemption date (subject to the right of holders of record on the Relevant Record Date to receive interest due on the relevant Interest Payment Date) (the “Applicable Premium”).

(c) In addition, at any time and from time to time prior to April 15, 2024, the Issuer may redeem up to a maximum of 40.0% of the original aggregate principal amount of the Notes (including any Additional Notes) with an amount up to the proceeds of one or more Qualified Equity Offerings at a redemption price equal to 103.375% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the redemption date (subject to the right of holders of record on the Relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that after giving effect to any such redemption, at least 50.0% of the original aggregate principal amount of the Notes (including any Additional Notes) remains outstanding (unless all Notes are redeemed concurrently). Notice of any such redemption shall be made within 90 days of such Qualified Equity Offering.

(d) Other than as specifically provided in this Section 3.07, any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.08 Sinking Fund.

The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Redemption for Changes in Taxes.

(a) If (i) any Payor becomes obligated to pay Additional Amounts as set forth under Section 4.20 hereof, (ii) such obligation cannot be avoided by the taking of reasonable measures available to the Payor and (iii) the requirement arises as a result of:

(i) any change in or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the Relevant Tax Jurisdiction which change or amendment has not been publicly announced as formally proposed before, and which becomes effective on or after, the Issue Date or, if a Relevant Tax Jurisdiction has changed since the Issue Date, the date on which such Relevant Tax Jurisdiction became an applicable Relevant Tax Jurisdiction pursuant to this Indenture (the “Relevant Tax Jurisdiction Date”); or

(ii) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation has not been publicly announced as formally proposed before, and becomes effective on or after, the Relevant Tax Jurisdiction Date (each of the foregoing clauses (i) and (ii), a “Change in Tax Law”), the Notes may be redeemed, in whole but not in part, at the option of the Issuer, upon not less than 10 days’ nor more than 60 days’ prior notice of redemption at 100% of the outstanding principal amount thereof together with accrued and unpaid interest, if any, to but excluding the date fixed for redemption (a “Tax Redemption Date”) and Additional Amounts, if any, then due and that will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts, if any, in respect thereof).

(b) Prior to giving any notice of redemption pursuant to this provision, the Issuer shall deliver to the Trustee and Principal Paying Agent (i) an Officers’ Certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred and (ii) an Opinion of Counsel qualified under the laws of the Relevant Tax Jurisdiction to the effect that the Payor has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee shall be entitled to accept such Officers’ Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of such conditions precedent, in which event it shall be conclusive and binding on the Holders.

(c) No notice of redemption pursuant to this Section 3.09 may be given (i) earlier than 60 days prior to the earliest date on which the Payor would be obligated to pay such Additional Amounts were a payment in respect of the Notes then due, or (ii) if at the time such notice is given, such obligation to pay such Additional Amounts does not remain in effect.

(c) This Section 3.09 will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is incorporated or organized or any political subdivision or taxing authority or agency thereof or therein.

Section 3.10 Offer To Purchase Procedures.

(a) In the event that, pursuant to Section 4.12 or 4.18, the Issuer shall be required to commence an Asset Sale Offer or a Change of Control Offer (each, an “Offer to Purchase”), it shall follow the procedures specified below.

(b) The Issuer shall commence the Offer to Purchase by sending, by first-class mail or electronic delivery, with a copy to the Trustee, to each Holder, a notice the terms of which shall govern the Offer to Purchase stating:

(i) that the Offer to Purchase is being made pursuant to this Section 3.10, Section 4.12 or Section 4.18, as the case may be, and, in the case of a Change of Control Offer Triggering Event, that a Change of Control Triggering Event has occurred, the circumstances regarding the Change of Control Triggering Event, and that a Change of Control Offer is being made pursuant to Section 4.18;

(ii) the principal amount of Notes required to be purchased pursuant to Section 4.12 or Section 4.18, as the case may be (the “Offer Amount”), the purchase price set forth in Section 4.12 or Section 4.18, as the case may be (the “Purchase Price”), the Offer Period and the Purchase Date (each as defined below);

(iii) except as provided in clause (ix) of this Section 3.10(c), that all Notes timely tendered and not withdrawn shall be accepted for payment;

(iv) that any Note not tendered or accepted for payment shall continue to accrue interest;

(v) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Purchase Date;

(vi) that Holders electing to have a Note purchased pursuant to an Offer to Purchase may elect to have Notes purchased in denominations of €100,000 or integral multiples of €1,000 in excess thereof only;

(vii) that Holders electing to have a Note purchased pursuant to any Offer to Purchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice before the close of business on the third Business Day before the Purchase Date;

(viii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission, electronic mail or letter setting forth the name of the Holder, the principal amount of the Note (or portions thereof) the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(ix) that, in the case of an Asset Sale Offer, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of €100,000 or integral multiples of €1,000 in excess thereof shall be purchased, provided that Notes of €100,000 or less may only be redeemed in whole and not in part);

(x) that Holders whose Notes were purchased in part shall be issued replacement Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); and

(xi) any other procedures the Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

(c) The Offer to Purchase shall remain open for a period of at least 30 days but no more than 60 days following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five (5) Business Days (and in any event no later than the 60th day following the Change of Control except to the extent that a longer period is required by applicable law) after the termination of the Offer Period (the “Purchase Date”), the Issuer shall purchase the Offer Amount or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. The Issuer shall publicly announce the results of the Offer to Purchase on the Purchase Date.

(d) On or prior to the Purchase Date, the Issuer shall, to the extent lawful:

(i) accept for payment (on a pro rata basis to the extent necessary in connection with an Asset Sale Offer), the Offer Amount of Notes or portions of Notes properly tendered and not withdrawn pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered;

(ii) deposit with the Paying Agent funds in an amount equal to the Purchase Price in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer and that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.10.

(e) The Paying Agent (or the Company or the Issuer, if acting as the Paying Agent) shall promptly (but in the case of a Change of Control, not later than 60 days from the date of the Change of Control) deliver to each tendering Holder the Purchase Price. In the event that any portion of the Notes surrendered is not purchased by the Issuer, the Issuer shall promptly execute and issue a new Note in a principal amount equal to such unpurchased portion of the Note surrendered, and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate and deliver (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided, however, that each such new Note shall be in a principal amount of €100,000 or integral multiples of €1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof.

(f) If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest on any Note shall be paid to the Person in whose name such Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Purchase.

(g) The Issuer shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with Section 4.12 or 4.18, as applicable, this Section 3.10 or other provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 4.12 or 4.18, as applicable, this Section 3.10 or such other provision by virtue of such compliance.

(h) Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made in accordance with the provisions of Sections 3.01 through 3.06.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium and Additional Amounts, if any, and interest on, the Notes on the dates and in the manner provided in this Indenture and the Notes. Principal, premium and Additional Amounts, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof (including the Issuer), holds as of 10:00 a.m. (London time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium and Additional Amounts, if any, and interest then due. Such Paying Agent shall return to the Issuer promptly, and in any event, no later than two (2) Business Days following the date of payment, any money (including accrued interest) that exceeds such amount of principal, premium and Additional Amounts, if any, and interest paid on the Notes. If a payment date is not a Business Day, payment may be made at that place on the next succeeding day that is not a Business Day, and no interest shall accrue on such payment for the intervening period.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium and Additional Amounts, if any, from time to time on demand at a rate that is equal to the rate then in effect and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful.

Interest shall be computed on the aggregate nominal amount outstanding on the basis of a 360-day year comprised of twelve 30-day months. For purposes of the Interest Act (Canada), the yearly rate of interest that is equivalent to the rate payable hereunder is the rate payable multiplied by the actual number of days in the year and divided by 360.

Section 4.02 Maintenance of Office or Agency.

(a) The Issuer shall maintain an office or agency (which may be an office or drop facility of the Trustee or an Affiliate of the Trustee) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the office of the Trustee (the address of which is specified in Section 12.02 hereof) as one such office, drop facility or agency of the Issuer in accordance with Section 2.03 and Section 4.02(a).

Section 4.03 Reports and Other Information.

Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders, within the time periods specified in the Commission’s rules and regulations (as in effect on the Issue Date) for non-accelerated filers:

(a) all quarterly and annual financial information that would be required to be contained in a filing by a non-accelerated filer with the Commission on Forms 10-Q and 10-K (or any successor or comparable forms) if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(b) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

The Company will be deemed to have furnished to the Holders the reports referred to in Sections 4.03(a) and (b) if the Company has either (i) filed such reports with the Commission (and such reports are publicly available), (ii) posted such reports on the Company Website, made such reports available to the Trustee and issued a press release in respect thereof or (iii) when not otherwise filing such reports with the Commission, posted such reports on IntraLinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgment; provided that in all cases the Company shall make such information available to securities analysts and prospective investors upon request; and provided further that, solely to the extent that the Company elects to comply with this Section 4.03 as described in clause (iii) above, the Company shall, not later than 10 Business Days after providing the information required by Sections 4.03(a) and (b), hold a publicly accessible conference call to discuss such information for the relevant fiscal period and issue a press release in respect thereof no fewer than three (3) Business Days prior to the date of such conference call.

For purposes of this Section 4.03, the term “Company Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.novelis.com or such other address as the Company may from time to time designate in writing to the Trustee. In addition, the Company agrees that, for so long as any Notes remain outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Notwithstanding the foregoing, the Company will not be required to furnish any information required by Item 3-10 or 3-16 of Regulation S-X under the Securities Act, it being understood that the Company will provide information with respect to its Subsidiaries consistent with such information included in the Offering Memorandum. In addition, such reports will not be subject to the TIA.

If at any subsequent time any direct or indirect parent company of the Company becomes a Guarantor of the Notes (there being no obligation of such parent to do so), the reports, information and other documents required to be furnished to the Holders pursuant to this Section 4.03 may, at the option of the Company, be furnished by and be those of such parent rather than the Company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company, as applicable, and its Restricted Subsidiaries on a standalone basis, on the other hand.

Contemporaneously with the furnishing of each such report set forth in clauses (1) and (2) of the first paragraph of this Section 4.03, the Issuer will also make available copies of such reports to the Authority (to the extent required by the rules of the Authority).

Notwithstanding anything herein to the contrary, any failure to comply with this Section 4.03 shall be automatically cured when the Company or any direct or indirect parent of the Company, as the case may be, furnishes all required reports to the holders of the Notes or files all required reports with the Commission.

Section 4.04 Statement as to Compliance.

The Issuer shall deliver to the Trustee no later than the date on which the Company is required to deliver annual reports pursuant to Section 4.03, an Officers’ Certificate stating that in the course of the performance by the relevant officers of their respective duties as an officer of the Issuer they would normally have knowledge of any Default or Event of Default and whether or not such officers know of any Default that occurred during such period and, if any, specifying such Default or Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material Taxes, except such as are being contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06 Stay, Extension and Usury Laws.

Each of the Company and the Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Corporate Existence.

Subject to Article 5 and Section 10.04, each of the Company and the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company, the Issuer or any such Restricted Subsidiary and (ii) the material rights (charter and statutory), licenses and franchises of the Company, the Issuer and the other Restricted Subsidiaries; provided, however, that the Company and the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any Restricted Subsidiary, if an Officer or the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders, or that such preservation is not necessary in connection with any transaction not prohibited by this Indenture.

Section 4.08 Maintenance of Listing.

The Issuer shall use its commercially reasonable efforts to obtain and maintain the listing of the Notes on the Exchange for so long as any Notes are outstanding; provided that if the Issuer is unable to obtain admission to such listing or if at any time the Issuer determines that it will not maintain such listing, it shall use its commercially reasonable efforts to obtain and maintain a listing of the Notes on another recognized stock exchange for high yield issuers (which may be another stock exchange that is not regulated by the European Union).

Section 4.09 Limitation on Debt.

The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless either:

(a) such Debt is Debt of the Company or a Restricted Subsidiary and, after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, (x) the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00 and (y) no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence, provided, that the principal amount of Debt, Disqualified Stock and Preferred Stock that may be Incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Obligors shall not exceed the greater of (x) $400.0 million and (y) 5.0% of Consolidated Net Tangible Assets at any one time outstanding (together with all Permitted Refinancing Debt then outstanding and Incurred to Refinance any of the foregoing), or

(b) such Debt is Permitted Debt.

The term “Permitted Debt” is defined to include the following:

(a) (i) Debt of the Issuer evidenced by the Notes (other than Additional Notes), and (ii) Debt of the Company evidenced by the Guaranties relating to the Notes;

(b) Debt of the Company or a Restricted Subsidiary under Credit Facilities, provided, that the aggregate principal amount of all such Debt under Credit Facilities at any one time outstanding shall not exceed (x) $4,800.0 million (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (b)(x)), plus (y) an additional amount of Debt secured by Liens to the extent that the Net Senior Secured Leverage Ratio, calculated on a pro forma basis after giving effect to the Incurrence of such Debt and the application of net proceeds therefrom, would not be greater than 3.75 to 1.0, and which amount in subclause (x) shall be increased by the amount by which the amount committed under any ABL Facility increases after the Issue Date; provided further, that Debt Incurred under this clause (b) will be deemed Incurred first under subclause (x) and then under subclause (y);

(c) Debt of the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided, that the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed the greater of (x) $1,200.0 million and (y) 15.0% of Consolidated Net Tangible Assets;

(d) Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(e) (i) Debt of the Company or a Restricted Subsidiary Incurred or issued to finance an acquisition or Investment (or other purchase of assets) or that is assumed by the Company or any Restricted Subsidiary in connection with such acquisition or Investment (or other purchase of assets); and (ii) Debt of Persons that are acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that in the case of the preceding subclauses (i) and (ii), in an aggregate principal amount or liquidation preference not to exceed (A) the greater of (x) $1,200.0 million and (y) 15.0% of Consolidated Net Tangible Assets (together with any Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (e)) plus (B) an unlimited amount so long as in the case of this subclause (B), (x) the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (a) of the first paragraph of this Section 4.09 or (y) the Consolidated Interest Coverage Ratio for the Company would be equal to or greater than the Consolidated Interest Coverage Ratio for the Company immediately prior to such transaction or series of transactions;

(f) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes;

(g) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

(h) Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes;

(i) Debt in connection with one or more standby letters of credit or performance bonds issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(j) (x) Debt Incurred by a Securitization Entity in a Qualified Receivables Transaction that is not recourse to the Company or any Restricted Subsidiary (except for Standard Receivables Undertakings) and (y) to the extent constituting Debt, Standard Receivables Undertakings of the Company or a Restricted Subsidiary in connection with a Qualified Receivables Transaction;

(k) Debt of the Company or a Restricted Subsidiary outstanding on the Issue Date, including, without limitation, the Existing Notes and the Guarantees related thereto (not otherwise described in clauses (a) and (b) of this definition of “Permitted Debt”);

(l) Debt of the Company or a Restricted Subsidiary in an aggregate principal amount outstanding pursuant to this clause (l) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (l)) at any one time not to exceed the greater of (x) $1,200.0 million and (y) 15.0% of Consolidated Net Tangible Assets;

(m) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) of the first paragraph of this Section 4.09 and clauses (a), (b), (c), (e), (k), (l), (m), (n), (x) and (cc) of this definition of “Permitted Debt”;

(n) Debt of Restricted Subsidiaries of the Company that are not Subsidiary Guarantors in an aggregate principal amount which, when taken together with all other Debt Incurred pursuant to this clause (n) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (n)) and outstanding on the date of such Incurrence, does not exceed the greater of (x) $800.0 million and (y) 10.0% of Consolidated Net Tangible Assets;

(o) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(p) Debt of a Foreign Subsidiary that is not a Subsidiary Obligor in an aggregate principal amount which, when taken together with all other Debt Incurred pursuant to this clause (p) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (p)) and outstanding on the date of such Incurrence, does not exceed the greater of (x) $800.0 million and (y) 10.0% of Consolidated Net Tangible Assets;

(q) Debt owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries;

(r) Debt of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, Incurred in the ordinary course of business;

(s) Debt representing deferred compensation to employees of the Company (or any direct or indirect parent of the Company) and the Restricted Subsidiaries Incurred in the ordinary course of business;

(t) Debt in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, Incurred in the ordinary course of business;

(u) Guarantees (a) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates of the Company or any of its Restricted Subsidiaries or (b) otherwise constituting Permitted Investments;

(v) obligations of the Company or any of its Restricted Subsidiaries in respect of commercial credit card and merchant card services and other banking products or services provided from time to time to the Company or any of its Restricted Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services;

(w) Debt issued by the Company or any of its Restricted Subsidiaries to any current or former officer, director or employee of the Company, the direct or indirect parent of the Company or any Restricted Subsidiary (or permitted transferees of such current or former officers, directors or employees) to finance the purchase of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries or any direct or indirect parent entity to the extent permitted by clause (d) of the second paragraph of Section 4.10;

(x) Contribution Indebtedness;

(y) Debt of the Company or a Restricted Subsidiary Incurred pursuant to industrial revenue bond, direct government loan or similar programs in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $400.0 million and (y) 5.0% of Consolidated Net Tangible Assets;

(z) Debt Incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are deposited with the Trustee at or promptly after the funding of such Debt to satisfy and discharge the Notes or exercise the Issuer’s Legal Defeasance or Covenant Defeasance option as set forth in Article 8, in each case, in accordance with this Indenture;

(aa) (i) to the extent constituting Debt, obligations under the Aleris Acquisition Agreement, (ii) Debt in connection with the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Aleris Transactions or any other acquisition (by merger, amalgamation or consolidation or otherwise) and (iii) Debt consisting of obligations under deferred compensation or other similar arrangements incurred (I) pursuant to the Aleris Acquisition Agreement (and documents related thereto) or otherwise contemplated thereby, in each case in connection with the Aleris Transactions, or (II) in connection with any permitted acquisition or other Investment not prohibited under this Indenture;

(bb) Surviving Aleris Debt and Debt of any Restricted Subsidiary organized under the laws or the People’s Republic of China and, in each case, any Permitted Refinancing Debt in respect thereof; provided that (i) the obligations in respect of the foregoing shall not be secured by any assets of, and shall not be guaranteed by, any Person, other than the assets of, and guarantees by, any Restricted Subsidiary organized under the laws of the People’s Republic of China that is not a Guarantor, and (ii) the aggregate principal amount of Debt and undrawn commitments thereunder shall not exceed $300.0 million at any time outstanding;

(cc) Debt of the Company or any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Debt then outstanding and Incurred pursuant to this clause (cc) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (cc)), does not at any time outstanding exceed the Available RP Capacity Amount (determined on the date of such Incurrence); and

(dd) (i) any Guarantee by the Company or a Restricted Subsidiary of Debt or other obligations of any Restricted Subsidiary so long as the incurrence of such Debt incurred by such Restricted Subsidiary is permitted under the terms of this Indenture and (ii) any Guarantee by a Restricted Subsidiary of Debt or other obligations of the Company so long as the incurrence of such Debt incurred by the Company is permitted under the terms of this Indenture.

Notwithstanding anything to the contrary contained in this covenant, accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an Incurrence of Debt for purposes of this covenant.

For purposes of determining compliance with this Section 4.09,

(i) in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (dd) of the second paragraph of this Section 4.09 or is entitled to be Incurred pursuant to clause (a) of the first paragraph of this Section 4.09, the Company shall, in its sole discretion, divide, classify (and may later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this covenant; provided that any Debt outstanding under the Senior Secured Credit Facilities on the Issue Date shall be treated as having been Incurred under clause (b) of the definition of “Permitted Debt” and such Debt shall not thereafter be permitted to be reclassified in whole or in part; and provided further, that subject to the preceding proviso, at any time the Company could be deemed to have Incurred any Debt pursuant to clause (a) of the first paragraph of this Section 4.09, all Debt shall be automatically reclassified into Debt Incurred pursuant to clause (a) of the first paragraph of this Section 4.09; and

(ii) in connection with obtaining any commitment with respect to any Debt under a revolving credit facility or delayed draw term loan facility, the Company may, by internal documentation at any time prior to the actual Incurrence of such Debt, designate such commitment (any such commitment so designated, a “Designated Commitment”) as being Debt Incurred on the date of such commitment in an amount equal to such Designated Commitment (or, at the Company’s option, if such Designated Commitment has been permanently reduced other than as a result of the Incurrence of funded Debt thereunder, such reduced amount), in which case Debt in such amount shall be deemed to have been Incurred on the date of such commitment and shall thereafter be deemed to be outstanding Senior Debt secured by Liens for purposes of this Section 4.09 and any subsequent calculation of any ratio under this Section 4.09, and subsequent borrowings and prepayments under such Designated Commitment shall be disregarded for all purposes of Section 4.09 and Section 4.11 until the date such Designated Commitment is terminated.

Section 4.10 Limitation on Restricted Payments.

The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing;

(b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of Section 4.09; or

(c) the sum of the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made under this paragraph, together with Restricted Payments made pursuant to clauses (a) and (e) of the second paragraph of this Section 4.10 since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

(i) if positive, 50.0% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from October 1, 2010 to the end of the most recent fiscal quarter for which financial statements have been delivered (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100.0% of such deficit); plus

(ii)100.0% of the aggregate amount of cash contributed to the capital of the Company following the Prior Issue Date (other than (A) contributions from a Restricted Subsidiary and (B) any Excluded Contributions); plus

(iii) 100.0% of the Capital Stock Sale Proceeds; plus

(iv) the sum of:

(A) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Prior Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Qualified Equity Interests of the Company; and

(B) the aggregate amount by which Debt (other than Subordinated Debt) of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Prior Issue Date upon the conversion or exchange for Qualified Equity Interests of any Debt issued or sold on or prior to the Prior Issue Date, excluding, in the case of clause (A) or (B):

(1) any such Debt issued or sold to the Company or a Subsidiary of the Company or a Company Equity Plan; and

(2) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange; plus

(v) an amount equal to the sum of:

(A) dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary, resulting from Investments in any Person other than the Company or any Restricted Subsidiary; and

(B) the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, provided, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person, minus the sum of,

(vi) $250.0 million; and

(vii) the amount of outstanding Debt Incurred pursuant to clause (cc) of the definition of “Permitted Debt” and any outstanding Permitted Refinancing Debt thereof as of the date of determination.

Notwithstanding the foregoing limitation, the Company may:

(a) pay dividends or other distributions on its Capital Stock or consummate any irrevocable redemption within 60 days of the declaration of such dividend or distribution or the giving of the redemption notice, as the case may be, if, on the date of such declaration or notice, such dividends or other distributions or redemption payment could have been paid in compliance with this Indenture;

(b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Debt in exchange for, or out of, or in an amount equal to, the proceeds of the substantially concurrent sale of, Qualified Equity Interests of the Company or from, or in an amount equal to, substantially concurrent cash contributions to the equity capital of the Company; provided, that the Capital Stock Sale Proceeds from such exchange or sale and such contribution shall be excluded from the calculation pursuant to clauses (c)(ii) and (c)(iii) of the first paragraph of this Section 4.10;

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Debt in exchange for, or out of the proceeds of, or in an amount equal to, the substantially concurrent sale of, Permitted Refinancing Debt;

(d) repurchase shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries or any direct or indirect parent entity from current or former officers, directors or employees of the Company or any of its Subsidiaries or any direct or indirect parent entity (or permitted transferees of such current or former officers, directors or employees); provided, that the aggregate amount of such repurchases shall not exceed (i) $30.0 million in any calendar year prior to completion of an underwritten initial public offering of the Company’s (or any direct or indirect parent entity’s) common stock (other than a public offering registered on Form S-8) or (ii) $40.0 million in any calendar year following completion of such an initial public offering of the Company’s (or any direct or indirect parent entity’s) common stock (in each case, with unused amounts in any calendar year being permitted to be carried over into succeeding calendar years); provided further, that in each case such amount in any calendar year may be increased by an amount not to exceed (x) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualified Equity Interests of the Company to officers, directors or employees in such calendar year (but such cash proceeds will then be excluded from the calculation pursuant to clause (c)(iii) of the first paragraph of this Section 4.10) plus (y) the cash proceeds of key man life insurance policies in such calendar year;

(e) declare and pay dividends or other distributions on the Company’s common stock (or pay dividends or other distributions or make loans to any direct or indirect parent entity to fund a payment of dividends or other distributions on such entity’s common stock), following the consummation of an underwritten public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 10.0% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect common stock registered on Form S-8;

(f) make Restricted Payments in an amount equal to the amount of Excluded Contributions;

(g) declare and pay dividends or distributions, or make loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication:

(i) franchise and excise taxes and other fees, taxes and expenses required to maintain their existence;

(ii) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company, and any payroll, social security, or similar taxes with respect thereto, to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(iii) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(iv) fees and expenses, other than to Affiliates of the Company, related to any unsuccessful equity or debt offering of such parent entity;

(v) Management Fees; and

(vi) Related Taxes;

(h) distribute, by dividend or otherwise, shares of Capital Stock of, or Debt owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(i) make any Restricted Payment if, at the time of the making of such Restricted Payment, and after giving effect thereto (including the Incurrence of any Debt to finance such payment), the Net Total Leverage Ratio of the Company would not exceed 4.00 to 1.00;

(j) declare and pay dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 to the extent such dividends or distributions are included in the definition of “Consolidated Interest Expense”;

(k) make cash payments in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Stock of the Company or a Restricted Subsidiary;

(l) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Debt (i) at a purchase price not greater than 101.0% of the principal amount of such Subordinated Debt in the event of a Change of Control in accordance with provisions similar to Section 4.18 or (ii) at a purchase price not greater than 100.0% of the principal amount thereof in accordance with provisions similar to Section 4.12; provided, that prior to or simultaneously with such purchase, repurchase, redemption, defeasance, acquisition or retirement, the Issuer has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(m) make other Restricted Payments in an aggregate amount not to exceed (x) $150.0 million for each fiscal year of the Company beginning with the fiscal year commencing April 1, 2011 and ending with (and including) the fiscal year commencing on April 1, 2014 plus (y) $250.0 million for each fiscal year of the Company commencing April 1, 2015 (in each case, with any unused amounts in respect of any given fiscal year, beginning on the fiscal year commencing April 1, 2011, being permitted to be carried forward for use in the following fiscal years); provided, that, at the time of, and after giving effect to, any such Restricted Payment (including the Incurrence of any Debt to finance such payment), no Default or Event of Default shall have occurred or be continuing;

(n) payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with any Permitted Investment or a consolidation, merger or transfer of assets that is not prohibited by this Indenture;

(o) Restricted Payments constituting or otherwise made in connection with or relating to any Permitted Reorganization or Tax Restructuring; provided that if immediately after giving pro forma effect to any such Permitted Reorganization or Tax Restructuring and the transactions to be consummated in connection therewith, any distributed asset ceases to be owned by the Company or any Restricted Subsidiary (or any entity ceases to be a Restricted Subsidiary), the applicable portion of such Restricted Payment must be otherwise permitted under another provision of this covenant (and constitute utilization of such other Restricted Payment exception or capacity);

(p) Restricted Payments made by the Company the proceeds of which are applied (i) on and after the Issue Date, to satisfy any payment obligations owing, or as otherwise required, under the Aleris Acquisition Agreement or any acquisition or other Investment not prohibited under this Indenture (including, in each case, payment of working capital and/or purchase price adjustments) and to pay related Transaction Costs and (ii) to satisfy any settlement of claims or actions in connection with the Aleris Transactions or any acquisition or other Investment not prohibited under this Indenture or to satisfy indemnity or other similar obligations in connection with the Aleris Transactions or any acquisition or other Investment not prohibited under this Indenture;

(q) the German Reorganization; and

(r) make other Restricted Payments in an aggregate amount after the Issue Date not to exceed the greater of (x) $480.0 million and (y) 6.0% of Consolidated Net Tangible Assets.

In determining whether any Restricted Payment is permitted by this covenant, the Company and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (a) through (r) of the second paragraph of this Section 4.10 or among such categories and the types of Restricted Payments described in the first paragraph of this Section 4.10 (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this Section 4.10 and provided further that the Company and its Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 4.10 (based on circumstances existing at the time of such reclassification), and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this Section 4.10 to which such Restricted Payment or Permitted Investment has been reclassified.

Section 4.11 Limitation on Liens.

(a) During any period other than a Suspension Period (and during any period that this paragraph shall apply when there is no election by the Company pursuant to Section 4.11(b)), the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Lien (other than Permitted Liens) to secure Specified Debt upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, unless it has made or will make effective provision whereby the Notes or the applicable Guaranty will be secured by such Lien equally and ratably with (or, if such other Debt constitutes Subordinated Debt, prior to) all other Specified Debt of the Company or any Restricted Subsidiary secured by such Lien for so long as such other Specified Debt is secured by such Lien.

Notwithstanding the foregoing, any Lien securing the Notes granted pursuant to this Section 4.11 shall be automatically and unconditionally released and discharged upon (a) the release by the holders of the Debt described in the first paragraph of this Section 4.11(a) of their Lien on the Property of the Company or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt), (b) any sale, exchange or transfer to any Person other than the Company or any of its Restricted Subsidiaries of the Property secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien in each case in accordance with the terms of this Indenture as described under Article 5, (c) a defeasance or discharge of the Notes in accordance with the procedures described under Article 8 or Article 11 or (d) at the election of the Company pursuant to Section 4.19(b).

(b) During any Suspension Period, the Company may elect by written notice to the Trustee and the Holders to be subject to this clause (b) in lieu of clause (a) of this Section 4.11. Upon the election to be subject to this Section 4.11(b), the Company will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Lien securing Specified Debt (other than Permitted Liens pursuant to clauses (c) through (j) and (l) (but disregarding the reference to clause (b) therein) through (t) (each inclusive) of the definition of “Permitted Liens”) upon (i) any Principal Property of the Company or any Restricted Subsidiary, (ii) any Capital Stock of a Restricted Subsidiary or (iii) any Specified Debt of a Restricted Subsidiary owed to the Company or another Restricted Subsidiary, unless all payments due under this Indenture and the Notes are secured on an equal and ratable basis with (or prior to) the obligations so secured until such time as such other obligations are no longer secured by such Lien. Notwithstanding the foregoing, during a Suspension Period, the Company and its Restricted Subsidiaries will be permitted to create, incur and assume Liens, and renew, extend or replace such Liens, in each case without complying with the foregoing; provided, that the aggregate amount of all Debt of the Company and its Restricted Subsidiaries outstanding at such time that is secured by these Liens (other than (A) Debt secured solely by Permitted Liens pursuant to clauses (c) through (j) and (l) (but disregarding the reference to clause (b) therein) through (t) (each inclusive) of the definition of “Permitted Liens,” (B) Debt that is secured equally and ratably with (or on a basis subordinated to) the Notes and (C) the Notes), would not exceed the greater of (x)15.0% of Consolidated Net Tangible Assets and (y) $1,200.0 million.

In determining whether any Lien is permitted by this covenant, the Company and its Restricted Subsidiaries may allocate all or any portion of such Permitted Lien among the categories described in clauses (a) through (ff) of the definition of “Permitted Liens”; provided that the Company and its Subsidiaries may reclassify all or a portion of such Permitted Liens in any manner that complies with this covenant (based on circumstances existing at the time of such reclassification), and following such reclassification such Permitted Liens shall be treated as having been made pursuant to only the clause or clauses of such covenant to which such Permitted Liens has been reclassified.

Section 4.12 Limitation on Asset Sales.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; and

(ii) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis) is in the form of any one or a combination of the following: (A) cash, Cash Equivalents or Additional Assets, (B) the assumption by the purchasers of liabilities of the Company or any Restricted Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes or the applicable Guaranty) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities, (C) securities, notes or other obligations received by the Company or such Restricted Subsidiary to the extent such securities, notes or other obligations are converted by the Company or such Restricted Subsidiary into cash, Cash Equivalents or Additional Assets within 180 days of such Asset Sale or (D) Designated Non-Cash Consideration received by the Company or any such Restricted Subsidiary, as the case may be, having an aggregate Fair Market Value (determined as of the closing date of the applicable Asset Sale for which such Designated Non-Cash Consideration is received), taken together with all other Designated Non-Cash Consideration received pursuant to this subclause (D) that is at the time outstanding, not in excess of the greater of (x) $400.0 million and (y) 5.0% of the Consolidated Net Tangible Assets of the Company at the time of the receipt of such Designated Non-Cash Consideration.

(b) Within 450 days after the later of (x) the date of any Asset Sale and (y) the receipt of any Net Available Cash (or any portion thereof, if any) of such Asset Sale, the Company or a Restricted Subsidiary may, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt) apply an amount up to the Net Available Cash from such Asset Sale:

(i) to Repay Senior Debt (and in the case of a revolving credit facility, to correspondingly reduce commitments with respect thereto) of the Company or any Subsidiary Obligor that is secured by a Lien, which Lien is permitted by this Indenture, or Debt of any Restricted Subsidiary that is not a Subsidiary Obligor (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company);

(ii) to Repay other Senior Debt (and in the case of a revolving credit facility, to correspondingly reduce commitments with respect thereto) of the Company or any Subsidiary Obligor (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); provided, that to the extent the Company or any Subsidiary Obligor Repays Senior Debt other than the Notes pursuant to this clause (b), the Company or any Subsidiary Obligor shall either (x) equally and ratably purchase Notes through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof), or redeem such Notes as provided under Section 3.07 or (y) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes of such series at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of such Notes that would otherwise be prepaid;

(iii) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

(iv) with respect to Asset Sales of assets of a Restricted Subsidiary that is not a Subsidiary Obligor, to permanently reduce Debt (and in the case of a revolving credit facility, to correspondingly reduce commitments with respect thereto) of such Restricted Subsidiary (except that if the assets sold by such Restricted Subsidiary were contributed to such Restricted Subsidiary after the Issue Date, the proceeds of the sale of such assets may only be used to repay Debt of such Restricted Subsidiary secured by such assets) other than Debt owed to the Company or another Subsidiary; or

(v) any combination of the foregoing;

provided that a binding commitment or letter of intent entered into not later than such 450th day shall be treated as a permitted application of the Net Available Cash from the date of such commitment or letter of intent so long as the Company or such Restricted Subsidiary enters into such commitment or letter of intent with the good faith expectation that the Net Available Cash will be applied to satisfy such commitment or letter of intent within the later of such 450th and 180 days of such commitment or letter of intent (an “Acceptable Commitment”) or, in the event any Acceptable Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then the Net Available Cash shall constitute Excess Proceeds.

(c) Notwithstanding any other provisions of this covenant, (i) to the extent that the application of any or all of the Net Available Cash of any Asset Sale by the Company or a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by or would violate or conflict with applicable local law, (y) subject to other legal or regulatory impediments from being repatriated to the United States or (z) would conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any Officer of such Foreign Subsidiary, then, in each such case, an amount equal to the portion of such Net Available Cash so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the Company or the applicable Foreign Subsidiary; provided that if at any time within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, the applicable organizational document or agreement or the applicable other impediment, then an amount equal to such amount of Net Available Cash so permitted to be repatriated will be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) in compliance with this covenant and (ii) to the extent that and for so long as the Company has determined in good faith that repatriation of any or all of the Net Available Cash of any Foreign Disposition would have a non-de minimis adverse tax or cost consequence to the Company or any of its Subsidiaries or any Affiliates or direct or indirect equity owners thereof (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation in the year of such repatriation), including any withholding tax, with respect to such Net Available Cash if such amount were repatriated as a dividend, the Net Available Cash so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Indenture shall be construed to require the Company or any Subsidiary to repatriate cash.

(d) Any Net Available Cash from an Asset Sale (other than any amounts excluded from this covenant as set forth in Section 4.12(c)) that is not invested or applied as provided and within the time period set forth in Section 4.12(b) will be deemed to constitute “Excess Proceeds”; provided that any amount of Net Available Cash offered to holders of the Notes pursuant to Section 4.12(b)(ii)(y) shall not be deemed to be Excess Proceeds regardless of whether such offer is accepted by any holders. When the aggregate amount of Excess Proceeds exceeds the greater of (x) $280.0 million and (y) 3.5% of Consolidated Net Tangible Assets (the “Excess Proceeds Threshold”), the Issuer shall make an offer (an “Asset Sale Offer”) to all holders of the Notes and, if required or permitted by the terms of any Debt that ranks pari passu in right of payment with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Pari Passu Indebtedness that is in an amount equal to €100,000, or an integral multiple of €1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest and Additional Amounts, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture, and in the case of such Pari Passu Indebtedness, at the offer price required by the terms thereof, in accordance with the procedures set forth in the agreement(s) governing such Pari Passu Indebtedness. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within 20 Business Days after the date that Excess Proceeds exceed the Excess Proceeds Threshold by delivering to the holders the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Sale by making an Asset Sale Offer with respect to such Net Available Cash prior to the time period that may be required by this Indenture with respect to all or a part of the available Net Available Cash (the “Advance Portion”) in advance of being required to do so by this Indenture (an “Advance Offer”).

(e) To the extent that the aggregate amount (or accreted value, if applicable) of Notes and Pari Passu Indebtedness, as the case may be, tendered pursuant to an Asset Sale Offer is less than the amount offered in the Asset Sale Offer (or in the case of an Advance Offer, the Advance Portion), the Issuer may use any remaining Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) for any purposes not otherwise prohibited under this Indenture. If the aggregate principal amount (or accreted value, if applicable) of Notes or the Pari Passu Indebtedness, as the case may be, surrendered by such holders thereof exceeds the amount offered in the Asset Sale Offer (or in the case of an Advance Offer, the Advance Portion), the Issuer shall purchase the Notes (subject to applicable Euroclear and/or Clearstream procedures as to Global Notes) and such Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the aggregate principal amount (or accreted value, if applicable) of the Notes or such Pari Passu Indebtedness, as the case may be, tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer (or Advance Offer), the amount of Excess Proceeds that resulted in the requirement to make an Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion). Upon consummation or expiration of any Asset Sale Offer, any remaining net proceeds shall not be deemed Excess Proceeds and the Issuer may use such net proceeds for any purpose not otherwise prohibited under this Indenture.

(f) Within five (5) Business Days after the Issuer is obligated to make an Asset Sale Offer as described in the preceding paragraph, the Issuer shall send a written notice, by first-class mail or electronic delivery, to the Holders, with a copy to the Trustee, accompanied by such information regarding the Company and its Subsidiaries as the Issuer in good faith believes will enable such holders to make an informed decision with respect to such Asset Sale Offer. Such notice shall state, among other things, the purchase price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 10 days nor later than 60 days from the date such notice is mailed or delivered electronically.

(g) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Section 4.13 Limitation on Restrictions on Distributions from Restricted Subsidiaries.

The Company shall not, and shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause any consensual restriction on the right of any Restricted Subsidiary that is not a Subsidiary Guarantor to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary;

(b) make any loans or advances to the Company; or

(c) transfer any of its Property to the Company.

The foregoing limitations will not apply:

(i) to restrictions or encumbrances existing under or by reason of:

(A) agreements in effect on the Issue Date (including, without limitation, restrictions pursuant to the Notes, this Indenture, the Subsidiary Guaranties and the Senior Secured Credit Facilities and the Existing Notes), and any amendments, modifications, restatements, renewals, replacements, refundings, refinancings, increases or supplements of those agreements, provided, that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, replacements, refundings, refinancings, increases or supplements (1) taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in agreements to which they relate as in place on the Issue Date, (2) are not materially more disadvantageous, taken as a whole, with respect to the Company or any Restricted Subsidiary than is customary at the time and under the circumstances for financings of similarly situated borrowers or issuers or available to the Company and its Subsidiaries (as determined by the Company in good faith) or (3) will not materially impair the Issuer’s ability to make anticipated principal or interest payments on the Notes when due or the Company’s ability to satisfy its obligations under the Parent Guaranty, each as determined in good faith by the Company,

(B) (1) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, any agreement or other instrument of such Unrestricted Subsidiary (but, in any such case, not created in contemplation thereof) and (2) any agreement or other instrument of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary or at the time it merges with or into the Company or a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company, and, in each case, any amendments, modifications, restatements, renewals, replacements, refundings, refinancings, increases or supplements of those agreements and instruments; provided, that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, replacements, refundings, refinancings, increases or supplements, (1) taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in such agreements and instruments in effect on the date of designation or acquisition, (2) are not materially more disadvantageous, taken as a whole, with respect to the Company or any Restricted Subsidiary than is customary at the time and under the circumstances for financings of similarly situated borrowers or issuers or available to the Company and its Subsidiaries (as determined by the Company in good faith) or (3) will not materially impair the Issuer’s ability to make anticipated principal or interest payments on the Notes when due or the Company’s ability to satisfy its obligations under the Parent Guaranty, each as determined in good faith by the Company,

(C) any Credit Facility of the Company or any Restricted Subsidiary permitted to be Incurred under this Indenture; provided, that the applicable encumbrances and restrictions contained in the agreement or agreements governing such Credit Facility (1) are not materially more restrictive, taken as a whole, than those contained in the Senior Secured Credit Facilities (with respect to other credit agreements or other secured Debt) or this Indenture (with respect to other indentures or other unsecured Debt), in each case as in effect on the Issue Date, (2) are not materially more disadvantageous, taken as a whole, with respect to the Company or any Restricted Subsidiary than is customary at the time and under the circumstances for financings of similarly situated borrowers or issuers or available to the Company and its Subsidiaries (as determined by the Company in good faith) or (3) will not materially impair the Issuer’s ability to make anticipated principal or interest payments on the Notes when due or the Company’s ability to satisfy its obligations under the Parent Guaranty, each as determined in good faith by the Company,

(D) the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (i)(A), (B) or (C) above or in clause (ii)(A) or (B) below, provided such restrictions (1) are not materially less favorable, taken as a whole to the holders of Notes than those under the agreement evidencing the Debt so Refinanced, (2) are not materially more disadvantageous, taken as a whole, with respect to the Company or any Restricted Subsidiary than is customary at the time and under the circumstances for financings of similarly situated borrowers or issuers or available to the Company and its Subsidiaries (as determined by the Company in good faith) or (3) will not materially impair the Issuer’s ability to make anticipated principal or interest payments on the Notes when due or the Company’s ability to satisfy its obligations under the Parent Guaranty, each as determined in good faith by the Company,

(E) any applicable law, rule, regulation or order;

(F) any agreement governing Debt, Disqualified Stock or Preferred Stock entered into after the Issue Date that either contains encumbrances and restrictions that (i) are, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, with respect to the Company or any Restricted Subsidiary than those in effect on the Issue Date pursuant to agreements in effect on the Issue Date, (ii) are not materially more disadvantageous, taken as a whole, with respect to the Company or any Restricted Subsidiary than is customary at the time and under the circumstances for financings of similarly situated borrowers or issuers or available to the Company and its Subsidiaries (as determined by the Company in good faith) or (3) will not materially impair the Issuer’s ability to make anticipated principal or interest payments on the Notes when due or the Company’s ability to satisfy its obligations under the Parent Guaranty, each as determined in good faith by the Company,

(G) Liens securing obligations otherwise permitted to be incurred under Section 4.11 that limit the right of the debtor to dispose of the assets subject to such Liens;

(H) provisions in joint venture agreements, shareholders’ agreements, asset sale agreements, Sale and Leaseback Transactions, stock sale agreements and other similar agreements, which limitation or prohibition is applicable only to the assets or (in the case of joint venture agreements, shareholders’ agreements and other similar agreements) entity that are the subject of such agreements;

(I) restrictions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(J) arising under Debt or other contractual requirements of a Securitization Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Securitization Entity; or

(K) any restrictions on transfer of the equity interests in Novelis Korea Limited (“NKL”) or its direct parents, 4260848 Canada Inc. and 4260856 Canada Inc., imposed by any lock-up or listing agreement, rule or regulation in connection with any listing or offering of equity interests in NKL.

(ii) with respect to Section 4.13(c) only, to restrictions or encumbrances:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the Notes or the applicable Guaranty pursuant to the provisions of Section 4.09 and Section 4.11 that limit the right of the debtor to dispose of the Property securing such Debt;

(B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition, and any amendments, modifications, restatements, renewals, replacements, refundings, refinancings, increases or supplements of the agreements that encumber such Property; provided, that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, replacements, refundings, refinancings, increases or supplements (1) are not materially less favorable, taken as a whole, to the holders of Notes than those under the agreement that encumbered such Property, (2) are not materially more disadvantageous, taken as a whole, with respect to the Company or any Restricted Subsidiary than is customary at the time and under the circumstances for financings of similarly situated borrowers or issuers or available to the Company and its Subsidiaries (as determined by the Company in good faith) or (3) will not materially impair the Issuer’s ability to make anticipated principal or interest payments on the Notes when due or the Company’s ability to satisfy its obligations under the Parent Guaranty, each as determined in good faith by the Company,

(C) resulting from provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder;

(D) restrictions contained in any asset purchase, stock purchase, merger or other similar agreement, pending the closing of the transaction contemplated thereby;

(E) restrictions contained in joint venture agreements and shareholders’ agreements entered into in good faith;

(F) arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of Property of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof; or

(G) Standard Receivables Undertakings of the Company or a Restricted Subsidiary in connection with a Qualified Receivables Transaction relating to accounts receivable which are the subject of such Qualified Receivables Transaction and related assets of the type specified in the definition of Qualified Receivables Transaction.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common equity shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of (including the application of any standstill requirements to) loans and advances made to the Company or a Restricted Subsidiary to other Debt incurred by the Company or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.14 Limitation on Transactions with Affiliates.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration, in any one or series of transactions, in excess of $25.0 million, unless:

(i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Company; and

(ii) if such Affiliate Transaction involves aggregate payments or value in excess of $100.0 million, the Board of Directors (including at least a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a) of this Section 4.14 as evidenced by a Board Resolution promptly delivered to the Trustee.

(b) Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into the following, which shall not be deemed to be Affiliate Transactions and therefore will not be subject to the provisions of clauses (a)(i) and (a)(ii) of this Section 4.14:

(i) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

(ii) any Restricted Payment permitted to be made pursuant to Section 4.10 or any Permitted Investment;

(iii) any employment, compensation, benefit or indemnification agreement or arrangement (and any payments or other transactions pursuant thereto) entered into by the Company or any Restricted Subsidiary in the ordinary course of business (or that is otherwise reasonable as determined in good faith by the board of directors of the Company or the Restricted Subsidiary, as the case may be) with an officer, employee, consultant or director including pursuant to stock option plans, stock ownership plans and employee benefit plans or arrangements;

(iv) loans and advances to employees made in the ordinary course of business;

(v) any transactions between or among any of the Company, any Restricted Subsidiary and any Securitization Entity in connection with a Qualified Receivables Transaction, in each case provided that such transactions are not otherwise prohibited by terms of this Indenture;

(vi) agreements in effect on the Issue Date and any amendments, modifications, extensions or renewals thereto that are no less favorable, taken as a whole, to the Company or any Restricted Subsidiary than such agreements as in effect on the Issue Date;

(vii) transactions with a Person that is an Affiliate of the Company solely because the Company or a Restricted Subsidiary, directly or indirectly, owns Capital Stock of and/or controls, such Person;

(viii) payment of fees and expenses to directors who are not otherwise employees of the Company or a Restricted Subsidiary, for services provided in such capacity, so long as the Board of Directors or a duly authorized committee thereof shall have approved the terms thereof;

(ix) the granting and performance of registration rights for shares of Capital Stock of the Company;

(x) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements) in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Company, as determined in good faith by the Company;

(xi) transactions with Affiliates solely in their capacity as holders of Debt or Capital Stock of the Company or any of its Subsidiaries, provided that a significant amount of the Debt or Capital Stock of the same class is also held by persons that are not Affiliates of the Company and those Affiliates are treated no more favorably than holders of the Debt or Capital Stock generally;

(xii) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(xiii) the Aleris Transactions, the Note Transactions and the payment of all fees and expenses related to the Aleris Transactions and the Note Transactions, including Transaction Costs;

(xiv) the German Reorganization;

(xv) Permitted Intercompany Activities, any Permitted Reorganization or any Tax Restructuring and related transactions; and

(xvi) the execution, delivery and performance of any Tax Sharing Agreement or any arrangement pursuant to which the Company or any of its Restricted Subsidiaries is required or permitted to file a consolidated tax return, or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business.

Section 4.15 Limitation on Use of Proceeds.

The net proceeds from each issue of Notes will be applied by the Issuer outside Switzerland unless use in Switzerland is permitted under the Swiss taxation laws in force from time to time without payments in respect of the Notes becoming subject to withholding or deduction for Swiss withholding tax as a consequence of such use of proceeds in Switzerland.

Section 4.16 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary; and

(b) either:

(i) the Subsidiary to be so designated has total assets of $1,000 or less; or

(ii) such designation is effective immediately upon such entity becoming a Subsidiary of the Company; or

(iii) the Investment by the Company or another Restricted Subsidiary in such Subsidiary is treated as a Restricted Payment under Section 4.10 and such Restricted Payment is permitted under such covenant at the time such Investment is deemed to be made upon such designation.

Except as provided in the preceding paragraph, no Restricted Subsidiary may be designated as an Unrestricted Subsidiary. Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, automatically and unconditionally without the need for action by any party, be released from any Subsidiary Guaranty previously made by such Restricted Subsidiary.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of Section 4.09; and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any such designation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate that:

(A) certifies that such designation complies with the foregoing provisions; and

(B) gives the effective date of such designation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the Company’s fiscal year, within 90 days after the end of such fiscal year).

Section 4.17 New Holding Parent Guaranty.

In the event that Novelis Inc. becomes a direct, wholly-owned subsidiary of a corporation, company (including a limited liability company) or partnership newly organized under the laws of a jurisdiction in the United States, any state thereof, the District of Columbia, Canada or any province or territory of Canada or the United Kingdom (“New Holding Parent”), New Holding Parent may, at its option, provide a Guarantee of the Issuer’s obligations with respect to the Notes (the “New Holding Parent Guaranty”) on substantially the same terms as the Parent Guaranty and as set forth in this Indenture. Upon the occurrence of the following events (collectively, the “Parent Guarantor Replacement Events”), Novelis Inc. shall be released from its obligations under the Parent Guaranty, without limiting any other provision in this Indenture that would require Novelis Inc. to become a Guarantor:

(a) execution and delivery of the New Holding Parent Guaranty by the New Holding Parent;

(b) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Interest Coverage Ratio of the Company would be equal to or greater than such ratio for the Company immediately prior to such transaction;

(c) no Default or Event of Default shall have occurred and be continuing; and

(d) the Company or the Issuer, as applicable, shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the applicable supplemental indenture, if any, in respect thereto comply with this Section 4.17 and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

Following the Parent Guarantor Replacement Events, the New Holding Parent shall constitute the “Company” for all purposes under this Indenture.

Section 4.18 Change of Control Offer.

(a) Upon the occurrence of a Change of Control Triggering Event, the Issuer shall, within 60 days of a Change of Control Triggering Event, make an offer (the “Change of Control Offer”) pursuant to the procedures set forth in Section 3.10. Each Holder shall have the right to accept such offer and require the Issuer to repurchase all or any portion (in denominations of €100,000 or any integral multiple of €1,000 in excess thereof) of such Holder’s Notes pursuant to the Change of Control Offer at a purchase price, in cash (the “Change of Control Amount”), equal to 101.0% of the aggregate principal amount of Notes repurchased, plus in each case accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased to, but excluding, the repurchase date (subject to the right of Holders of record on the Relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b) The Issuer will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) in connection with or in contemplation of any Change of Control Triggering Event, the Issuer (or any Affiliate of the Issuer) has made an Offer to Purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes validly tendered and not withdrawn under such Alternate Offer.

(c) Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, subject to one or more conditions precedent, including, but not limited to, the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made, in which case no Change of Control Offer will be required to be made after the related Change of Control Triggering Event.

(d) For so long as the Notes are listed on the Exchange and the rules of such exchange so require, the Issuer will notify the Exchange of any Change of Control Offer.

Section 4.19 Future Subsidiary Guarantors.

(a) The Company shall cause each Restricted Subsidiary, other than an Excluded Subsidiary or the Issuer, that is or becomes a borrower or guarantor under the Senior Secured Credit Facilities or any other Credit Facilities incurred under clause (b) of the definition of “Permitted Debt,” in each case, following the Issue Date, to execute and deliver to the Trustee a Subsidiary Guaranty within 60 days after the Incurrence or Guarantee of any such Debt.

(b) The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to execute and deliver to the Trustee a Subsidiary Guaranty and become a Guarantor, in which case such Subsidiary shall not be required to comply with the 60-day period described above. In addition, the Company may elect, in its sole discretion, to cause any direct or indirect parent company of the Company to Guarantee the Notes, and, for the avoidance of doubt, any direct or indirect parent company of the Company that may Guarantee the Notes in the future shall not be subject to any of the covenants or restrictions of this Indenture. Any Guarantee of the Notes provided by any such Subsidiary or direct or indirect parent company of the Company pursuant to this Section 4.19(b) may be released at any time in the Company’s sole discretion.

Section 4.20 Additional Amounts.

(a) All payments by or on behalf of the Issuer or, pursuant to the terms of the relevant Note Guarantee, any present or future Guarantor (including the Parent Guarantor) or any successor of any of the foregoing (each a “Payor”) under or with respect to the Notes or any Note Guarantee shall be made free and clear of and without withholding or deduction for or on account of any Taxes, unless the deduction or withholding of such Taxes is required by law. If any withholding or deduction for, or on account of, any Taxes imposed by or on behalf of or levied within (i) the Federal Republic of Germany, (ii) any jurisdiction from or through which payment on the Notes or a Note Guarantee is made for or on behalf of a Payor, (iii) any other jurisdiction in which a Payor is organized or otherwise considered to be resident or has a permanent establishment for tax purposes or any (iv) province, municipality or other political subdivision or taxing authority in or of any such jurisdiction under foregoing (i) through (iii) (any such jurisdiction under foregoing (i) through (iv) a “Relevant Tax Jurisdiction”), will at any time be required to be made from any payments made by or on behalf of the Issuer or any Guarantor (including the Parent) under or with respect to the Notes or any Note Guarantee, the relevant Payor shall pay (together with such payment) such additional amounts as may be necessary in order that the net amounts received by the holders of the Notes after such withholding or deduction (including any deduction or withholding from such additional amounts) shall equal the respective amounts of principal and interest that would have been receivable in respect of the relevant Notes, in the absence of such deduction or withholding (the aggregate of such additional amounts, “Additional Amounts”), except that no such Additional Amounts shall be payable with respect to:

(1) any Taxes, to the extent such Taxes are withheld, deducted or imposed by reason of the holder or beneficial owner of a Note (or a fiduciary, settler, beneficiary, partner, member or shareholder of, or possessor of power over the relevant holder or beneficial owner, if the relevant holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) having or having had any present or former connection (pursuant to applicable Tax law of the Relevant Jurisdiction) with the Relevant Tax Jurisdiction, including, without limitation, having been treated as a resident of the Relevant Jurisdiction, being or having been present or engaged in a trade or business in the Relevant Jurisdiction, or having or having had a permanent establishment in the Relevant Tax Jurisdiction (other than any connection arising from the mere acquisition, ownership, holding or disposition of such Note, the enforcement of rights under such Note or under a Guaranty, or the receipt of any payments in respect of such Note or any Guaranty);

(2) any Taxes that are payable otherwise than by deduction or withholding from a payment on or with respect to the Notes or any Guaranty;

(3) any estate, inheritance, gift, sales, personal property, excise, wealth, transfer or similar Taxes;

(4) any United States federal backup withholding Taxes;

(5) any Taxes imposed on a payment on a Note presented for payment (where presentation is required for payment) by or on behalf of a holder who would have been able to avoid such Taxes by presenting the relevant Note to another Paying Agent in a member state of the European Union or in the United Kingdom;

(6) any Taxes, to the extent such Taxes are withheld, deducted or imposed by reason of the failure of the holder, following the written request of the Payor, the Paying Agent, or any other person acting as an agent for any Payor or the Paying Agent addressed to the holder (and made at a time that would enable the holder or beneficial owner acting reasonably to comply with that request, and in all events, at least 30 days before any such withholding or deduction would be required), to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Tax Jurisdiction), but in each case, only to the extent the holder or beneficial owner is legally entitled to provide such certification or documentation;

(7) any Taxes, to the extent such Taxes are withheld, deducted or imposed under section 1471 through 1474 of the Code, as of the date of this Indenture (and any amended or successor version of such sections that is substantively comparable and not materially more onerous to comply with), including any current or future treasury regulations or other official interpretations thereunder or any law, regulation or official guidance implementing an intergovernmental agreement between a non--U.S. government and the United States with respect to the foregoing;

(8) any Taxes, to the extent that such Taxes were imposed as a result of the presentation of the Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last of day of such 30 day period);

(9) any Taxes, to the extent such Taxes are withheld, deducted or imposed on or with respect to any payments under, or with respect to, the Notes or under or with respect to any Guaranty by reason of the holder being, or having been a fiduciary or partnership or any person other than the sole beneficial owner of any such payments to the extent that such Taxes would not have been imposed or required to be withheld or deducted on such payments had the beneficial owner of the applicable Notes been the holder of such Note; or

(10) any combination of items (1) through (9) above.

(b) In cases where the deduction or withholding of Taxes on or with respect to any payments under or with respect to the Notes or with respect to any Guaranty is required by law to be made by a Payor, the Payor will (i) make any required withholding or deduction and (ii) timely remit the full amount deducted or withheld to the Relevant Tax Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Tax Jurisdiction imposing such Taxes and will furnish to a holder upon written request within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of tax receipts evidencing payment by the Payor, or if, notwithstanding the Payor’s efforts to obtain receipts, receipts are not obtained, other reasonably satisfactory evidence of payments by the Payor.

(c) If the Payor becomes aware that it will be obligated to pay Additional Amounts with respect to such payment, at least 30 days prior to each date on which any payment under or with respect to the Notes or any Guaranty is due and payable (unless such obligation to pay Additional Amounts arises after the 45th day prior to such date, in which case it must be delivered promptly thereafter), the Payor will deliver to the Paying Agent an Officers’ Certificate stating the fact that Additional Amounts will be payable, the amounts estimated to be payable and such other information necessary to enable the Paying Agent to inform the relevant holders of the notes of the payment of such Additional Amounts on the payment date.

(d) The Payor will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies imposed by a Relevant Tax Jurisdiction (including penalties and interest related thereto) which arise from the execution, delivery, performance, issuance or registration of the Notes or any Note Guarantee or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payments with respect to, or enforcement of, the Notes or any Note Guarantee (limited, in the case of any such taxes, charges or levies that arise from the receipt of any payments with respect to the Notes, to any such taxes, charges or levies that are not excluded under clauses (1) and (3) through (9) of Section 4.20(a)).

(e) Whenever in this Indenture there is mentioned, in any context, the payment or non-payment of principal, premium or interest, if any, or any other amount payable under or with respect to any Note or Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f) The obligations in this Section 4.20 will survive any termination, defeasance or discharge of the Indenture and any transfer by a holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer, the Parent Guarantor or any Subsidiary Guarantor is organized or otherwise considered to be resident or conducts business for tax purposes or any jurisdiction from or through which any payment on the Notes or any Guaranty is made by or on behalf of the Issuer, or any Guarantor (or any successor thereto) and any political subdivision or taxing authority or agency thereof or therein.

Section 4.21 Covenant Suspension.

(a) All of the covenants set forth in Article 4 shall be applicable to the Company and its Restricted Subsidiaries unless the Notes receive an Investment Grade Rating from one of the Rating Agencies (or both Rating Agencies) and no Default or Event of Default has occurred and is continuing, in which case, beginning on that day and continuing until the Investment Grade Rating assigned by that Rating Agency (or both Rating Agencies) to the Notes subsequently declines as a result of which the Notes do not carry an Investment Grade Rating from at least one Rating Agency (such period being referred to as a “Suspension Period”), the covenants set forth in Article 4 shall be suspended (the “Suspended Covenants”) and will not be applicable during that Suspension Period, except for the following covenants:

(i) Sections 4.01 through 4.08;

(ii) clause (a) of Section 4.11 (until the Company otherwise elects to have clause (b) thereof apply as provided therein, in which case such clause (b) shall apply); and

(iii) Section 4.19 and this Section 4.21.

The Company and the Subsidiary Obligors shall also, during that Suspension Period, remain obligated to comply with Section 5.01 (other than clause (d) of the first and third paragraphs thereunder).

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any Suspension Period, and, subsequently, the applicable Rating Agency (or both Rating Agencies) withdraws its or their ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will from such date (the “Reinstatement Date”) and thereafter again be subject to the Suspended Covenants, No Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guaranties with respect to the Suspended Covenants based on, and none of the Company or its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

On the Reinstatement Date, all (i) Debt Incurred during the Suspension Period will be deemed to have been outstanding on the date of this Indenture, so that it is classified as permitted under clause (k) of the second paragraph of Section 4.09 and (ii) all Liens incurred during the Suspension Period will be classified to have been incurred under clause (j) of the definition of “Permitted Liens.” The amount available to be made as Restricted Payments under the first paragraph of Section 4.10 will be determined as though Section 4.10 had been in effect prior to, but not during, the Suspension Period.

Notwithstanding any of the foregoing, the Board of Directors will not be entitled to designate any Subsidiary as an Unrestricted Subsidiary during a Suspension Period unless the Board of Directors would have been entitled to designate such Subsidiary as an Unrestricted Subsidiary if the Suspension Period had not been in effect for any period.

Section 4.22 Tender Offer, Change of Control Offer, Alternate Offer, Asset Sale Offer.

In connection with any tender offer, Change of Control Offer, Alternate Offer or Asset Sale Offer for the Notes, if holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such offer and the Issuer, or any third party making such offer as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, so long as such notice is given not more than 30 days following such purchase pursuant to a Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the price offered to each other holder in such offer (which, if the offer is not a Change of Control Offer, Alternate Offer or Asset Sale Offer, may be less than par and may consist of non-cash consideration) plus, to the extent not included in the offer payment, accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the date of redemption.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation and Sale of Property.

The Company and the Issuer shall not merge, consolidate or amalgamate with or into any other Person (other than a merger, consolidation or amalgamation of a Wholly Owned Restricted Subsidiary into the Company or the Issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Company or the Issuer shall be the Surviving Person in such merger, consolidation or amalgamation, or the Surviving Person (if other than the Company or the Issuer, as applicable) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, company (including a limited liability company) or partnership organized and existing under the laws of (x) in respect of the Issuer, the Federal Republic of Germany, and (y) in respect of the Company, the United States, any State thereof, the District of Columbia, Canada or any province or territory of Canada and the United Kingdom;

(b) the Surviving Person (if other than the Company or the Issuer, as applicable) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, (x) in respect of the Issuer, the due and punctual payment of the principal of, and premium and Additional Amounts, if any, and interest on, all the Notes and (y) in respect of the Company, the due and punctual performance and observance of all the obligations of the Company under its Parent Guaranty, as applicable, in addition to the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Company or the Issuer, as applicable;

(c) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c) and clause (d) of this paragraph, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(d) except in the case of a transaction constituting a Permitted Holdings Amalgamation under the Senior Secured Credit Facilities, immediately after giving effect to such transaction or series of transactions on a pro forma basis, (x) the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of Section 4.09 or (y) the Consolidated Interest Coverage Ratio of the Company or the Surviving Person would be greater than such ratio for the Company or the Surviving Person, as applicable, immediately prior to such transaction; and

(e) the Company or the Issuer, as applicable shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the applicable supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

Neither the Company nor the Issuer shall merge, consolidate or amalgamate with or into the other unless the Surviving Person is a corporation, company (including a limited liability company) or partnership organized and existing in the United States, any State thereof or the District of Columbia and each Subsidiary Guarantor provides a Guarantee on the terms set forth in this Indenture of the Issuer’s obligations with respect to the Notes.

The Company shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger, consolidation or amalgamation of a Wholly Owned Restricted Subsidiary with or into the Company, the Issuer or such Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Surviving Person (if other than such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, company (including a limited liability company) or partnership organized and existing under the laws of the United States, any State thereof, the District of Columbia, Canada or any province or territory of Canada and the United Kingdom, or the jurisdiction in which such Subsidiary Guarantor was organized immediately prior to the consummation of such transaction;

(b) the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty;

(c) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c) and clause (d) of this paragraph, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(d) immediately after giving effect to such transaction or series of transactions on a pro forma basis, (x) the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of Section 4.09 or (y) the Consolidated Interest Coverage Ratio of the Company is not less than immediately prior to such transaction or series of transactions; and

(e) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and such Subsidiary Guaranty, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

The foregoing provisions of this paragraph (other than clause (c)) shall not apply to any transaction or series of transactions which constitute an Asset Sale if the Company or the Issuer, as applicable, has complied with Section 4.12.

Section 5.02 Successor Corporation Substituted.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company or the Issuer, as applicable, under this Indenture (or of the Subsidiary Guarantor under its Subsidiary Guaranty, as the case may be), and in the case of a sale, transfer, assignment, conveyance or other disposition of all the assets of the Company (or the Subsidiary Guarantor, as applicable) as an entirety or virtually as an entirety, the Company or the Issuer (or the Subsidiary Guarantor), as applicable, will automatically be released and discharged from its obligations under this Indenture and the Notes.

If and for so long as the Notes are listed on the Exchange and the rules of the Exchange so require, the Issuer shall publish notice of the occurrence of any of the events described in Section 5.01 and this Section 5.02 in accordance with the prevailing rules of the Authority.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following constitutes an “Event of Default” with respect to the Notes:

(a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

(b) failure to make the payment of any principal of, or premium and Additional Amounts, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(c) failure to comply with the provisions of Section 4.03, and such failure continues for 120 days after written notice is given to the Issuer as provided below;

(d) failure to comply with any other covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (a), (b), or (c)), and such failure continues for 60 days after written notice is given to the Issuer as provided below;

(e) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $150.0 million, provided, that such default shall not be considered a Default (and the Notes shall not be accelerated) to the extent that the lenders, holders or trustee, as applicable, of such Debt have rescinded, nullified or voided the acceleration of the maturity of such Debt prior to an acceleration of the Notes (the “cross acceleration provisions”);

(f) any judgment or judgments for the payment of money in an aggregate amount in excess of $150.0 million that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”);

(g) the Company or any of its Significant Subsidiaries:

(i) commences a voluntary case or proceeding, or gives notice of intention to make a proposal, under any Bankruptcy Law;

(ii) consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;

(iii) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency, or takes any comparable action under any foreign laws relating to insolvency;

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any of its Significant Subsidiaries in an involuntary case or proceeding; or

(ii) appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or

(iii) orders the liquidation of the Company or any of its Significant Subsidiaries, and such order or decree remains unstayed and in effect for 60 consecutive days; and

(i) (i) the Parent Guaranty relating to the Notes ceasing to be in full force and effect (other than in accordance with the terms of the Parent Guaranty) or the Parent Guarantor denies or disaffirms in writing its obligations under the Parent Guaranty relating to the Notes, or (ii) any Subsidiary Guaranty of a Significant Subsidiary ceasing to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms in writing its obligations under its Subsidiary Guaranty.

A Default under Section 6.01(c) or (d) is not an Event of Default until the Trustee or the Holders of not less than 25.0% in aggregate principal amount of the Notes then outstanding notify the Issuer in writing by registered or certified mail, return receipt requested, of the Default and the Issuer does not cure such Default within the time specified in Sections 6.01(c) or (d) after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

Upon any Officer becoming aware of any Default or Event of Default, unless the Default or Event of Default has been cured, the Issuer shall deliver to the Trustee, within 10 days of becoming so aware, written notice in the form of an Officers’ Certificate specifying such Default or Event of Default, its status, and the action the Issuer proposes to take with respect thereto.

Section 6.02 Acceleration.

If any Event of Default (other than those of the type described in Section 6.01(g) or (h)) shall have occurred and be continuing, the Trustee may, and the Trustee upon the written request of Holders of 25.0% in aggregate principal amount of the outstanding Notes shall, or the Holders of not less than 25.0% in aggregate principal amount of outstanding Notes may, declare the principal amount of all the Notes then outstanding, plus all accrued and unpaid interest and Additional Amounts, if any, to but excluding the date of acceleration, to be immediately due and payable by notice in writing to the Issuer (and to the Trustee if given by the Holders) specifying the respective Event of Default and that such notice is a notice of acceleration (the “Acceleration Notice”), and the same shall become immediately due and payable; provided that, a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two (2) years prior to such notice of Default, and any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

In the case of an Event of Default specified in clauses (g) or (h) of Section 6.01, all outstanding Notes shall become due and payable immediately without any further declaration or other act on the part of the Trustee or the Holders. Holders may not enforce this Indenture or the Notes except as provided in this Indenture.

After any declaration of acceleration pursuant to this Section 6.02, but before a judgment or decree based on acceleration is obtained by the Trustee, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium, Additional Amounts or interest, have been cured or waived as provided herein, if:

(a) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction;

(b) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Notes) on overdue installments of interest and overdue payments of principal which has become due otherwise than by such declaration of acceleration has been paid;

(c) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(g) or (h), the Trustee has received an Officers’ Certificate and, if requested, an Opinion of Counsel, that such Event of Default has been cured or waived; and

(d) the Issuer has paid to the Trustee all fees then due and payable or in arrears and has reimbursed the Trustee for all expenses incurred and reasonable fees paid in connection with such declaration of acceleration.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Company and the Trustee that such Holder is not (or, in the case such Holder is the common depositary for Euroclear and/or Clearstream, or common depositary for Euroclear and/or Clearstream or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five (5) Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of its nominee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee evidence stating that the Company has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred and the Trustee shall be deemed to have not received the Noteholder Direction or any notice of such Event of Default.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, Additional Amounts and interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies shall be cumulative to the extent permitted by law.

Section 6.04 Waiver of Defaults.

The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture, except a continuing Default or Event of Default (a) in the payment of the principal of, premium and Additional Amounts, if any, or interest, if any, on the Notes and (b) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. In the event of any Event of Default specified in Section 6.01(e), such Event of Default and all consequences of that Event of Default, including without limitation any acceleration or resulting payment Default, shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 60 days after the Event of Default arose:

(i) the Debt that is the basis for the Event of Default has been discharged;

(ii) the holders of such Debt have rescinded or waived the acceleration, notice or action, as the case may be, giving rise to the Event of Default; or

(iii) if the Default that is the basis for such Event of Default has been cured.

Upon any waiver of a Default or Event of Default, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed cured for every purpose of this Indenture but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Subject to Section 7.01, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity and/or security (including by way of prefunding) satisfactory to the Trustee. Subject to Section 7.01, 7.02 and 7.07, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee pursuant to this Indenture or exercising any trust or power conferred on the Trustee pursuant to this Indenture with respect to the Notes.

Section 6.06 Limitation on Suits.

No Holder will have any right to institute any proceeding with respect to this Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such Holder has previously given to the Trustee written notice of a continuing Event of Default;

(b) Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding have made a written request and offered reasonable indemnity and/or security (including by way of prefunding) satisfactory to the Trustee to institute such proceeding as trustee; and

(c) the Trustee shall not have received from the Holders of at least a majority in aggregate principal amount of the Notes then outstanding a written direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

The preceding limitations do not apply to a suit instituted by a Holder for enforcement of payment of the principal of, premium and Additional Amounts, if any, or interest, if any, on such Note on or after the respective due dates expressed in such Note.

A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture (including Section 6.06), the contractual right expressly set forth in this Indenture of any Holder to receive payment of principal, premium and Additional Amounts, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes (including in connection with an Offer to Purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be amended without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01 (a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and Additional Amounts, if any, and interest then due and owing (together with interest on overdue principal and, to the extent lawful, interest) and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee shall be authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, moneys, securities and any other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, the Agents and their respective agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Agents, as applicable, and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium and Additional Amounts, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Additional Amounts, if any, and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a Record Date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 shall not apply to a suit by the Trustee, a suit by the Company or the Issuer, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, and a responsible officer of the Trustee has received a written notice of such an Event of Default, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default of which written notice from the Issuer is given to a responsible officer of the Trustee in accordance with the notice provisions of Section 12.02.

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are set forth specifically in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own gross negligence or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any financial liability if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity (including by way of prefunding) satisfactory to it against any loss, liability or expense.

(f) The Trustee and the Agents shall not be liable for interest on any money received by it except, and only to the extent, as the Trustee and the Agents may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

Subject to the provisions of Section 7.01:

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel or other professional advisers and the written advice of such counsel, professional advisor or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(d) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or the Issuer shall be sufficient if signed by an Officer of the Company or the Issuer.

(e) The Trustee shall not be deemed to have notice of any Default or Event of Default unless either (1) with respect to any Default or Event of Default described in Sections 6.01(a) or (b), the Trustee has actual knowledge thereof or (2) unless written notice of such Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee from the Company, the Issuer or the Holders of 25.0% in aggregate principal amount of the outstanding Notes, and such notice references the specific Default or Event of Default, the Notes and this Indenture.

(f) The Trustee shall not be required to give any bond or surety in respect of the performance of its power and duties hereunder.

(g) The Trustee shall have no duty to inquire as to the performance of the Company’s or the Issuer’s covenants herein.

(h) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(i) The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(j) The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(k) The Trustee shall not under any circumstances be liable to the Issuer or any other party to this Indenture in contract, tort (including negligence) or otherwise for any indirect, special, punitive or consequential loss (being loss of business, goodwill, opportunity or profit of any kind) of the Company, any Restricted Subsidiary of the Company or any other Person (or, in each case, any successor thereto), even if advised of it in advance and even if foreseeable and regardless of whether the claim for loss is made in negligence, for breach of contract or otherwise.

(l) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company personally or by agent or attorney, at all times during business hours.

(m) The Trustee may request that the Company delivers an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(n) No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

(o) The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York.

(p) The Trustee may, in the execution and exercise of all or any of the trusts, powers, authorities and discretions vested in it by this Indenture, delegate to any person or persons all or any of the trusts, powers, authorities and discretions vested in it by this Indenture and any such delegation may be made upon such terms and conditions and subject to such regulations as the Trustee may think fit. The Trustee shall not be under any obligation to supervise the activities of such delegates and shall not be responsible for the misconduct or negligence of such delegates, or for any costs, expenses, losses or liabilities of, or caused by, such delegates, provided that such delegation of such delegates has been made with reasonable care.

(q) The Trustee may retain professional advisors to assist it in performing its duties under this Indenture. The Trustee may consult with such professional advisors or with counsel, and the advice or opinion of such professional advisors or counsel with respect to legal or other matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(r) The Trustee may assume without inquiry in the absence of actual knowledge that the Company is duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(s) Unless required by applicable law or the express terms of this Indenture, Holders shall not have the right to compel disclosure of information made available to the Trustee in under the terms of this Indenture.

(t) The Trustee shall have the right to call for and rely on certificates or information provided by Euroclear and/or Clearstream.

(u) The Trustee’s powers shall be additional to any powers under general law or as Holder of any of the Notes.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes, may engage or be interested in any financial or other transactions with the Issuer or any other party to this Indenture, may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes or other obligations of the Issuer, and may otherwise deal with the Company or any Affiliate of the Company (including the Issuer) with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. The Trustee shall also be subject to Section 7.10.

For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee under this Indenture, including its right to be indemnified and/or secured (including by way of prefunding), are extended to, and shall be enforceable by each Agent employed to act hereunder.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. It may not be possible for the Trustee to take certain actions in relation to the Notes and, accordingly, in such circumstances the Trustee will be unable to take action, not-withstanding the provision of an indemnity to it, and it will be for the holders of the Notes to take action directly.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and is known to a responsible officer of the Trustee, the Trustee shall provide to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal on any Note, the Trustee may withhold the notice if and so long as a committee of it in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06 [reserved].

Section 7.07 Compensation and Indemnity.

The Company or the Issuer or, upon the failure of the Company or the Issuer to pay, each Guarantor, jointly and severally (and subject in all cases to the guarantee limitations set forth in Section 10.02) shall pay to the Trustee and Agents from time to time compensation for the acceptance of this Indenture and services hereunder as shall be agreed from time to time between them. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company or the Issuer or each Guarantor, jointly and severally (and subject in all cases to the guarantee limitations set forth in Section 10.02) shall reimburse the Trustee and Agents promptly upon request for all disbursements, advances and expenses properly incurred or made by it, including costs of collection, any additional fees the Trustee and the Agents may incur acting after a Default or an Event of Default and any fees the Trustee and the Agents may incur in connection with exceptional duties thereto, in addition to the compensation for its services. Such expenses shall include the properly incurred compensation, disbursements and expenses of the Trustee’s agents and counsel. The fees, commissions and expenses payable to the Trustee and the Agents for services rendered and the performance of their obligations under this Indenture shall not be abated by any remuneration or other amounts or profits receivable by the Trustee or the Agents (or to their knowledge by any of their associates) in connection with any transaction effected by the Trustee or the Agents with or for the Company or the Issuer.

The Company, the Issuer and the Guarantors, jointly and severally (and subject in all cases to the guarantee limitations set forth in Section 10.02), shall indemnify the Trustee and Agents, and hold them harmless, against any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and attorneys’ fees (for purposes of this Article, “losses”) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company, the Issuer and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Issuer, the Guarantors or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent such losses may be attributable to gross negligence, willful misconduct or fraud on the part of the Trustee and Agents. The Trustee and Agents shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee and Agents to so notify the Company shall not relieve the Company, the Issuer or any Guarantors of their obligations under this Section 7.07. At the Trustee’s and the Agents’ sole discretion, the Company, the Issuer or such Guarantor shall defend the claim, and the Trustee and the Agents shall cooperate in the defense. The Trustee and the Agents may have separate counsel, and the Company shall pay the properly incurred fees and expenses of such counsel. Neither the Company, the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Company, the Issuer and the Guarantors shall indemnify the Trustee and the Agents against any losses howsoever incurred, and arising out of or in connection with the acceptance or administration of their duties under this Indenture, in connection with the Issuer’s, the Company’s or the Guarantors’ obligation to withhold or deduct an amount on account of tax.

The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee and Agents and payment in full of the Notes through the expiration of the applicable statute of limitations.

To secure the Company’s, the Issuer’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium and Additional Amounts, if any, and interest on the Notes.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time upon 30 days’ prior written notice to the Issuer and the Guarantors and be discharged from the trust hereby created by so notifying the Issuer and the Guarantors. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with, or ceases to be eligible under, Section 7.10;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee, the Issuer, or the Holders of at least 10.0% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office, provided that such appointment shall be reasonably satisfactory to the Company.

If the Trustee, after written request by any Holder who has been a Holder for at least six (6) months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. Subject to the Lien provided for in Section 7.07, the retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, however, that all sums owing to the Trustee hereunder shall have been paid. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

In the case of an appointment hereunder of a separate or successor Trustee with respect to the Notes, the Issuer, the Guarantors, any retiring Trustee and each successor or separate Trustee with respect to the Notes shall execute and deliver a supplemental indenture hereto (1) which shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of any retiring Trustee with respect to the Notes as to which any such retiring Trustee is not retiring shall continue to be vested in such retiring Trustee and (2) that shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustee co-trustees of the same trust and that each such separate, retiring or successor Trustee shall be Trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any such other Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall, if such successor corporation or banking association is otherwise eligible hereunder, be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of England and Wales, Luxembourg or the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, and which is generally recognized as a corporation which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum.

Section 7.11 Agents.

(a) The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b) The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.

(c) In the event that instructions given to any Agent are not reasonably clear, then such Agent shall be entitled to seek clarification from the Company or other party entitled to give the Agents instructions under this Indenture by written request within five Business Days of receipt by such Agent of such instructions. If an Agent has sought clarification in accordance with this Section 7.11, then such Agents shall be entitled to take no action until such clarification is provided, and shall not incur any liability for not taking any action pending receipt of such clarification.

(c) Moneys held by Agents need not be segregated from other funds except to the extent required by law. The Agents hold all funds as banker subject to the terms of this Indenture and shall not be liable for any interest earned thereon or other amounts in respect of the money.

(d) Resignation of Agents. Any Agent may resign, without liability for doing so, and be discharged from its duties under this Indenture at any time by giving thirty (30) days’ prior written notice of such resignation to the Trustee and the Company. The Trustee or the Company may remove any Agent at any time by giving thirty (30) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Company, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Company is unable to replace the resigning Agent within thirty (30) days after such notice, the Agent may, in its sole discretion, deliver any funds then held hereunder in its possession to the Trustee, or to a reputable financial institution of good standing appointed by the Agent as successor Agent, which the Company shall approve, or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Company. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.07.

(e) Any corporation into which any Agent may be merged or converted, or any corporation with which any Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which any Agent shall be a party, or any corporation to which any Agent shall sell or otherwise transfer all or substantially all of its assets shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, become the successor Agent under this Indenture without the execution or filing of any paper or any further act on the part of the parties to this Indenture, unless otherwise required by the Company, and after the said effective date all references in this Indenture to such Agent shall be deemed to be references to such successor corporation. The Agent shall provide written notice of any such merger, conversion, consolidation or transfer to the Company.

(f) The Issuer shall ensure that, not later than the second Business Day immediately preceding the date on which any payment is to be made to the Paying Agent, the Paying Agent shall receive a copy of an irrevocable payment instruction to the bank through which the payment is to be made.

(g) The Issuer shall pay to the Agents such commissions in respect of the services of the Agents under this Indenture as shall be agreed between the Issuer and the Agents. The Issuer shall also pay to the Agents an amount equal to any value added tax which may be payable in respect of the commissions together with all properly incurred expenses by the Agents in connection with their services under this Indenture.

(h) In acting under this Indenture and in connection with the Notes the Agents shall act solely as agents of the Issuer and will not assume any obligations towards or relationship of agency or trust for or with any of the owners or holders of the Notes.

(i) The Agents shall be obliged to perform such duties and only such duties as are set out in this Indenture and the Notes and no implied duties or obligations shall be read into this Indenture or the Notes against the Agents.

(j) Each of the Issuer, the Company and each Guarantor hereby represents and warrants to each of the Agents that: (i) it is a company duly organized and in good standing in every jurisdiction where it is required so to be, (ii) it has the power and authority to sign and to perform its obligations under this Indenture, (iii) this Indenture is duly authorized and signed and is its legal, valid and binding obligation, (iv) any consent, authorization or instruction required in connection with the execution and performance of this Indenture has been provided by any relevant third party, (v) any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Indenture has been or will be done (and will be renewed if necessary) and (vi) its performance of this Indenture will not violate or breach any applicable law, regulation, contract or other requirement.

(k) If the Issuer is, in respect of any payment, compelled to withhold or deduct any amount for or on account of taxes, duties, assessments or governmental charges, including as contemplated under Clause 4.20 of this Indenture and including any FATCA Withholding, it shall give notice of that fact to the Trustee and each Paying Agent promptly upon becoming aware of the requirement to make the withholding or deduction and shall give to the Trustee and each Paying Agent such information as it may require to enable it to comply with the requirement. “FATCA Withholding” means any withholding or deduction of tax required pursuant to an agreement described in Section 1471(b) of the US Internal Revenue Code of 1986 or otherwise imposed pursuant to 1471 to 1474 of the Internal Revenue Code (including any regulations or agreements thereunder, any official interpretations therefor or any law implementing an intergovernmental approach thereto).

Section 7.12 Compliance With Applicable Law

(a) In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law”), each of the Trustee and the Agents are required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with each of the Trustee and the Agents, respectively. Accordingly, each of the parties agrees to provide to each of the Trustee and the Agents upon its request from time to time such identifying information and documentation as may be available for such party in order to enable each of the Trustee and the Agents to comply with Applicable Law.

(b) If:

(i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Indenture; or

(ii) any change in the status of the Issuer of the composition of the shareholders of the Issuer after the date of this Indenture,

obliges the Paying Agent or the Registrar to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Issuer shall promptly upon the request of the Paying Agent or the Registrar supply or procure the supply of such documentation and other evidence as is reasonably requested by the Paying Agent or the Registrar in order for the Paying Agent or Registrar to carry out and be satisfied that it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”) and each Guarantor shall be released from all of its obligations under its Guaranty. For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a), (b), (c), and (d) below, and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04, and as more fully set forth in such Section, payments in respect of the principal of or premium on such Notes when such payments are due;

(b) the Issuer’s obligations with respect to such Notes under Article 2 and Sections 4.01 and 4.02;

(c) the rights, powers, trusts, duties and immunities of the Trustee and Agents hereunder and the Issuer’s obligations in connection therewith; and

(d) this Article 8. If the Issuer exercises under Section 8.01 the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from its obligations under the covenants contained in Sections 4.03, 4.09 through 4.19, and subsection (d) of the first and third paragraphs of Section 5.01 shall cease to be operative, with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”) and each Guarantor shall be released from all of its obligations under its Guaranty with respect to such covenants in connection with such outstanding Notes and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no obligation or liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere in this Indenture (including any certificate deliverable hereunder) to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under this Indenture or the Notes. If the Issuer exercises under Section 8.01 the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default specified in clause (c), (d), (e), (g), (h) (but in the case of (g) and (h), with respect to Significant Subsidiaries only) or (i) of Section 6.01 or because of the Issuer’s failure to comply with clause (d) under the first paragraph of, or with the third paragraph of, Section 5.01.

Section 8.04 Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes.

The Legal Defeasance or Covenant Defeasance may be exercised only if:

(a) the Issuer irrevocably deposits in trust with the Trustee (or another agent or entity appointed for this purpose) money or in euro or euro-denominated European Government Obligations for the payment of principal of, premium and Additional Amounts, if any, and interest, if any, on the Notes to maturity or redemption, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee or the relevant entity equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee or the relevant entity on or prior to the redemption date; provided further that any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) the Issuer delivers to the Trustee a certificate from an Independent Financial Advisor expressing their opinion that the payments of principal, premium and Additional Amounts, if any, and interest, when due and without reinvestment on the deposited European Government Obligations plus any deposited money without investment, will provide cash at such times and in such amounts as will be sufficient to pay principal, premium and Additional Amounts, if any, and interest when due on all the Notes to be defeased to maturity or redemption, as the case may be;

(c) no Default or Event of Default (other than that resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) has occurred and is continuing on the date of such deposit and after giving effect thereto;

(d) such deposit does not constitute a default under any other material agreement or instrument related to Debt binding on the Issuer (other than that resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith);

(e) in the case of the Legal Defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, stating that:

(i) the Issuer has received from the Internal Revenue Service a ruling, or

(ii) since the Issue Date there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would be the case if such defeasance has not occurred;

(f) in the case of the Covenant Defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would be the case if such Covenant Defeasance had not occurred;

(g) the Issuer delivers to the Trustee an Opinion of Counsel in Canada, subject to customary assumptions and exclusions, to the effect that Holders will not recognize income, gain or loss for Canadian federal income tax purposes as a result of such deposit and defeasance and will be subject to Canadian federal income taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would be the case if such deposit and defeasance had not occurred; and

(h) the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by this Indenture.

Section 8.05 Deposited Cash and European Government Obligations to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all cash in euro or and European Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium and Additional Amounts, if any, and interest, if any, but such cash and securities need not be segregated from other funds except to the extent required by law.

The Company or the Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash in euro or euro-denominated Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Section 8.06 Repayment to Issuer.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer any cash in euro or European Government Obligations held by it as provided in Section 8.04 which, in the opinion of a firm of independent certified public accountants of recognized international standing expressed in a written certification thereof delivered to the Trustee (which may be the certification delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Any cash in euro or European Government Obligations deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal, premium and Additional Amounts, if any, or interest, if any, on any Note and remaining unclaimed for two (2) years after such principal, premium and Additional Amounts, if any, or interest, if any, has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be made available to the newswire service of Bloomberg or, if Bloomberg does not operate, any similar agency and, if and so long as the Notes are listed on the Official List of the Exchange and the rules of the Authority so require, publish a notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash in euro or European Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and Guarantors’ obligations under this Indenture and the Notes and Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium and Additional Amounts, if any, or interest, if any, on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder to:

(a) cure any ambiguity, omission, defect or inconsistency;

(b) provide for the assumption by a Surviving Person of the obligations of the Company or the Issuer under this Indenture;

(c) provide for uncertificated Notes in addition to, or in place of, certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(d) add additional Guarantees with respect to the Notes or release Subsidiary Guarantors from Subsidiary Guaranties as provided or permitted by the terms of this Indenture;

(e) secure the Notes, add to the covenants of the Company or the Subsidiary Obligors for the benefit of the Holders, or surrender any right or power conferred upon the Company or the Subsidiary Obligors;

(f) make any change that does not materially adversely affect the rights of any

Holder;

(g) evidence or provide for a successor Trustee;

(h) provide for the issuance of Additional Notes in accordance with this

Indenture;

(i) conform the text of this Indenture, the Notes or the Guaranties to any provision of the “Description of the Notes” in the Offering Memorandum to the extent that such provision in such “Description of the Notes” is intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Guaranties;

(j) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer Notes; or

(k) add customary provisions or make any amendments to allow for the issuance of Additional Notes into escrow.

For the avoidance of doubt, no amendment to, or deletion of any of the covenants described under, Article 3 or Article 4, or action taken in compliance with the covenants in effect at the time of such action, shall be deemed to impair or affect any legal rights of any holders of the Notes to receive payment of principal of or premium and Additional Amounts, if any, or interest on the Notes or to institute suit for the enforcement of any payment on, or with respect to, such holder’s Notes.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (except a continuing Default or Event of Default in (x) the payment of principal, premium and Additional Amounts, if any, or interest, if any, on the Notes and (y) respect of a covenant or provision, which under this Indenture, cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

Without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the rate of, or extend the time for payment of, interest on, any Note;

(iii) reduce the principal of, or extend the Stated Maturity of, any Note;

(iv) make any Note payable in currency other than that stated in such Note;

(v) waive a Default or Event of Default in the payment of principal of premium and Additional Amounts, if any, and interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment Default that resulted from such acceleration);

(vi) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of such Notes to receive payments of principal of, or interest, premium or Additional Amounts, if any, as described in Section 6.07, on such Notes;

(vii) subordinate the Notes, the Parent Guaranty or any Subsidiary Guaranty to any other obligation of the Issuer, the Parent Guarantor or the applicable Subsidiary Guarantor, as applicable;

(viii) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as described under Section 3.07 (excluding any amendment to shorten the minimum notice period required for any redemption, which shall require the consent of holders of at least a majority in aggregate principal amount of the Notes outstanding);

(ix) except as expressly permitted by this Indenture, make any change in any Guaranty of the Company or of any Subsidiary Guarantor in any manner that would materially adversely affect the Holders;

(x) make any change in the preceding amendment and waiver provisions; or

(xi) amend the contractual right expressly set forth in this Indenture of any Holder of the Notes to receive payment of principal of, premium and Additional Amounts, if any, and interest on, such Holder’s Notes on or after the respective Stated Maturity for such principal or Interest Payment Date for such interest expressed in the Notes, or to institute suit for the enforcement of any such payment on or after such respective Stated Maturity or Interest Payment Date.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any supplemental indenture. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 120 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

Section 9.03 Revocation and Effect of Consents.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment, waiver or supplement. It is sufficient if such consent approves the substance of the proposed amendment, waiver or supplement. After an amendment, waiver or supplement under this Section 9.02 becomes effective, the Issuer is required to mail or deliver electronically to each registered Holder a notice briefly describing such amendment, waiver or supplement. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment, waiver or supplement.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligations of the Issuer enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof.

ARTICLE 10

GUARANTIES

Section 10.01 Guaranties.

Subject to this Article 10, the Guarantors hereby, jointly and severally, unconditionally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns: (a) the due and punctual payment in full of the principal of, premium and Additional Amounts, if any, and interest on the Notes, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption or otherwise, the due and punctual payment in full of interest on the overdue principal of and premium and Additional Amounts, if any, and, to the extent permitted by law, interest, and the due and punctual payment in full and complete performance of all other obligations of the Issuer to the Holders or the Trustee under the Notes, this Indenture and any other agreement with or for the benefit of the Holders, in their capacities as such, or the Trustee relating to the Issuer’s obligations under the Notes, this Indenture, or such other agreements, as applicable, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration pursuant to Section 6.02, redemption or otherwise (clauses (a) and (b), collectively, the “Guaranteed Obligations”). Failing payment when due of any amount so Guaranteed or any performance so Guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay or perform the same immediately. Each Guarantor agrees that this is a Guarantee of payment and not a Guarantee of collection.

Each Guarantor hereby agrees that its obligations with regard to its Guaranty shall be joint and several and unconditional, and such obligation shall exist irrespective of: (i) the validity or enforceability of the Notes or the obligations of the Issuer under this Indenture or any other agreement with, or for the benefit, of the Holders or the Trustee; (ii) the absence of any action to enforce the same or the Guaranties; (iii) the recovery of any judgment against the Issuer or any other obligor with respect to this Indenture, the Notes or any other agreement with or for the benefit of the Holders or the Trustee, or the Obligations of the Issuer under this Indenture, the Notes or any other agreement with, or for the benefit of, the Holders or the Trustee; and (iv) any action to enforce the same or any other circumstances (other than payment in full and complete performance of the Guaranteed Obligations) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by applicable law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including, but not limited to: (A) any right to require any of the Trustee, the Holders or the Issuer (each a “Benefited Party”), as a condition of payment or performance by such

Guarantor, to (1) proceed against the Issuer, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (2) proceed against or exhaust any security held from the Issuer, any such other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (3) proceed against or have resort to any balance of any deposit account or securities account or credit on the books of any Benefited Party or any other Guarantor in favor of the Issuer, any such other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, or (4) pursue any other remedy in the power of any Benefited Party whatsoever; (B) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Benefited Party, including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Issuer from any cause other than payment in full and complete performance of the Guaranteed Obligations; (C) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (D) any defense based upon any Benefited Party’s errors or omissions in the administration of the Guaranteed Obligations; (E) (1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Guaranties and any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims, (4) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto, and (5) filing of claims with a court in the event of insolvency or bankruptcy of any Benefited Party; (F) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Guaranties, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related to any of the foregoing, and notices of any extension of credit to the Issuer and any right to consent to any thereof; (G) the benefits of any “One Action” rule; and (H) any defenses or benefits that may be derived from, or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Guaranties. Without limiting the generality of the foregoing, Novelis do Brasil Ltda. and any other Guarantor that is organized under the laws of Brazil expressly waive the benefits set forth in Articles 366, 824, 827, 835, 837, 838 and 839 of Law No. 10.406, of January 10, 2002, as amended, and Article 794 of Law No. 13.105, of March 16, 2015, as amended. Except to the extent expressly provided herein, including Sections 8.02, 8.03 and 10.05, each Guarantor hereby covenants that its Guaranty shall not be discharged except by payment in full and complete performance of the Guaranteed Obligations and the other obligations contained in its Guaranty and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by any of them to the Trustee or such Holder, this Guaranty, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders or the Trustee in respect of any obligations Guaranteed hereby until payment in full and complete performance of all Guaranteed Obligations. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Section 6.02 for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guaranty. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guaranty.

Section 10.02 Limitation on Subsidiary Guarantor Liability.

(a) Each Subsidiary Guarantor and, by its acceptance of Notes, each Holder hereby confirms that it is the intention of all such parties that the Guaranty of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, provincial, state or other law to the extent applicable to such Guaranty. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that each Subsidiary Guarantor’s liability shall be that amount from time to time equal to the aggregate liability of such Subsidiary Guarantor under the Guaranty, but shall be limited to the lesser of (i) the aggregate amount of the Issuer’s obligations under the Notes and this Indenture (including the Guaranteed Obligations) or (ii) the amount, if any, which would not have (A) rendered the Subsidiary Guarantor “insolvent” (as such term is defined in the Federal Bankruptcy Code and in the Debtor and Creditor Law of the State of New York) or (B) left it with unreasonably small capital at the time its Subsidiary Guaranty with respect to the Issuer’s obligations under this Indenture and the Notes was entered into, after giving effect to the Incurrence of existing Debt immediately before such time; provided, however, it shall be a presumption in any lawsuit or proceeding in which a Subsidiary Guarantor is a party that the amount Guaranteed pursuant to the Subsidiary Guaranty with respect to the Notes and this Indenture is the amount described in clause (a)(i) of this Section 10.02 unless any creditor, or representative of creditors of the Subsidiary Guarantor, or debtor in possession or trustee in bankruptcy of the Subsidiary Guarantor, otherwise proves in a lawsuit that the aggregate liability of the Subsidiary Guarantor is limited to the amount described in clause (a)(ii) of this Section 10.02. Without limiting the generality of the foregoing, the obligations of each Restricted Guarantor (as defined in Schedule A) shall be limited as set forth in Schedule A hereto as may be further modified, amended or supplemented.

(b) In making any determination as to the solvency or sufficiency of capital of a Subsidiary Guarantor in accordance with the proviso of Section 10.02(a), the right of each Subsidiary Guarantor to contribution from other Guarantors and any other rights such Subsidiary Guarantor may have, contractual or otherwise, shall be taken into account.

Section 10.03 Execution and Delivery of Guaranty.

To evidence its Guaranty set forth in Section 10.01, each Guarantor hereby agrees that a notation of such Guaranty in substantially the form included in Exhibit E attached hereto shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents (or equivalent senior officer if such titles are not applicable). Such endorsement and execution may be effected pursuant to a valid power of attorney.

Each Guarantor hereby agrees that its Guaranty set forth in Section 10.01 shall remain in full force and effect, notwithstanding any failure to endorse on each Note a notation of such Guaranty.

If an Officer whose signature is on this Indenture or on the Guaranty, as applicable, no longer holds that office at the time the Trustee authenticates the Note on which a Guaranty is endorsed, the Guaranty shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guaranty set forth in this Indenture on behalf of the Guarantors.

The Parent Guarantor hereby agrees that it shall cause each Person that becomes obligated to provide a Guaranty pursuant to Section 4.17 or Section 4.19 to execute a supplemental indenture in form and substance reasonably satisfactory to the Trustee, pursuant to which such Person provides the Guaranty set forth in this Article 10 and otherwise assumes the obligations and accepts the rights of a Guarantor under this Indenture, in each case with the same effect and to the same extent as if such Person had been named herein as a Guarantor. The Parent Guarantor also hereby agrees to cause each such new Guarantor to evidence its Guaranty by endorsing a notation of such Guaranty on each Note as provided in this Section 10.03.

Section 10.04 Subsidiary Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05, no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the Surviving Person) another Person whether or not affiliated with such Subsidiary Guarantor unless:

(a) subject to Section 10.05, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Issuer) unconditionally assumes all the obligations of such Subsidiary Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under this Indenture and the applicable Guaranty on the terms set forth herein or therein; and

(b) the Subsidiary Guarantor complies with the requirements of Article 5.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the applicable Guaranty endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by such Subsidiary Guarantor, such successor Person shall succeed to and be substituted for such Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guaranties to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. Each Guaranty so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guaranties theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guaranties had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5, and notwithstanding clause (a) of this Section 10.04, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Subsidiary Guarantor with or into the Issuer, the Parent Guarantor or another Subsidiary Guarantor, or shall prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Issuer, the Parent Guarantor or another Subsidiary Guarantor.

Section 10.05 Releases Following Merger, Consolidation or Sale of Assets, Etc.

In the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Subsidiary Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) the Parent Guarantor or a Subsidiary of the Parent Guarantor, then such Subsidiary Guarantor shall be released and relieved of any obligations under its Subsidiary Guaranty; provided that (a) such sale or other disposition does not violate the applicable provisions of this Indenture and (b) the net proceeds of such sale or other disposition shall be applied in accordance with the applicable provisions of this Indenture, including Section 4.12. Upon delivery by the Company or the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Parent Guarantor or any Subsidiary thereof in accordance with the provisions of this Indenture, including Section 4.12, the Trustee shall promptly execute any documents (in form and substance reasonably satisfactory to the Trustee) reasonably required in order to evidence the full release of any Subsidiary Guarantor from its obligations under its Subsidiary Guaranty. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary in accordance with the provisions of Section 4.16, a Subsidiary Guarantor becomes an Excluded Subsidiary in accordance with the definition of “Excluded Subsidiary” contained in this Indenture or a Subsidiary Guarantor is released from any and all Guarantees of Debt under the Credit Facilities (other than Guarantees by (i) a Restricted Subsidiary of Debt of a Restricted Subsidiary Incurred pursuant to clause (n) of the definition of “Permitted Debt” or (ii) a Foreign Subsidiary of Debt of a Foreign Subsidiary Incurred pursuant to clause (p) of the definition of “Permitted Debt”), such Subsidiary shall automatically and unconditionally, without the need for action by any party, be released and relieved of any obligations under its Subsidiary Guaranty and no further action is needed to document any release.

The Company may elect, at any time and in its sole discretion and without the need for action by any party, to release any Subsidiary or direct or indirect parent company of the Company that became a Guarantor pursuant to Section 4.19(b) and relieve such Guarantor of any obligations under its Guaranty and no further action is needed to document any such release.

Any Subsidiary Guarantor not released from its Subsidiary Guaranty as provided in this Section 10.05, will remain liable for the full amount of all Guaranteed Obligations, in each case as provided in this Article 10.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

The Issuer may discharge this Indenture such that it will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the Notes under this Indenture, as to all outstanding Notes when:

(a) either:

(i) all the Notes previously authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Issuer and is thereafter repaid to the Issuer or discharged from the trust) have been delivered to the Trustee for cancellation; or

(ii) all Notes not previously delivered to the Trustee for cancellation;

(A) have become due and payable;

(B) will become due and payable at their maturity within one year; or

(C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of a redemption by the Trustee; and

in the case of clauses (a)(ii)(A), (B) or (C) of this Section 11.01, the Issuer has irrevocably deposited, or caused to be deposited, with the Trustee (or another agent or entity appointed for this purpose) as trust funds in trust solely for the benefit of the Holders cash in euros, European Government Obligations, or a combination of such cash and European Government Obligations, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not previously delivered to the Trustee for cancellation or redemption, for principal, premium and Additional Amounts, if any, and interest, if any, on the Notes to the date of deposit, in the case of Notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be; provided that, upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee or the relevant entity on or prior to the redemption date; provided further that any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) the Issuer has paid or caused to be paid all other sums payable by it under this Indenture; and

(c) the Issuer delivers to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been satisfied.

Section 11.02 Deposited Cash and European Government Obligations to be Held in Trust; Other Miscellaneous Provisions.

All cash in euro and European Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 11.02, the “Trustee”) pursuant to Section 11.01 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Additional Amounts, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

If the Trustee or a Paying Agent is unable to apply any money or European Government Obligations in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or European Government Obligations held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01 [reserved].

Section 12.02 Notices.

Any notice or communication by the Issuer and/or a Guarantor or the Trustee to the other is duly given if in writing, in the English language, and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:

Novelis Sheet Ingot GmbH

c/o Novelis Inc.

3560 Lenox Road, Suite 2000

Atlanta, Georgia 30326

Attention: General Counsel

Facsimile: 404-760-0124

with a copy to (which shall not constitute notice under this Indenture):

Fried, Frank, Harris, Shriver & Jacobsen LLP

One New York Plaza

New York, New York 10004

Attention: Daniel Bursky, Joshua Coleman, Ashar Qureshi and John Satory

If to the Trustee:

Winchester House

1 Great Winchester Street

London EC2N 2DB

Facsimile: +44 20 757 6149

Attention: Debt & Agency Services

If to the Registrar:

Deutsche Bank Trust Company Americas

Trust and Agency Services

60 Wall Street, 24th Floor

Mail Stop: NYC60 - 2405

New York, New York 10005

USA

Attn: Corporates Team, Novelis Sheet Ingot GmbH – SF4441

Facsimile: (732) 578-4635

The Company, the Issuer or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to the Trustee or Holders) shall be deemed to have been duly given: (a) at the time delivered by hand, if personally delivered; (b) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; (c) when receipt acknowledged, if sent by facsimile transmission or electronic mail; and (d) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee or Holders shall be deemed duly given and effective only upon receipt.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown in the records of the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company or the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.03 [reserved].

Section 12.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or the Issuer to the Trustee to take any action under any provision of this Indenture, the Company or the Issuer shall:

(a) if requested by the Trustee, furnish to the Trustee an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) if requested by the Trustee, furnish to the Trustee an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 12.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on one or more Officers’ Certificates, certificates of public officials, or reports or opinions of experts.

Section 12.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder or member of the Company or any Subsidiary or Affiliate of the Company (including the Issuer), as such, will have any liability for any obligations under the Notes, this Indenture or the Guaranties, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08 Governing Law.

THIS INDENTURE, THE NOTES AND EACH NOTATION OF A SUBSIDIARY GUARANTY DELIVERED PURSUANT TO SECTION 10.03 ARE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 12.09 [reserved].

Section 12.10 Successors.

All covenants and agreements of each of the Company and the Issuer in this Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee in this Indenture shall bind its successors.

Section 12.11 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.12 Consent to Jurisdiction and Service of Process.

(a) The Issuer and each Guarantor irrevocably consents to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the Borough of Manhattan, City and State of New York over any suit, action or proceeding with respect to this Indenture or the transactions contemplated hereby. The Issuer and each Guarantor waives any objection that it may have to the venue of any suit, action or proceeding with respect to this Indenture or the transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America, in each case, located in the Borough of Manhattan, City and State of New York, or that such suit, action or proceeding brought in the courts of the State of New York or the United States of America, in each case, located in the Borough of Manhattan, City and State of New York was brought in an inconvenient court and agrees not to plead or claim the same.

(b) The Issuer and each Guarantor irrevocably appoints Corporation Service Company as its authorized agent in the State of New York upon which process may be served in any such suit or proceedings, and agrees that service of process upon such agent, and written notice of said service to Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, NY 10036 (telecopy no: 212-299-5600), by the person serving the same to the address provided in Section 12.02, shall be deemed in every respect effective service of process upon the Issuer and each Guarantor in any such suit or proceeding. The Issuer and each Guarantor further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of 11 years from the Issue Date.

Section 12.13 Foreign Currency Equivalents.

For purposes of determining compliance with any U.S. dollar-denominated restriction or amount, the U.S. dollar-equivalent principal amount of any amount denominated in a foreign currency will be the Dollar Equivalent calculated on the date the Debt was Incurred or other transaction was entered into, or first committed, in the case of committed but undrawn debt, provided that if any Permitted Refinancing Debt is Incurred to refinance Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not have been exceeded so long as the principal amount of such Permitted Refinancing Debt does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision in this Indenture, no restriction or amount will be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Section 12.14 Judgment Currency.

The euro is the sole currency of account and payment for all sums payable by the Issuer or any Guarantors (including the Parent) under or in connection with the Notes. Any amount received or recovered in a currency other than euro (the “Required Currency”), which is made to or for the account of any Holder in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer or a Guarantor (including the Parent), shall constitute a discharge of the Issuer’s, the Parent’s or the Guarantor’s obligation under this Indenture and the Notes or Note Guarantee, as the case may be, only to the extent of the amount of the Required Currency with such Holder, as the case may be, could purchase in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency.

If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such Holder, as the case may be, the Issuer shall indemnify and hold harmless the Holder, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture and shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

The Trustee shall have no duty or liability with respect to monitoring or enforcing this Section 12.14.

Section 12.15 Documents in English.

By common accord, this Indenture, the Notes, the Guaranties and all documents related thereto have been, or will be, drafted solely in the English language.

Section 12.16 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.17 Table of Contents, Headings, etc.

The Table of Contents and Headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Indenture and all other related documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Indenture or any other related document or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or the other related documents or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Registrar acts on any Executed Documentation sent by electronic transmission, the Registrar will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Registrar shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Registrar acting on unauthorized instructions and the risk of interception and misuse by third parties.

Section 12.18 Patriot Act

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Registrar is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Registrar. Accordingly, each of the parties agree to provide to the Registrar, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Registrar to comply with Applicable Law.

[Signatures on following page]

Issuer:

NOVELIS SHEET INGOT GMBH

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Person Authorised

SIGNATURE PAGE TO NOVELIS INDENTURE

Company:

NOVELIS INC.

By:	/s/ Gregg Murphey
	Name:	Gregg Murphey
	Title:	Assistant Treasurer

SIGNATURE PAGE TO NOVELIS INDENTURE

Subsidiary Guarantors:

U.S. Subsidiary Guarantors:

NOVELIS GLOBAL EMPLOYMENT ORGANIZATION, INC.

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Assistant Treasurer

NOVELIS HOLDINGS INC.

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

NOVELIS SOUTH AMERICA HOLDINGS LLC

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

NOVELIS CORPORATION

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

ALERIS CORPORATION

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

ALERIS INTERNATIONAL, INC.

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

SIGNATURE PAGE TO NOVELIS INDENTURE

ALERIS ROLLED PRODUCTS, INC.

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

ALERIS ROLLED PRODUCTS, LLC

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

ALERIS ROLLED PRODUCTS SALES CORPORATION

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

UWA ACQUISITION CO.

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

NICHOLS ALUMINUM-ALABAMA LLC

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

IMCO RECYCLING OF OHIO, LLC

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

SIGNATURE PAGE TO NOVELIS INDENTURE

NICHOLS ALUMINUM LLC

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

SIGNATURE PAGE TO NOVELIS INDENTURE

NAME ACQUISITION CO.

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

ALERIS RM, INC.

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

SIGNATURE PAGE TO NOVELIS INDENTURE

Canadian Subsidiary Guarantors:

4260848 CANADA INC.

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

4260856 CANADA INC.

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

8018227 CANADA INC.

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

SIGNATURE PAGE TO NOVELIS INDENTURE

UK Subsidiary Guarantors:

NOVELIS EUROPE HOLDINGS LIMITED

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Attorney

NOVELIS UK LTD.

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Attorney

NOVELIS SERVICES LIMITED

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Attorney

SIGNATURE PAGE TO NOVELIS INDENTURE

Irish Subsidiary Guarantors:

NOVELIS ALUMINIUM HOLDING
UNLIMITED COMPANY

Signed and Delivered as a Deed for and on behalf of Novelis Aluminium Holding Unlimited Company by its duly authorized attorney:

/s/ Gregg Murphey
Name: Gregg Murphey
Title: Attorney

In the presence of:

/s/ Teresa Murphey
(Witness’ Signature)

Teresa Murphey
(Witness’ Name)

3347 Osborne Rd, Brookhaven, GA 30319
(Witness’ Address)

HR Consultant
(Witness’ Occupation)

SIGNATURE PAGE TO NOVELIS INDENTURE

Swiss Subsidiary Guarantors:

NOVELIS AG

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

NOVELIS SWITZERLAND SA

By:	Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

SIGNATURE PAGE TO NOVELIS INDENTURE

German Subsidiary Guarantors:

NOVELIS DEUTSCHLAND GMBH

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Person Authorized

ALERIS DEUTSCHLAND HOLDING GMBH

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Person Authorized

ALERIS ROLLED PRODUCTS GERMANY GMBH

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Person Authorized

ALERIS CASTHOUSE GERMANY GMBH

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Person Authorized

SIGNATURE PAGE TO NOVELIS INDENTURE

French Subsidiary Guarantors:

NOVELIS PAE S.A.S

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Attorney-in-Fact

SIGNATURE PAGE TO NOVELIS INDENTURE

Brazilian Subsidiary Guarantor:

NOVELIS DO BRASIL LTDA.

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Attorney-in-Fact

SIGNATURE PAGE TO NOVELIS INDENTURE

UAE Subsidiary Guarantors:

NOVELIS MEA LTD

By:	/s/ Gregg Murphey
Name: Gregg Murphey
Title: Authorized Signatory

SIGNATURE PAGE TO NOVELIS INDENTURE

State of Georgia              )

                                         ) ss.:

County of Fulton           )

On 3/16/21 before me, Jennifer Richardson Notary Public, personally appeared, Gregg Murphey personally known to me or proved to me on the basis of satisfactory evidence to be the individual who executed the foregoing document, and who acknowledged to me that his/her executed the same in his/her authorized capacity, and that by his/her signature on the foregoing document the person, or the entity upon behalf of which the person acted, executed the foregoing document.

/s/ Jennifer Richardson
Notary Public
Jennifer Richardson
NOTARY PUBLIC
Carroll County
State of Georgia
My Comm. Expires May 21, 2023

SIGNATURE PAGE TO NOVELIS INDENTURE

Trustee

By:	DEUTSCHE TRUSTEE COMPANY LIMITED

By:	/s/ David Contino
Name: David Contino
Title: Associate Director

By:	/s/ Ranjit Mather
Name: Ranjit Mather
Title: Associate Director

Principal Paying Agent and Transfer Agent

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ David Contino
Name: David Contino
Title: Director

By:	/s/ Ranjit Mather
Name: Ranjit Mather
Title: Director

Registrar

DEUTSCHE BANK TRUST COMPANY AMERICAS

SIGNATURE PAGE TO NOVELIS SHEET INGOT GMBH SENIOR NOTES INDENTURE

EXHIBIT A

(Face of Note)

[Insert the Global Note Legend, if applicable pursuant to Section 2.06(f)(i) of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to Section 2.06(f)(ii) of the Indenture]

3.375% SENIOR NOTES DUE APRIL 2029

COMMON CODE ___________

ISIN ___________

€___________

No. ________

NOVELIS SHEET INGOT GMBH

promises to pay to _____________ or registered assigns, the principal sum of ___________ euro on April 15, 2029.

Interest Payment Dates: April 15 and October 15, commencing on October 15, 2021.

Record Dates: April 1 and October 1.

Dated: ______________.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer.

NOVELIS SHEET INGOT GMBH

By:
Name:
Title:

This is one of the Global Notes referred to

in the within-mentioned Indenture:

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its personal capacity but in its capacity as Authenticating Agent appointed by the Trustee

By:
Authorized Signatory

By:
Authorized Signatory

(Back of Note)

3.375% SENIOR NOTES DUE APRIL 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Novelis Sheet Ingot GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of the Federal Republic of Germany (the “Issuer”), promises to pay interest (as defined in the Indenture) on the principal amount of this Note at 3.375% per annum until the Maturity Date. The Issuer shall pay interest semi-annually in arrears in cash on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 31, 2021; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be October 15, 2021. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium and Additional Amounts, if any, from time to time on demand at a rate that is equal to the rate then in effect and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful. On the Maturity Date, the Issuer shall pay any accrued and unpaid interest to but excluding the Maturity Date.

Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months on the aggregate principal amount outstanding.

2. Method of Payment. The Issuer shall pay interest on this Note (except defaulted interest) to the Persons in whose name this Note is registered at the close of business on April 1 or October 1 next preceding the Interest Payment Date, even if such Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. This Note shall be payable as to principal, premium and Additional Amounts, if any, and interest, if any, at the office or agency of the Issuer maintained for such purpose, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, if any, and premium and Additional Amounts, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in euro as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, Deutsche Bank AG, London Branch will act as Paying Agent and Transfer Agent and Deutsche Bank Trust Company Americas will act as Registrar. Upon notice to the Trustee, the Issuer may change any Paying Agent, Registrar or Transfer Agent.

4. Indenture. The Issuer issued the Notes under an Indenture dated as of March 31, 2021 (“Indenture”) among the Issuer, the guarantors party thereto (the “Guarantors”), Deutsche Trustee Company Limited, as trustee, Deutsche Bank AG, London Branch, as principal paying agent and transfer agent and Deutsche Bank Trust Company Americas, as registrar. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption.

(a) Except as set forth in clauses (b) and (c) of this paragraph 5, the Notes will not be redeemable at the option of the Issuer prior to April 15, 2024. Starting on that date, the Issuer may, from time to time, redeem all or any portion of the Notes. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the redemption date (subject to the right of holders of record on the Relevant Record Date to receive interest due on the relevant Interest Payment Date). The following prices are for Notes redeemed during the 12-month period commencing on April 15 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price
2024	101.6875%
2025	100.8438%
2026 and thereafter	100.000%

(b) At any time prior to April 15, 2024, the Issuer may, from time to time, redeem all or any portion of the Notes at a redemption price equal to the greater of:

(i) 100.0% of the principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of (A) the redemption price of the Notes at April 15, 2024 (as set forth in the preceding paragraph) and (B) the remaining scheduled payments of interest from the redemption date through April 15, 2024, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date (assuming a 360 day year consisting of twelve 30 day months), at the Bund Rate plus 50 basis points, plus, in either case, accrued and unpaid interest and Additional Amounts, if any, to but excluding the redemption date (subject to the right of holders of record on the Relevant Record Date to receive interest due on the relevant Interest Payment Date).

(c) At any time and from time to time prior to April 15, 2024, the Issuer may redeem up to a maximum of 40.0% of the original aggregate principal amount of the Notes (including any Additional Notes) with an amount up to the proceeds of one or more Qualified Equity Offerings at a redemption price equal to 103.375% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the redemption date (subject to the right of holders of record on the Relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that after giving effect to any such redemption, at least 50.0% of the original aggregate principal amount of the Notes (including any Additional Notes) remains outstanding (unless all Notes are redeemed concurrently). Notice of any such redemption shall be made within 90 days of such Qualified Equity Offering.

(d) In connection with any tender offer, Change of Control Offer, Alternate Offer or Asset Sale Offer for the Notes, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such offer and the Issuer, or any third party making such offer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to a Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the price offered to each other Holder in such offer plus, to the extent not included in the offer payment, accrued and unpaid interest and Additional Amounts, if any, on the Notes redeemed to, but excluding, the date of redemption.

(e) In connection with any redemption of Notes (including with the proceeds of a Qualified Equity Offering) or any Offer to Purchase (including in connection with a Change of Control, Alternate Offer or Asset Sale Offer), any such redemption or purchase may, at the Issuer’s discretion, be subject to one or more conditions precedent, including the completion of any related financing or Qualified Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s sole discretion, the redemption or purchase date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption or purchase date, or by the redemption or purchase date so delayed, and that such redemption or purchase provisions may be adjusted to comply with the requirements of any Depositary for the Notes. In addition, the Issuer may provide in such notice that payment of the redemption or purchase price and performance of the Issuer’s other obligations with respect to such redemption or purchase may be performed by a direct or indirect parent of the Issuer to the extent such parent performs such obligations in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to such redemption or purchase.

(f) If (i) any Payor becomes obligated to pay Additional Amounts as set forth under Section 4.20 of the Indenture, (ii) such obligation cannot be avoided by the taking of reasonable measures available to the Payor and (iii) the requirement arises as a result of (x) any change in or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the Relevant Tax Jurisdiction which change or amendment has not been publicly announced as formally proposed before, and which becomes effective on or after, the Issue Date or, if a Relevant Tax Jurisdiction has changed since the Issue Date, the date on which such Relevant Tax Jurisdiction became an applicable Relevant Tax Jurisdiction pursuant to this Indenture (the “Relevant Tax Jurisdiction Date”); or (y) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation has not been publicly announced as formally proposed before, and becomes effective on or after, the Relevant Tax Jurisdiction Date (each of the foregoing clauses (i) and (ii), a “Change in Tax Law”), the Notes may be redeemed, in whole but not in part, at the option of the Issuer, upon not less than 10 days’ nor more than 60 days’ prior notice of redemption at 100% of the outstanding principal amount thereof together with accrued and unpaid interest, if any, to but excluding the date fixed for redemption (a “Tax Redemption Date”) and Additional Amounts, if any, then due and that will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts, if any, in respect thereof).

6. Sinking Fund.

The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

7. Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control Triggering Event, the Issuer shall, within 60 days of a Change of Control Trigger Event, make an offer (the “Change of Control Offer”) pursuant to the procedures set forth in Section 3.10 of the Indenture. Each Holder shall have the right to accept such offer and require the Issuer to repurchase all or any portion (in denominations of €100,000 or any integral multiple of €1,000 in excess thereof) of such Holder’s Notes pursuant to the Change of Control Offer at a purchase price, in cash, equal to 101.0% of the aggregate principal amount of Notes repurchased, plus in each case accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased to but excluding the repurchase date (subject to the right of Holders of record on the Relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b) Any Net Available Cash from an Asset Sale (other than any amounts excluded from this covenant as set forth in Section 4.12(c) of the Indenture) that is not invested or applied as provided and within the time period set forth in Section 4.12(b) of the Indenture will be deemed to constitute “Excess Proceeds”; provided that any amount of Net Available Cash offered to holders of the Notes pursuant to clause (ii)(y) in Section 4.12(b) of the Indenture shall not be deemed to be Excess Proceeds without regard to whether such offer is accepted by any holders. When the aggregate amount of Excess Proceeds exceeds the greater of (x) $280.0 million and (y) 3.5% of Consolidated Net Tangible Assets (the “Excess Proceeds Threshold”), the Issuer shall make an offer (an “Asset Sale Offer”) to all holders of the Notes and, if required or permitted by the terms of any Debt that ranks pari passu in right of payment with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Pari Passu Indebtedness that is in an amount equal to €100,000, or an integral multiple of €1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest and Additional Amounts, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture, and in the case of such Pari Passu Indebtedness, at the offer price required by the terms thereof, in accordance with the procedures set forth in the agreement(s) governing such Pari Passu Indebtedness. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness, as the case may be, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds after compliance with the previous sentence and provided that all Holders have been given the opportunity to tender their Notes for repurchase in accordance with the Indenture, the Issuer may use any remaining Excess Proceeds for any purposes not otherwise prohibited by the Indenture and the amount of Excess Proceeds will be reset to zero. If the aggregate principal amount of Notes and Pari Passu Indebtedness, as the case may be, surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are the subject of an Offer to Purchase will receive an Asset Sale Offer from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

8. Notice of Redemption. Notice of redemption shall be mailed, electronically or by first-class mail, postage prepaid, at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address or otherwise in accordance with the procedures of Euroclear or Clearstream. Notes in denominations larger than €100,000 may be redeemed in part but only in whole multiples of €1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may, from time to time, be reduced or increased, as appropriate, to reflect exchanges and redemptions. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of any Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. The Indenture, the Guaranties and the Notes may be amended or supplemented as provided in the Indenture.

12. Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture and subject to the exceptions set forth therein. If an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events involving bankruptcy, arrangement, insolvency or reorganization with respect to the Company or the Issuer) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25.0% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of the Notes then outstanding, plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the date of acceleration. In the case of an Event of Default resulting from certain events of bankruptcy, arrangement, insolvency or reorganization with respect to the Issuer shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of at least a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium, Additional Amounts or interest, have been cured or waived as provided in the Indenture.

13. Trustee Dealings with Company. Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

14. No Personal Liability. No director, officer, employee, incorporator, stockholder or member of the Company or any Subsidiary or Affiliate of the Company (including the Issuer), as such, will have any liability for any obligations under the Notes, the Indenture or the Guaranties, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability.

15. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

17. ISIN and Common Code Numbers. The Issuer has caused Common Code numbers to be printed on the Notes and the Trustee may use Common Code numbers in notices of redemption as a convenience to Holders. In addition, the Issuer has caused ISIN numbers to be printed on the Notes and the Trustee may use ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Novelis Sheet Ingot GmbH

c/o Novelis Inc.

3560 Lenox Road, Suite 2000

Atlanta, Georgia 30326

Attention: General Counsel

Facsimile: 404-760-0124

18. Governing Law. The laws of the State of New York shall govern and be used to construe this Note.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuer pursuant to Sections 4.12 or 4.18 of the Indenture, check the box below:

☐	Section 4.12

☐	Section 4.18

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.12 or Section 4.18 of the Indenture, state the amount you elect to have purchased: €____________________

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________________________________________________________ as agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature: __________________________
(Sign exactly as your name appears on this Note)
Signature Subsidiary Guaranty: ______________

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Principal Paying Agent, Trustee or Common Depositary

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Novelis Sheet Ingot GmbH

c/o Novelis Inc.

3560 Lenox Road, Suite 2000

Atlanta, Georgia 30326

Attention: General Counsel

Facsimile: 404-760-0124

Deutsche Trustee Company Limited

Winchester House

1 Great Winchester Street

London EC2N 2DB

Facsimile: +44 20 757 6149

Attention: Debt & Agency Services

Re:	3.375% SENIOR NOTES DUE APRIL 2029

Reference is hereby made to the Indenture, dated as of March 31, 2021 (the “Indenture”), among Novelis Sheet Ingot GmbH, as issuer, the Guarantors party thereto and Deutsche Trustee Company Limited, as trustee, Deutsche Bank AG, London Branch, as principal paying agent and transfer agent and Deutsche Bank Trust Company Americas, as registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of €___________________ in such Note[s] or interests (the “Transfer”), to ___________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a Book-Entry Interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to, and in accordance with, Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the Book-Entry Interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the Book-Entry Interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a Book-Entry Interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to, and in accordance with, Rule 903 or Rule 904 under the

Securities Act and, accordingly, the Transferor hereby further certifies that (a) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (b) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(a) of Regulation S under the Securities Act, (c) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (d) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.. ☐ Check and complete if Transferee will take delivery of a Book- Entry Interest in a Global Note or a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to Book-Entry Interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to, and in accordance with, the Securities Act and any applicable blue sky securities laws of any state of the United States.

4. ☐ Check if Transferee will take delivery of a Book-Entry Interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to, and in accordance with, Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to, and in accordance with, Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to, and in compliance with, an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

5. ☐ Check if Transferor is an Affiliate of the Company or the Issuer.

6. ☐ Check if Transferee is an Affiliate of the Company or the Issuer.

The Transferor further certifies, in connection with each of the foregoing certifications, that if the transfer is being made within four (4) months and a day after the original issuance of the Notes, the Transferee is not a person resident in any province or territory of Canada unless the Transferee is eligible to acquire the Notes under an exemption from the applicable Canadian securities laws and such transfer is in compliance with, or pursuant to, such exemption.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a Book-Entry Interest in the:

(i)	☐ 144A Global Note (ISIN XS2326533614); or

(ii)	☐ Regulation S Global Note (ISIN XS2326493728); or

(b)	☐ a Restricted Definitive Note.

2. After the Transfer the Transferee will hold:

[CHECK ONE OF (a), (b) OR (c)]

(a)	☐ a Book-Entry Interest in the:

(i)	☐ 144A Global Note (ISIN XS2326533614); or

(ii)	☐ Regulation S Global Note (ISIN XS2326493728); or

(iii)	☐ Unrestricted Global Note (ISIN ________); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

B-1

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Novelis Sheet Ingot GmbH

c/o Novelis Inc.

3560 Lenox Road, Suite 2000

Atlanta, Georgia 30326

Attention: General Counsel

Facsimile: 404-760-0124

Deutsche Trustee Company Limited

Winchester House

1 Great Winchester Street

London EC2N 2DB

Facsimile: +44 20 757 6149

Attention: Debt & Agency Services

Re:	3.375% SENIOR NOTES DUE APRIL 2029

Reference is hereby made to the Indenture, dated as of March 31, 2021 (the “Indenture”), among Novelis Sheet Ingot GmbH, as issuer, the Guarantors party thereto and Deutsche Trustee Company Limited, as trustee, Deutsche Bank AG, London Branch, as principal paying agent and transfer agent and Deutsche Bank Trust Company Americas, as registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_____________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of €______________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Book-Entry Interests in a Restricted Global Note for Unrestricted Definitive Notes or Book-Entry Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from Book-Entry Interest in a Restricted Global Note to Book-Entry Interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s Book-Entry Interest in a Restricted Global Note for a Book-Entry Interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the Book-Entry Interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Note and pursuant to, and in accordance with, the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Book-Entry Interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from Book-Entry Interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s Book-Entry Interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Note and pursuant to, and in accordance with, the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to Book-Entry Interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a Book-Entry Interest in an Unrestricted Global Note, the Owner hereby certifies (i) the Book-Entry Interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to, and in accordance with, the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Book-Entry Interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to, and in accordance with, the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Book-Entry Interests in Restricted Global Notes for Restricted Definitive Notes or Book-Entry Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from Book-Entry Interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s Book-Entry Interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to Book-Entry Interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a Book-Entry Interest in the [CIRCLE ONE] 144A Global Note or Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the Book-Entry Interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Definitive Note and pursuant to, and in accordance with, the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Book-Entry Interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

3. ☐ Check if owner is an Affiliate of the Company or the Issuer.

4. ☐ Check if owner is exchanging the Note in connection with an expected transfer to an Affiliate of the Company or the Issuer.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture), jointly and severally, unconditionally guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of March 31, 2021 (the “Indenture”), among Novelis Sheet Ingot GmbH, as issuer (the “Issuer”), the Guarantors listed on the signature pages thereto, and Deutsche Trustee Company Limited, as trustee (the “Trustee”), Deutsche Bank AG, London Branch, as principal paying agent and transfer agent and Deutsche Bank Trust Company Americas, as registrar, (a) the due and punctual payment in full of the principal of, premium and Additional Amounts, if any, and interest, if any, on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment in full of interest on overdue principal and premium and Additional Amounts, if any, and, to the extent permitted by law, interest, and the due and punctual payment in full and complete performance of all other obligations of the Issuer to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantor to the Holders, in their capacities as such, of Notes and to the Trustee pursuant to the Guaranty and the Indenture are expressly set forth in the Indenture, including Article 10 thereto and Schedule A thereto, and reference is hereby made to the Indenture for the precise terms and any limitations of the Guaranty. Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions and appoints the Trustee attorney-in-fact of such Holder for such purpose. This Guaranty is subject to release as and to the extent set forth in Sections 8.02, 8.03 and 10.05 of the Indenture. Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

Issuer

NOVELIS SHEET INGOT GMBH

By:
Name:
Title:

Parent Guarantor

NOVELIS INC.

By:
Name:
Title:

U.S. Subsidiary Guarantors

NOVELIS GLOBAL EMPLOYMENT ORGANIZATION, INC.

By:
Name:
Title:

NOVELIS HOLDINGS INC.

By:
Name:
Title:

NOVELIS SOUTH AMERICA HOLDINGS LLC

By:
Name:
Title:

NOVELIS CORPORATION

By:
Name:
Title:

ALERIS CORPORATION

By:
Name:
Title:

ALERIS INTERNATIONAL, INC.

By:
Name:
Title:

ALERIS ROLLED PRODUCTS, INC.

By:
Name:
Title:

ALERIS ROLLED PRODUCTS, LLC

By:
Name:
Title:

ALERIS ROLLED PRODUCTS SALES CORPORATION

By:
Name:
Title:

UWA ACQUISITION CO.

By:
Name:
Title:

NICHOLS ALUMINUM-ALABAMA LLC

By:
Name:
Title:

IMCO RECYCLING OF OHIO, LLC

By:
Name:
Title:

NICHOLS ALUMINUM LLC

By:
Name:
Title:

NAME ACQUISITION CO.

By:
Name:
Title:

ALERIS RM, INC.

By:
Name:
Title:

Canadian Guarantors

4260848 CANADA INC.

By:
Name:
Title:

4260856 CANADA INC.

By:
Name:
Title:

8018227 CANADA INC.

By:
Name:
Title:

UK Subsidiary Guarantors

NOVELIS EUROPE HOLDINGS LIMITED

By:
Name:
Title:

NOVELIS UK LTD

By:
Name:
Title:

NOVELIS SERVICES LIMITED

By:
Name:
Title:

Brazilian Subsidiary Guarantors

NOVELIS DO BRASIL LTDA.

By:
Name:
Title:

Swiss Subsidiary Guarantors

NOVELIS AG

By:
Name:
Title:

NOVELIS SWITZERLAND SA

By:
Name:
Title:

Irish Subsidiary Guarantors

NOVELIS ALUMINIUM HOLDING UNLIMITED COMPANY

By:
Name:
Title:

German Subsidiary Guarantors

NOVELIS DEUTSCHLAND GMBH

By:
Name:
Title:

ALERIS DEUTSCHLAND HOLDING GMBH

By:
Name:
Title:

ALERIS ROLLED PRODUCTS GERMANY GMBH

By:
Name:
Title:

ALERIS CASTHOUSE GERMANY GMBH

By:
Name:
Title:

French Subsidiary Guarantors

NOVELIS PAE S.A.S.

By:
Name:
Title:

UAE Subsidiary Guarantors

NOVELIS MEA LTD

By:
Name:
Title:

EXHIBIT E

FORM OF INDENTURE SUPPLEMENT TO ADD SUBSIDIARY GUARANTORS

This Supplemental Indenture, dated as of [_______], 20___ (this “Supplemental Indenture” or “Guarantee”), among [name of future Subsidiary Guarantor] (the “Subsidiary Guarantor”), Novelis Sheet Ingot GmbH (together with its successors and assigns, the “Company” or the “Issuer”) and Deutsche Trustee Company Limited, as Trustee, Deutsche Bank AG, London Branch, as Principal Paying Agent and Transfer Agent, and Deutsche Bank Trust Company Americas, as Registrar under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Issuer, the Guarantors, the Trustee, the Principal Paying Agent, the Register and the Transfer Agent have heretofore executed and delivered an Indenture, dated as of March 31, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Notes of the Issuer (the “Notes”);

WHEREAS, Section 4.19 of the Indenture provides that the Issuer is required to cause each Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis with the other Subsidiary Guarantors, the full and prompt payment of the principal of, premium and Additional Amounts, if any, and interest on the Notes on a senior basis; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder or any other Subsidiary Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Issuer, the other Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1 Agreement to be Bound. The Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Subsidiary Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 2.2 Guarantee. The Subsidiary Guarantor agrees, on a joint and several basis with all the existing Subsidiary Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder and the Trustee the Obligations on a senior basis as provided in Article 10 of the Indenture.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Notices. All notices and other communications to the Subsidiary Guarantor shall be given as provided in the Indenture to the Subsidiary Guarantor, at its address set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions; and the invalidity of a particular provision in a particular jurisdictions shall not invalidate such provision in any other jurisdiction.

SECTION 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same agreement.

SECTION 3.7 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only, are not part of this Supplemental Indenture and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Issuer:

NOVELIS SHEET INGOT GMBH

By:
Name:
Title:

Subsidiary Guarantors:

[FUTURE GUARANTORS]

By:
Name:
Title:

SCHEDULE A

LIMITATION OF GUARANTY

Germany

Limitation on Liability

(a) The Holders and the Trustee agree not to enforce against a guarantor incorporated in Germany and constituted in the form of a GmbH (a “German GmbH Guarantor”), including but not limited to Novelis Deutschland GmbH, Aleris Deutschland Holding GmbH, Aleris Rolled Products Germany GmbH and Aleris Casthouse Germany GmbH, or a GmbH & Co. KG (a “German GmbH & Co. KG Guarantor” and together with any German GmbH Guarantor hereinafter referred to as a “German Guarantor”) any payment obligation arising out of the Guaranty, (the “Payment Obligation”) if and to the extent such guaranty secures obligations of an affiliated company (verbundenes Unternehmen) of such German Guarantor within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than any of the German Guarantor’s Subsidiaries) and the enforcement of such Payment Obligation would cause the German Guarantor’s, or in the case of a German GmbH & Co. KG Guarantor its general partner’s net assets (Reinvermögen), i.e., assets (the calculation of which shall include all items set forth in Section 266(2) A., B. and C. of the German Commercial Code (Handelsgesetzbuch)) minus liabilities (the calculation of which shall include all items set forth in Section 266(3) B., C. and D. of the German Commercial Code (Handelsgesetzbuch)) and accruals (Rückstellungen) to fall below its stated share capital (Stammkapital) (Begründung einer Unterbilanz) or, if such net assets are already less than its stated share capital (Stammkapital), would cause such amount to be further reduced (Vertiefung einer Unterbilanz) (such event a “Capital Impairment”) provided that for the purposes of calculating the amount not to be enforced (if any) the following balance sheet items shall be adjusted as follows:

(i) the amount of any increase of stated share capital (Stammkapital) of the German Guarantor or, in the case of a German GmbH & Co. KG Guarantor of its general partner, after the date hereof that has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) without the prior written consent of the Holders and the Trustee shall be deducted from the stated share capital (Stammkapital);

(ii) any loans provided to the German Guarantor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of such German Guarantor) shall be disregarded and not accounted for as a liability to the extent that such loans are subordinated to any claims pursuant to Section 39(1) Nr. 1 through Nr. 5 of the German Insolvency Code (Insolvenzordnung) or subordinated in any other way by law or contract; and

(iii) any loans and other contractual liabilities incurred by the German Guarantor in violation of the provisions of the Indenture shall be disregarded.

(b) Upon delivery of an enforcement notice and upon request of the Holders and the Trustee each German Guarantor shall realize by way of sale or auction any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset, which is not necessary for the German Guarantor’s business (betriebsnotwendig) and that can be realized (if this is not unreasonably in respect of the German Guarantor’s business and to the extent legally possible).

(c) The limitations set out in paragraph (a) above shall not apply:

(i) in relation and to the extent the proceeds of any borrowings under the Notes have been on-lent, or otherwise passed on, to such German Guarantor or any of its Subsidiaries; or

(ii) where (x) the relevant German Guarantor has a fully valuable (vollwertig) recourse claim (Gegenleistungs- oder Rückgewähranspruch) vis-à-vis the relevant shareholder or (y) a domination agreement (Beherrschungsvertrag) or a profit and loss pooling agreement

(Ergebnisabführungsvertrag) is or will be in existence with the relevant German Guarantor (or the relevant general partner) and the relevant German Guarantor has a fully valuable (vollwertig) compensation claim (Ausgleichsanspruch).

(d) The limitation pursuant to these paragraphs shall apply, subject to the following requirements, if following the call of guaranty or other obligations by the Trustee, the relevant German Guarantor notifies the Trustee in writing that a Capital Impairment would occur (a “Management Notification”) within 10 Business Days upon receipt of the relevant demand. If the Trustee raises any objection against the Management Notification and any such objection is delivered to the relevant German Guarantor within five (5) Business Days after the date of the Management Notification, the relevant German Guarantor undertakes (at its own cost and expense) to arrange for the preparation of a balance sheet by auditors of international standard and reputation in order to have such auditors determine whether (and if so, to what extent) any payment under the Guaranty would cause a Capital Impairment (the “Auditor’s Determination”). The Auditor’s Determination shall be prepared, taking into account the adjustments set out in sub-paragraph (a)(i) to (iii) above, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as constantly applied by the relevant German Guarantor in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. The relevant German Guarantor shall provide the Auditor’s Determination to the Trustee within 20 Business Days from the date on which it receives the Trustee’s objection against the Management Notification in writing. The Auditor’s Determination shall be binding on the relevant German Guarantor and the Holders and the Trustee except for manifest error.

(e) Regardless of the provisions set out in paragraphs (a) through (d) above, the enforcement of a Payment Obligation shall, at the date hereof and at any time hereafter, be limited to the extent that such enforcement would result in a violation of the prohibition of an intervention threatening the corporate existence of the German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of its general partner (existenzvernichtender Eingriff) as a result of a Liquidity Impairment.

“Liquidity Impairment” means that, if the Payment Obligation was enforced, the German Guarantor, or in the case of a German GmbH & Co. KG Guarantor, its general partner, would not be able to fulfil its financial obligations which such German Guarantor, or in the case of a

German GmbH & Co. KG Guarantor, its general partner, owes to its creditors and which (i) are due at the time the enforcement notice is received by the German Guarantor or (ii) will become due within a period of 30 calendar days following receipt of such enforcement notice (the “Test Period”). For the purposes of determining whether a Liquidity Impairment occurs all liquid assets, i.e., cash, amounts standing to the credit of bank accounts and securities standing to the credit of securities accounts, of the German Guarantor, or in the case of a German GmbH & Co. KG Guarantor of its general partner, shall be taken into account (including liquid assets the German Guarantor, or in the case of a German GmbH & Co. KG Guarantor its general partner, is due to receive within the Test Period as well as any of its assets that can be realized within the Test Period, provided that such realization is legally permitted and such asset is not necessary (nicht betriebsnotwendig) for the operation of its business).

(f) Regardless of the provisions set out in paragraphs (a) through (d) above, the enforcement of a Payment Obligation shall, at the date hereof and at any time hereafter, be limited to the extent that such enforcement would result in a personal liability (criminal or civil) of any officer of the respective German Guarantor, or in the case of a German GmbH & Co. KG Guarantor, its general partner, or any officer of its respective shareholder.

(g) Any amount received by the Holders and the Trustee from the relevant German Guarantor under the Guaranty which would be necessary for such German Guarantor to be able to cure any Capital Impairment shall immediately upon demand be returned to such German Guarantor.

Switzerland

Notwithstanding any term or provision of Article 10 of the Indenture or the Notation of Guaranty (all the aforesaid together the “Agreements”), if and to the extent that any Guarantor incorporated or established under the laws of, or for tax purposes resident in, Switzerland or for tax purposes having a permanent establishment in Switzerland with which the Agreements are effectively connected (each, a “Swiss Guarantor,” and collectively, together with all German Guarantors and French Guarantors, the “Restricted Guarantors”) is liable pursuant to the Agreements for, or with respect to, obligations of the Issuer, any other Guarantors or any other affiliates (other than its own subsidiaries) (the “Restricted Obligations”), such Swiss Guarantor shall (to the extent that such is a requirement of the applicable law in force at the relevant time) only be liable for a sum equal to the maximum amount of its profits available for distribution as dividend at any given time (being the balance sheet profits and any reserves made for this purpose, in each case in accordance with the applicable provisions of the Swiss Code of Obligations), which amount shall be, if and to the extent required by Swiss law and practice at the relevant time, (a) determined on the basis of an audited annual or interim balance sheet of such Swiss Guarantor, (b) approved by the auditors of such Swiss Guarantor as distributable amount, and (c) approved as distribution by a duly convened meeting of the shareholders of such Swiss Guarantor, always provided that such limitation shall not free the relevant Swiss Guarantor from its payment obligations under the Agreements in excess of its distributable profits, but merely postpone the payment date therefore until such times as payment is permitted notwithstanding such limitation.

To the extent required by applicable law and any applicable double taxation treaty in force at the relevant time, in respect of the Restricted Obligations, each Swiss Guarantor shall (A) (a) deduct Swiss withholding tax at the rate of 35.0% (or such other rate as is applicable) from any payment made by it in respect of the Restricted Obligations, (b) pay any such deduction to the Swiss Federal Tax Administration, and (c) promptly notify (or procure that the Issuer notifies) the Trustee that such a deduction has been made and provide the Trustee with evidence that such a deduction has been paid to the Swiss Federal Tax Administration; and (B) to the extent such a deduction is made, not be obliged to gross-up or indemnify (or otherwise hold harmless) any Person in relation to any such deduction and payment made by it to the Swiss Federal Tax Administration if such gross-up or indemnification is illegal or the amount paid to the Swiss Federal Tax Administration plus the amount of the gross-up or indemnification exceeds the maximum amount of such Swiss Guarantor’s profits available for distribution as dividend as determined pursuant to the above sub-paragraph. Each Swiss Guarantor shall use its best efforts to ensure that any Holder or the Trustee which is, as a result of a payment under the Agreements, entitled to a full or partial refund of the Swiss withholding tax, shall as soon as possible after the deduction of the Swiss withholding tax (i) request a refund of the Swiss withholding tax under any applicable law (including double tax treaties) and (ii) pay to such Holder or the Trustee, as applicable, upon receipt any amount so refunded. The Swiss Guarantors will only be considered as discharged from their respective payment obligations under the Agreements to the extent of the effective payment received by such Holder or the Trustee, as applicable.

Subject only to the limitation of the amount to be paid in respect of the Restricted Obligations, each Swiss Guarantor and the Issuer undertake to take and/or cause all measures necessary or useful to (a) make such payment valid and non-refundable under Swiss corporate law; and (b) implement the forgoing documents and other acts.

France

(a) The obligations and liabilities of any Guarantor incorporated in France (a “French Guarantor”) under the Indenture and the Notes, and in particular under Article 10 of the Indenture, shall not include any obligation or liability which, if incurred, would constitute the provision of financial assistance within the meaning of Article L. 225-216 of the French Code de commerce and/or would constitute a misuse of corporate assets within the meaning of Article L. 241-3, L. 242-6 or L. 244-1 of the French Code de commerce or any other laws or regulations having the same effect, as interpreted by French courts.

(b) The obligations and liabilities of each French Guarantor under Article 10 of the Indenture for the Guaranteed Obligations shall be limited, at any time, to an amount equal to the aggregate of all amounts made available under the Notes and the Indenture to the Company to the extent directly or indirectly on-lent to such French Guarantor and/or its direct and indirect Subsidiaries under intercompany loan arrangements and outstanding at the date a payment is to be made by such French Guarantor under Article 10 of the Indenture, it being specified that any payment made by a French Guarantor under Article 10 of the Indenture in respect of the Guaranteed Obligations shall reduce pro tanto the outstanding amount of the intercompany loans due by such French Guarantor or its relevant direct or indirect Subsidiary under the intercompany loan arrangements referred to above and that any repayment of the intercompany loans by such French Guarantor or its relevant direct or indirect Subsidiary shall reduce pro tanto the amount payable by such French Guarantor under Article 10 of the Indenture.

(c) It is acknowledged that no French Guarantor is acting jointly and severally with the other Guarantors and no French Guarantor shall therefore be considered as “co-débiteur solidaire” as to its obligations pursuant to the Guaranty.

Dubai International Financial Centre

The obligations and liabilities under the Indenture and the Notes of the Guarantor incorporated in the Dubai International Financial Centre (“DIFC Guarantor”) does not result in this Guaranty constituting an unlawful distribution in respect of the DIFC Guarantor within the meaning of Section 64 of the DIFC Companies Law (Law No. 5 of 2018) (“Restricted Obligations”). To the extent any obligations or liabilities under the Indenture and the Notes of the DIFC Guarantor would be construed as Restricted Obligations or a limitation of the amount to be paid in respect of a Restricted Obligation, the DIFC Guarantor and the Issuer undertake to use commercially reasonable measures to make such payment valid and nonrefundable in a manner consistent with the laws of the Dubai International Financial Centre.

Ireland

Limitation on Liability

Notwithstanding anything to the contrary in a guarantee provided by Novelis Aluminium Holding Unlimited Company (the “Irish Guarantor”), such guarantee will be subject to the following limitations:

(a) the obligations and liabilities of the Irish Guarantor under any guarantee or any security interest granted by it shall not include any obligations or liability which, if incurred, would constitute unlawful financial assistance within the meaning of Section 82 of the Companies Act 2014.